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As filed with the Securities and Exchange Commission on May 18, 2017

Registration No. 333-217315

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Nabriva Therapeutics plc
(Exact name of Registrant as specified in its charter)

Ireland (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification Number)

56 Fitzwilliam Square
Dublin 2, Ireland
(+353 1 905-3581)
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Colin Broom
Chief Executive Officer
Nabriva Therapeutics plc
56 Fitzwilliam Square
Dublin 2, Ireland
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Andrew P. Gilbert, Esq.
Scott A. Cowan, Esq.
Sanjay M. Shirodkar, Esq.
DLA Piper LLP (US)
51 John F. Kennedy Parkway
Suite 120
Short Hills, New Jersey
07078-2704
United States of America
(973) 520-2550

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

          If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☒

          If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

          If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

          Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

          Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

          The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary offer to exchange/prospectus may be changed. Nabriva Therapeutics Plc may not complete the Exchange Offer and issue its securities referred to below until the Registration Statement filed with the Securities and Exchange Commission becomes effective. This offer to exchange/prospectus is not an offer to sell these securities and Nabriva Therapeutics Plc is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to Completion Dated May [    •    ], 2017

Preliminary Offer to Exchange/Prospectus

Offer to Exchange
each
Common Share
of Nabriva Therapeutics AG
for
ten Ordinary Shares of
Nabriva Therapeutics plc
and each
American Depositary Share
Representing one-tenth of a Common Share
of Nabriva Therapeutics AG
for
one Ordinary Share of
Nabriva Therapeutics plc

           Nabriva Therapeutics plc (referred to as "Nabriva Ireland") is conducting an exchange offer (the "Exchange Offer") to (1) all holders of common shares (referred to as "Nabriva AG Common Shares") of Nabriva Therapeutics AG (referred to as "Nabriva AG"), and (2) all holders of American depositary shares (referred to as "Nabriva AG ADSs"), of Nabriva AG, each representing one-tenth of a Nabriva Common Share. For every one Nabriva AG Common Share you validly tender in the Exchange Offer, you will receive ten ordinary shares of Nabriva Ireland (referred to as "Nabriva Ireland Shares"), and for every one Nabriva AG ADS you validly tender in the Exchange Offer, you will receive one Nabriva Ireland Share. As used herein, "Nabriva Group" means all current and future subsidiaries of Nabriva Ireland, the ultimate parent company, whether domiciled in Austria or Ireland.

           If Nabriva Ireland does not receive tenders into the Exchange Offer in respect of at least 90% of the total issued share capital of Nabriva AG, the Exchange Offer will lapse, and Nabriva AG Common Shares and Nabriva AG ADSs which have been tendered by holders of Nabriva AG Common Shares and holders of Nabriva AG ADSs, will be released no later than three Business Days following that confirmation, without any compensation to the holders. If Nabriva Ireland receives tenders into the Exchange Offer in respect of 90% or more of the total issued share capital (Nennkapital) (including Nabriva AG Common Shares represented by Nabriva AG ADSs), but less than 100% of the total issued share capital (Nennkapital) (including Nabriva AG Common Shares represented by Nabriva AG ADSs) of Nabriva AG, Austrian law permits Nabriva Ireland to implement an Austrian squeeze-out process (the "Squeeze-Out Process") in order to compulsorily acquire 100% of the total issued share capital (including shares represented by Nabriva AG ADSs) of Nabriva AG. Nabriva Ireland does not expect to undertake the Squeeze-Out Process and cannot give you any assurance that we will undertake the Squeeze-Out Process sometime in the future or that it will have the cash to pay the amounts necessary to effectuate that Squeeze-Out Process. Holders of Nabriva AG Common Shares and holders of Nabriva AG ADSs are advised that if they do not tender their respective securities in the Exchange Offer by the Exchange Offer Expiration Date (as defined below), they may be forced to hold their respective security for an indefinite period of time. Consequently, such holders may have to hold their investment indefinitely and may not be able to liquidate their investments or pledge them as collateral for a loan. See "Additional Information in Relation to Exchange Offer—Squeeze-Out Process" beginning on page 55 for important information regarding the Squeeze-Out Process.

           THE SUPERVISORY BOARD AND THE MANAGEMENT BOARD OF NABRIVA AG HAVE UNANIMOUSLY REACHED THE CONCLUSION THAT THE EXCHANGE OFFER IS IN THE BEST INTERESTS OF THE NABRIVA GROUP AND HOLDERS OF NABRIVA AG COMMON SHARES AND NABRIVA AG ADSS. THE SUPERVISORY BOARD AND THE MANAGEMENT BOARD OF NABRIVA AG UNANIMOUSLY RECOMMEND THAT HOLDERS OF THE NABRIVA AG COMMON SHARES AND THE HOLDERS OF NABRIVA AG ADSS TENDER THEIR RESPECTIVE NABRIVA AG COMMON SHARES OR NABRIVA AG ADSS IN THE EXCHANGE OFFER.

           From an Austrian perspective, the exchange of Nabriva AG Common Shares and Nabriva AG ADSs is considered a taxable barter under Austrian law and could lead to capital gains taxation. From a U.S. perspective, the exchange of Nabriva AG Common Shares and Nabriva AG ADSs is intended to qualify as a tax-free exchange. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING YOUR PARTICULAR TAX CONSEQUENCES.

           The Exchange Offer is being made on the terms and subject to the conditions set forth in this offer to exchange/prospectus and the related attachments hereto.

           THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS FOR TENDER OF NABRIVA AG COMMON SHARES AND ADSS WILL EXPIRE AT 5:00 p.m., New York City time (11:00 p.m., Austria time), on June 23, 2017 (AS SUCH TIME MAY BE EXTENDED, THE "EXCHANGE OFFER EXPIRATION DATE").

           Nabriva Ireland has applied for all of the Nabriva Ireland Shares to trade on the NASDAQ Global Select Market, which is expected to be the only listing of the Nabriva Ireland Shares.

           See the "Risk Factors" section of this offer to exchange/prospectus beginning on page 18 for a discussion of important risk factors that you should consider before deciding whether or not to tender your Nabriva AG Common Shares or Nabriva AG ADSs into the Exchange Offer.

           The Exchange Offer does not require shareholder approval from either Nabriva AG nor Nabriva Ireland shareholders. Accordingly, Nabriva Ireland is not asking you for a proxy in this document and you are requested not to send a proxy. No solicitation of proxies is expected to be made in connection with the Exchange Offer. Any other solicitation of proxies would be made only pursuant to separate proxy solicitation materials complying with the requirements of Irish law.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the transactions described in this offer to exchange/prospectus or passed upon the adequacy or accuracy of this offer to exchange/prospectus. Any representation to the contrary is a criminal offense.

The Exchange Agent for the Exchange Offer is

The date of this offer to exchange/prospectus is May [    •    ], 2017.

        This document does not constitute a prospectus for the purposes of Directive 2003/71/EC (together with any applicable implementing measures in any Member State, the "Prospectus Directive"). This document has not been approved by the Central Bank of Ireland, nor any equivalent authority in a European Economic Area member state. No offer of shares to the public is made, nor will be made in connection with the Exchange Offer, that requires the publication of a prospectus pursuant to the Prospectus Directive.

Hong Kong

        No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32) of Hong Kong. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

        This offer to exchange/prospectus has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this offer to exchange/prospectus may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Bermuda

        The securities offered by this offer to exchange/prospectus may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda, and related regulations of Bermuda which regulate the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business (including the issuance and transfer of securities) in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

Guernsey

        The communication of the offer to exchange/prospectus and any other documents or materials relating to the Exchange Offer has not been made by, and such documents have not been approved or authorized by the Guernsey Financial Services Commission for circulation in Guernsey. The offer to exchange/prospectus and any other documents or materials relating to the Exchange Offer may not be distributed or circulated directly or indirectly to any persons in the Bailiwick of Guernsey other than (i) by a person licensed to do so under the terms of the Protection of Investors (Bailiwick of Guernsey) Law, 1987, as amended, or (ii) to those persons regulated by the Guernsey Financial Services Commission as licensees under the Protection of Investors (Bailiwick of Guernsey) Law, 1987, as amended, the Banking Supervision (Bailiwick of Guernsey) Law, 1994, the Insurance Business (Bailiwick of Guernsey) Law, 2002 or the Regulation of Fiduciaries, Administration Business and company Directors etc. (Bailiwick of Guernsey) Law, 2000.

i

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

        The questions and answers set forth below highlight selected information about the Exchange Offer that is included elsewhere in this offer to exchange/prospectus. These questions and answers do not contain all of the information included in or incorporated by reference into, this offer to exchange/prospectus and the related Exchange Offer Tender Form and this information is qualified in its entirety by the more detailed description and explanations contained herein and therein. You should read and consider all such information carefully before deciding whether or not to tender your Nabriva AG Common Shares or Nabriva AG ADSs.

Q:
Why am I receiving this offer to exchange/prospectus?

A:
The supervisory board ("Supervisory Board") and the management board ("Management Board") of Nabriva AG have unanimously approved a redomiciliation of the Nabriva Group that would result in a new Irish holding company becoming the ultimate holding company of the Nabriva Group (the "Redomiciliation Transaction"). The Redomiciliation Transaction would be effected by way of an exchange of Nabriva AG Common Shares and Nabriva AG ADSs shares of Nabriva Ireland, a newly-formed Irish public limited company, with Nabriva Ireland becoming the publicly-traded parent entity of Nabriva AG. As a result of the Exchange Offer, each holder of Nabriva AG Common Shares who tenders into the Exchange Offer will receive ten shares of Nabriva Ireland Shares in exchange for each Nabriva AG Common Share held immediately prior to the effectiveness of the Exchange Offer, and each holder of Nabriva AG ADSs who tenders into the Exchange Offer will receive one Nabriva Ireland Share for each Nabriva AG ADS held immediately prior to the effectiveness of the Exchange Offer.

Q:
Will I be able to maintain my investment in the Nabriva Group in the same proportion as prior to the Exchange Offer?

A:
In making its decision to recommend that holders of Nabriva AG Common Shares and holders of Nabriva AG ADSs tender their respective Nabriva AG Common Shares or Nabriva AG ADSs into the Exchange Offer, the Supervisory Board and the Management Board of Nabriva AG considered, among other things, the factors outlined below. One important factors was that the exchange ratio (one Nabriva AG Common Share for ten Nabriva Ireland Shares and one Nabriva AG ADS for one Nabriva Ireland Share) is designed to allow the existing holders of Nabriva AG Common Shares and Nabriva AG ADSs to maintain their investment in the Nabriva Group in the same proportions as prior to the Exchange Offer.

The Exchange Offer is not expected to dilute your economic interest. Immediately after completion of the Exchange Offer, Nabriva Ireland will own, directly or indirectly, the same businesses, assets and operations as Nabriva AG owned immediately prior to the completion of the Exchange Offer. If the current holders of Nabriva AG Common Shares and the current holders of Nabriva AG ADSs participate fully in the Exchange Offer, and 100% of Nabriva AG Common Shares and Nabriva AG ADSs are tendered into the Exchange Offer, each holder of Nabriva AG Common Shares and Nabriva AG ADSs will hold the same proportion of Nabriva Ireland Shares as they currently do of Nabriva AG Common Shares and Nabriva AG ADSs on completion of the Exchange Offer and the related transactions.

Q:
What is the purpose of conducting the Redomiciliation Transaction?

A:
The purpose of the Redomiciliation Transaction is to establish a new Irish holding company for the Nabriva Group. The proposed transaction will be effected by way of an exchange of Nabriva AG Common Shares and Nabriva AG ADSs for Nabriva Ireland Shares. If the Redomiciliation Transaction is completed, we will become the new parent company of Nabriva AG, which is currently the ultimate parent company of the Nabriva Group, while Nabriva AG, the current ultimate parent company, will become our subsidiary. In making the decision to approve the Redomiciliation Transaction, the Supervisory Board and the Management Board of Nabriva AG

  identified several potential benefits of having the publicly-traded parent company of the Nabriva Group incorporated in Ireland, including, in particular, that:

  •
  The belief that a publicly-traded pharmaceutical company incorporated in Ireland and traded on the NASDAQ Global Select Market will be better positioned to attract a broader shareholder base.

  •
  Irish corporate law is more flexible in certain areas than Austrian corporate law, for example, capital raisings and intra-group arrangements. We believe that this flexibility could be beneficial to us in structuring equity issuances and other financing transactions.

  •
  The belief that Nabriva Ireland would have better access to capital and to compete with other emerging-stage pharmaceutical and biotechnology companies for capital.

  •
  Certain burdensome formalities imposed by Austrian corporate law are not applicable to Irish corporate law, which better aligns the administration of share capital and other corporate functions and corporate governance matters with the obligations of a NASDAQ-listed company.

  •
  Nabriva AG has agreed to be responsible for all cancellation fees charged by The Bank of New York Mellon, as depositary for the Nabriva AG ADS program (the "ADS Depositary") in connection with the Exchange Offer and any subsequent termination of the ADS program.

  •
  After the Exchange Offer is consummated, we expect a reduction in certain operational, administrative, legal and accounting costs over the long term. Listing the Nabriva Ireland Shares directly on the NASDAQ Global Select Market will allow us to cause Nabriva AG to terminate the Nabriva AG ADS facility and eliminate the costs and administrative burden associated with this program for Nabriva AG and its shareholders.

  •
  Ireland is a beneficial location for establishing a platform for further international expansion through an operating base in Ireland and a strong financial profile to support expansion into international markets.

  •
  Ireland enjoys strong relationships as a member of the European Union, and has a long history of international investment and a good network of commercial, tax, and other treaties with the United States, the European Union and many other countries.

  •
  Listing directly on the NASDAQ Global Select Market is expected to increase the company's attractiveness to a wider international investor base and improve liquidity for Nabriva Ireland's shareholders.

Q:
What is the Exchange Offer?

A:
The Exchange Offer is the method by which we will effect the Redomiciliation Transaction.

Q:
Who are the parties to the Exchange Offer?

A:
The parties to the Exchange Offer are the holders of Nabriva AG Common Shares, the holders of Nabriva AG ADSs, and Nabriva Ireland.

Q:
Will the proposed Redomiciliation Transaction affect our current or future operations?

A:
While changing our jurisdiction of organization to Ireland is expected to position us to capture the benefits described in this offer to exchange/prospectus, we believe that the Redomiciliation Transaction should have limited impact on the day-to-day operations of the Nabriva Group as currently conducted by Nabriva AG. Where we conduct our future operations for our customers will depend on a variety of factors, including the worldwide demand for our products and services and the overall needs of our businesses, independent of our legal domicile or tax residency. Please read "Risk Factors" beginning on page 18 for a discussion of various ways in which the Exchange Offer could have an adverse effect on us.

Q:
As a holder of Nabriva AG ADSs, will I have to pay any fees to participate in the Exchange Offer?

A:
No. The ADS Depositary generally charges fees when an American Depositary Shares ("ADSs") are surrendered. In this instance, Nabriva AG has agreed to be responsible for all cancellation fees charged by the ADS Depositary in connection with the Exchange Offer and any subsequent termination of the ADS program. However, if Nabriva AG Common Shares and Nabriva AG ADSs are tendered into the Exchange Offer by a broker, dealer, commercial bank, trust company or other nominee, the relevant holders will be responsible for any fees or commissions such agents may charge in connection with the tender.

Q:
As a holder of Nabriva AG Common Shares, will I have to pay any fees to participate in the Exchange Offer?

A:
No. As a general matter, the holders of the Nabriva AG Common Shares will not incur any fees associated with this transaction. However, if Nabriva AG Common Shares are tendered into the Exchange Offer by a broker, dealer, commercial bank, trust company or other nominee, the relevant holders will however be responsible for any fees or commissions such agents may charge in connection with the tender.

Q:
In the future, can my percentage ownership be diluted?

In the future, your percentage ownership in Nabriva Ireland may be diluted without the approval of Nabriva Ireland shareholders because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that Nabriva Ireland will be granting to directors, officers and employees of the Nabriva Group. From time to time, Nabriva Ireland may issue additional options or other stock-based awards to its directors, officers and employees under Nabriva Ireland's benefits plans. Such awards will have a dilutive effect on Nabriva Ireland's earnings per share, which could adversely affect the market price of Nabriva Ireland Shares.

In addition, Nabriva Ireland's articles of association will authorize Nabriva Ireland to issue, without the approval of Nabriva Ireland's shareholders, one or more classes or series of preferred shares having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over Nabriva Ireland Shares respecting dividends and distributions, as the board of directors ("Board of Directors") of Nabriva Ireland generally may determine. The terms of one or more classes or series of preferred shares could dilute the voting power or reduce the value of Nabriva Ireland's ordinary shares. For example, Nabriva Ireland could grant the holders of preferred shares the right to elect some number of Nabriva Ireland's directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences Nabriva Ireland could assign to holders of preferred shares could affect the residual value of the ordinary shares.

Q:
Will the Exchange Offer result in any changes to my rights as a shareholder?

A:
Yes. The completion of the Exchange Offer will change the governing corporate law that applies to shareholders from Austrian law to Irish law. The legal system governing corporations organized under Irish law differs from the legal system governing corporations organized under Austrian law. As a result, we are unable to adopt governing documents for Nabriva Ireland that are identical to the governing documents for Nabriva AG. Notwithstanding the differences in the governing documents between Nabriva Ireland and Nabriva AG, we believe that Irish law and the proposed memorandum and articles of association of Nabriva Ireland adequately safeguard the rights of shareholders. We summarize the material differences between the governing documents for Nabriva AG and Nabriva Ireland, and the changes in your rights as a shareholder resulting from the Exchange Offer, under "Comparative Rights" beginning on page 94.

Q:
Will the Exchange Offer have an impact on our effective tax rate?

A:
While we believe that the Exchange Offer and the related transactions should not affect our ability to maintain a worldwide effective corporate tax rate that is competitive in our industry, we cannot give any assurance as to what our effective tax rate will be after the proposed transactions are completed. The Exchange Offer is not expected to have a material impact on our effective tax rate. The tax laws of Ireland, Austria, the U.S., and other jurisdictions could change in the future, and such changes could cause a material change in our worldwide effective corporate tax rate. In particular, legislative action could be taken by Ireland, Austria, the U.S. or other jurisdictions, which could override tax treaties upon which we expect to rely and adversely affect our effective tax rate. As a result, our actual effective tax rate may be materially different from our expectation.

Q:
Will the exchange of Nabriva AG Common Shares lead to a taxable gain in Austria?

A:
Yes, the exchange of the Nabriva AG Common Shares is considered a taxable barter and could lead to capital gains taxation.

Q:
Will the exchange of Nabriva AG ADSs lead to a taxable gain in Austria?

A:
Yes, the exchange of the Nabriva AG ADSs is considered a taxable barter and could lead to capital gains taxation.

Q:
Will the substitution of the Nabriva AG Stock Options (as defined herein) for Nabriva Ireland Stock Options lead to a taxable gain in Austria?

A:
No, under the current legal view of the Austrian tax authorities the substitution of Nabriva AG Stock Options for Nabriva Ireland Stock Options is not considered a taxable barter and will not lead to capital gains taxation.

Q:
Will the Exchange Offer have any Irish tax consequences?

A:
No Irish tax will arise for holders of Nabriva AG Common Shares or Nabriva AG ADSs pursuant to the Exchange Offer, unless such holders are resident or ordinarily resident in Ireland or hold such shares in connection with a trade carried on in Ireland through an Irish branch or agency (any such shareholders should consult their own tax advisor as to the tax consequences of the Exchange Offer). In addition, no stamp duty or other Irish documentary tax is payable by Nabriva Ireland shareholders on the issue of Nabriva Ireland Shares as part of the Exchange Offer. For a summary of the material Irish tax consequences for certain beneficial owners of Nabriva Ireland Shares, see "Material Tax Consequences—Material Irish Tax Consequences" beginning on page 66.

Q:
What are the material U.S. tax consequences of the Exchange Offer to U.S. holders of Nabriva AG ADSs or Nabriva AG Common Shares (together, the "AG Shares")?

A:
From a U.S. perspective, the Exchange Offer is intended to qualify as a tax-free exchange. Assuming that the IRS and/or U.S. courts respect it as such and that Nabriva AG is not treated as a passive foreign investment company ("PFIC") at any time during the U.S. holder's holding period for its AG Shares,

•
a U.S. holder who holds AG Shares as a capital asset will not recognize gain or loss upon receipt of Nabriva Ireland Shares in exchange for AG Shares;

  •
  such holder's aggregate basis in the Nabriva Ireland Shares received in the Exchange Offer will equal such holder's aggregate tax basis in the AG Shares surrendered; and

  •
  such holder's holding period for the Nabriva Ireland Shares received in the Exchange Offer will include such holder's holding period for the AG Shares surrendered.

Q:
What are the material U.S. tax consequences of the Squeeze-Out Process to holders of AG Shares?

A:
While we do not expect to undertake the Squeeze-Out Process, if we do undertake it, certain U.S. holders will receive cash in exchange for AG Shares. Assuming that Nabriva AG is not treated as a PFIC at any time during such holder's holding period for its AG Shares, such holders generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of cash received and their tax basis, determined in U.S. dollars, in the AG Shares surrendered. Capital gain of a non-corporate U.S. holder generally is taxed at preferential rates where the property is held for more than one year.

The gain or loss generally will be U.S. source for foreign tax credit limitation purposes. Consequently, a U.S. holder may not be able to use any foreign tax credits arising from any Austrian withholding tax imposed pursuant to the Squeeze-Out Process unless such credit can be applied (subject to applicable limitations) against U.S. tax due on the U.S. holder's other income treated as derived from foreign sources.

Q:
What are the material U.S. tax consequences of the ownership of Nabriva Ireland Shares received in the Exchange Offer?

A:
If you are a U.S. holder, the gross amount of any dividend paid by Nabriva Ireland out of Nabriva Ireland's current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) is subject to U.S. federal income taxation. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of your basis in Nabriva Ireland Shares and thereafter as capital gain. If you are a non-corporate U.S. holder, dividends that constitute qualified dividend income may be taxable to you at preferential rates. If you are a corporate U.S. holder, dividends will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

Dividends will be income from sources outside the United States. Dividends will, depending on your circumstances, generally be either "passive" or "general" income for purposes of computing the foreign tax credit allowable to you. Subject to certain limitations, any Irish tax withheld and paid over to Ireland will be creditable or deductible against your U.S. federal income tax liability.

If you are a U.S. holder and you sell or otherwise dispose of your Nabriva Ireland Shares, you will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis, determined in U.S. dollars, in your Nabriva Ireland Shares.

Capital gain of a non-corporate U.S. holder generally is taxed at preferential rates where the property is held for more than one year. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. Consequently, a U.S. holder may not be able to use any foreign tax credits arising from any Irish withholding tax imposed on the sale, exchange or other taxable disposition of Nabriva Ireland Shares unless such credit can be applied (subject to applicable limitations) against U.S. tax due on the U.S. holder's other income treated as derived from foreign sources.

See "Material Tax Consequences—Ownership and Disposition of Nabriva Ireland Shares" beginning on page 73 for more information.

Q:
Is or has Nabriva AG been a PFIC?

A:
A Company can be deemed a PFIC for any taxable year if (1) at least 75 percent of its gross income for the taxable year is passive income or (2) at least 50 percent of the value, determined on the basis of a quarterly average, of its assets produce or are held to produce passive income, like dividends, interest, royalties, rents (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. If a foreign corporation owns at least 25 percent by value of the stock of another corporation, the foreign corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation's income.

Based on Nabriva AG's gross income, the composition and average value of its gross assets, and the nature of the active businesses conducted by its "25% or greater" owned subsidiaries, Nabriva AG may have qualified as a PFIC for its 2016 taxable year. However, the determination of whether a foreign corporation is a PFIC is primarily factual and there is little administrative or judicial authority on which to rely to make a determination. For 2016, Nabriva AG determined that it was not a PFIC.

Q:
How do the tax consequences of the Exchange Offer, Squeeze-Out and Ownership of Nabriva Ireland Shares change if Nabriva AG is or has been a PFIC?

A:
The tax consequences of the Exchange Offer, Squeeze-Out and Ownership of Nabriva Ireland Shares described in the questions and answers above may be different if Nabriva AG is treated as a PFIC at any time during a U.S. holder's holding period for its AG Shares. First, a U.S. holder that receives Nabriva Ireland Shares in exchange for its AG Shares in the Exchange Offer might be required to recognize gain (but not loss). Second, special rules generally would apply to any gain recognized by a U.S. holder that receives cash in exchange for AG Shares pursuant to the Squeeze-Out Process. Third, special rules would generally apply to gain realized on the sale or other disposition of Nabriva Ireland Shares and any excess distribution that Nabriva Ireland makes to you. In addition, dividends that you receive from Nabriva Ireland might not constitute qualified dividend income to you and you might also be required to file an IRS Form 8621. See "Material Tax Consequences—Certain PFIC Considerations Related to the Exchange Offer and Squeeze-Out Process" beginning on page 71 and "Material Tax Consequences—PFIC Rules" beginning on page 74 for more information.

Q:
Have the Austrian Tax Authorities or the U.S. Internal Revenue Service rendered a ruling on the Exchange Offer?

A:
No. The Austrian Tax Authorities have not rendered any ruling since the tax consequences of the Exchange Offer are not disputed. The exchange of the shares in Nabriva AG for ordinary shares in Nabriva Ireland is considered a taxable barter and could lead to capital gains taxation due to the fact that such barter is according to Austrian income tax law deemed as a sale of shares in Nabriva AG. If the Nabriva AG Common Shares are held by an individual tax resident in Austria, the exchange will in general lead to personal income tax of 27.5% based on the difference between the acquisition costs of the Nabriva AG Common Shares and their fair market value (at the same time the fair market value of the Nabriva AG Common Shares is considered to be the acquisition costs of the Nabriva Ireland Shares for tax purposes). However, if the individual tax resident in Austria is an entrepreneur obliged to keep books and the Nabriva AG Common Shares are considered business assets of this individual enterprise, the personal income tax will be calculated based on the difference between the book value of the Nabriva AG Common Shares and their fair market value. If the Nabriva AG Common Shares are held by an entity tax resident in Austria, the exchange will in principle lead to corporate income tax of 25% of the difference between the book value of the Nabriva AG Common Shares and their fair market value. The U.S. Internal Revenue Service ("IRS") has not been asked for any interpretive guidance and the parties do not expect to request a ruling.

  Individuals and entities not tax resident in Austria might also be taxable with the capital gain realized (difference amount between acquisition cost/book value and their fair market value) in case the Nabriva AG Common Shares are held in an Austrian Permanent establishment or the shareholding has exceeded an amount of 1% during the past 5 years and the capital gain realized is not sheltered by means of an applicable tax treaty.

  From a U.S. perspective, the exchange of Nabriva AG Common Shares and Nabriva AG ADSs is intended to qualify as a tax-free exchange.

Q:
What happens if less than 90% of the total issued share capital of Nabriva AG participates in the Exchange Offer?

A:
It is a condition to the Exchange Offer that Nabriva Ireland receive tenders into the Exchange Offer in respect of at least 90% of the total issued share capital (Nennkapital) (including shares represented by Nabriva AG ADSs) of Nabriva AG. If this condition is not satisfied, the Exchange Offer will lapse, and Nabriva AG Common Shares and Nabriva AG ADSs which have been tendered by holders of Nabriva AG Common Shares and Nabriva AG ADSs will be released no later than three Business Days following that confirmation, without any compensation to the holders. See "The Transaction—Conditions to the Exchange Offer" beginning on page 43 for more information.

Q:
What happens if less than 100% of the total issued share capital of Nabriva AG participates in the Exchange Offer?

A:
Under Austrian law, if Nabriva Ireland receives tenders into the Exchange Offer in respect of 90% or more of the total issued share capital (Nennkapital) (including shares represented by Nabriva AG ADSs) of Nabriva AG, but less than 100% of the total issued share capital (Nennkapital) (including shares represented by Nabriva AG ADSs) of Nabriva AG, Nabriva Ireland could implement the Squeeze-Out Process in order to compulsorily acquire any untendered shares of Nabriva AG Common Shares and untendered Nabriva AG ADSs. See "Additional Information in Relation to Exchange Offer—Squeeze-Out Process" beginning on page 55 for important information regarding the Squeeze-Out Process.

We do not expect to undertake the Squeeze-Out Process and cannot give you any assurance that we will undertake the Squeeze-Out Process sometime in the future or that we will have the cash to pay the amounts necessary to effectuate that Squeeze-Out Process. Holders of any untendered Nabriva AG Common Shares or Nabriva AG ADSs are advised that if they do not tender their respective securities in the Exchange Offer, they may be forced to hold their respective security for an indefinite period of time. Consequently, such holders may have to hold their investment indefinitely and may not be able to liquidate their investments or pledge them as collateral for a loan.

Q:
What types of information and reports will Nabriva Ireland make available following the Exchange Offer?

A:
After the completion of the Exchange Offer, Nabriva Ireland will remain subject to the Securities and Exchange Commission ("SEC") reporting requirements, the mandates of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the applicable corporate governance rules of the NASDAQ, and Irish law. Nabriva Ireland will continue to report Nabriva Group's consolidated financial results in U.S. dollars and under U.S. Generally Accepted

  Accounting Principles ("U.S. GAAP") and will file reports on Forms 10-K, 10-Q and 8-K with the SEC. Nabriva Ireland will be permitted under Irish law to prepare and file its accounts in accordance with U.S. GAAP in respect of fiscal years until at least 2020. Nabriva Ireland will also be required to comply with any additional reporting and governance requirements of Irish law.

Q:
Will Nabriva AG continue as a public company?

A:
No. After the completion of the Exchange Offer, it is not expected that Nabriva AG will continue as a publicly traded company. Instead, it will be a subsidiary of Nabriva Ireland. In addition, if permitted by applicable laws and rules of U.S. authorities and the stock exchanges, and depending on the level of acceptance of the Exchange Offer, upon consummation of the Exchange Offer, Nabriva Ireland and its affiliates will cause Nabriva AG to effect one or more of the following (a) delist the Nabriva AG ADSs from the NASDAQ, (b) suspend Nabriva AG's obligation to file reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until termination of registration thereunder, (c) terminate the registration of the Nabriva AG ADSs under the Exchange Act or (d) terminate the ADS facility.

Q:
What are the conditions to the completion of the Exchange Offer?

A:
The Exchange Offer cannot be completed without satisfying certain conditions, the most important of which is that Nabriva AG Common Shares and Nabriva AG ADSs that have been validly tendered and not withdrawn from the Exchange Offer represent in aggregate 90% or more of the issued share capital of Nabriva AG (which includes Nabriva AG shares represented in ADS form) at the expiration of the Exchange Offer period. In addition, there are other conditions, such as NASDAQ authorization for the listing of all Nabriva Ireland Shares, the Nabriva Ireland Shares having been deemed eligible for deposit book-entry and clearance services by The Depository Trust Company ("DTC") and its affiliates, and no court governmental, statutory, administrative, regulatory or other relevant authority or agency of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law, injunction, restraint or prohibition restraining, enjoining or otherwise prohibiting consummation of the Exchange Offer or any of the other transactions contemplated by the Redomiciliation Transaction. See "The Transaction—Conditions to the Exchange Offer" beginning on page 43 for more information.

Q:
When do you expect the Exchange Offer to be completed?

A:
We expect to complete the Exchange Offer during the third quarter of 2017. We intend to issue a press release on Nabriva AG's website to announce the results of the Exchange Offer shortly after the Exchange Offer (the "Exchange Offer Closing Date") Expiration Date. This date may be changed at the discretion of the Board of Directors of Nabriva Ireland and will change if the Exchange Offer period is extended. All announcements and notices in relation to the Exchange Offer will be made in accordance with the applicable requirements of U.S. federal securities laws. We expect settlement of the Exchange Offer will occur promptly after the conditions have been satisfied or waived, and is expected to occur on or about June 28, 2017. On or immediately after confirmation from the Board of Directors of Nabriva Ireland that all of the conditions have been satisfied or waived, Nabriva Ireland will make available to the Exchange Agent the total number of Nabriva Ireland Shares issuable pursuant to the Exchange Offer.

Q:
What will I receive for my Nabriva AG Common Shares or Nabriva AG ADSs?

A:
For each validly tendered Nabriva AG Common Share or Nabriva AG ADS in the Exchange Offer prior to the date which is the latter of the Exchange Offer Expiration Date or the date on which the exchange offer will close following receipt of tenders into the Exchange Offer in respect of at least 90% of the total issued share capital (Nennkapital) (including Nabriva AG Common Shares represented by Nabriva AG ADSs) of Nabriva AG (the "Exchange Offer Closing Date"), holders of Nabriva AG Common Shares will receive ten Nabriva Ireland Shares, and holders of Nabriva AG ADSs will receive one Nabriva Ireland Share.

Q:
What happens to Nabriva AG's equity-based awards at the effective time of the Exchange Offer?

A:
The Exchange Offer does not extend to outstanding options to acquire shares of Nabriva AG granted pursuant to employee equity plans. Nabriva AG currently has two stock option plans in place and we have set out below the proposed treatment of each of these plans in connection with the Redomiciliation Transaction. On completion of the Exchange Offer, the Nabriva SOPs (as defined herein) will be amended and restated to take account of certain requirements under Irish law. Nabriva Ireland will assume the Nabriva SOPs and the existing awards thereunder and expects to grant share options to the extent permissible by applicable laws and NASDAQ regulations under the terms of the Nabriva AG SOPs as amended and assumed. See "Additional Information in Relation to the Exchange Offer—Impact of Exchange Offer on Employee Equity Plans and Outstanding Awards" beginning on page 56 for more information.

Q:
Can I trade Nabriva AG ADSs between the date of this offer to exchange /prospectus and the completion of the Exchange Offer?

A:
Yes. The Nabriva AG ADSs will continue to trade on the NASDAQ Global Select Market during this period.

Q:
After the Exchange Offer is complete, where can I trade Nabriva Ireland Shares?

A:
Nabriva Ireland intends to apply to list the Nabriva Ireland Shares on the NASDAQ Global Select Market under the symbol "NBRV." Nabriva Ireland's ordinary shares are not currently intended to be listed on the Irish Stock Exchange. Holders of Nabriva AG common shares and holders of Nabriva AG ADSs that hold their ADSs in certificated or book entry form through the ADS Depositary and who do not tender into the Exchange Offer should be aware that they will not be permitted to trade their Nabriva Ireland Shares on NASDAQ unless such shares are held directly through DTC or other broker who themselves hold beneficial interests in the shares through DTC. Such holders' ability to sell their shares and liquidate their investment in Nabriva Ireland Shares may be limited until such holders deposit their Nabriva Ireland Shares into DTC through a DTC participant.

Q:
Are Nabriva AG shareholders able to exercise appraisal rights?

A:
No. From an Austrian law point of view, Nabriva AG shareholders have no rights to challenge the appraisal of the Exchange Offer.

Q:
Who should I contact in order to exchange my Nabriva AG Common Shares and or/ Nabriva AG ADSs and receive the Nabriva Ireland Shares as a result of the Exchange Offer?

A:
We have appointed Computershare to act as the Exchange Agent (the "Exchange Agent") and have appointed Georgeson LLC to act as the Information Agent (the "Information Agent") in connection with the exchange of the Nabriva AG Common Shares and the Nabriva AG ADSs for Nabriva Ireland Shares. Banks, brokers and shareholders may contact the Information Agent toll-free at 866-278-8941 (U.S) or 1-781-575-2137 (international). The procedure for participating in the Exchange Offer is described beginning on page 46.

SUMMARY OF THE TRANSACTION

        This summary highlights selected information about the Exchange Offer that is included elsewhere in this offer to exchange/prospectus. You should carefully read this entire document, including the information incorporated by reference herein, the Risk Factors beginning on page 18, the Annexes and the other documents referred to in this offer to exchange/prospectus, because the information in this section may not provide all of the information that might be important to you in evaluating the Exchange Offer.

PURPOSE OF THE REDOMICILIATION TRANSACTION

        The purpose of the Redomiciliation Transaction is to establish a new Irish holding company for the Nabriva Group. It is proposed that the holding company of the Nabriva Group will re-locate from Austria to Ireland by way of an exchange of the Nabriva AG Common Shares and Nabriva AG ADSs for Nabriva Ireland Shares. In reaching its decision to approve the Redomiciliation Transaction and recommend the Exchange Offer to you for tendering into, the Management Board and the Supervisory Board of Nabriva AG identified several potential benefits of having the publicly-traded parent company of the Nabriva Group incorporated in Ireland. These include:

  •
  The belief that a publicly-traded pharmaceutical company incorporated in Ireland and traded on the NASDAQ Global Select Market will be better positioned to attract a broader shareholder base.

  •
  Irish corporate law is more flexible in certain areas than Austrian corporate law, for example, capital raisings and intra-group arrangements. We believe that this flexibility could be beneficial to us in structuring equity issuances and other financing transactions.

  •
  The belief that Nabriva Ireland would have better access to capital and to compete with other emerging-stage pharmaceutical and biotechnology companies for capital.

  •
  Certain burdensome formalities imposed by Austrian corporate law are not applicable to Irish corporate law, which better aligns the administration of share capital and other corporate functions and corporate governance matters with the obligations of a NASDAQ-listed company.

  •
  Nabriva AG has agreed to be responsible for all cancellation fees charged by the ADS Depositary in connection with the Exchange Offer and any subsequent termination of the ADS program.

  •
  After the Exchange Offer is consummated, we expect a reduction in certain operational, administrative, legal and accounting costs over the long term. Listing the Nabriva Ireland Shares directly on the NASDAQ Global Select Market will allow us to cause Nabriva AG to terminate the Nabriva AG ADS facility and eliminate the costs and administrative burden associated with this program for Nabriva AG and its shareholders.

  •
  Ireland is a beneficial location for establishing a platform for further international expansion through an operating base in Ireland and a strong financial profile to support expansion into international markets.

  •
  Ireland enjoys strong relationships as a member of the European Union, and has a long history of international investment and a good network of commercial, tax, and other treaties with the United States, the European Union and many other countries.

  •
  Listing directly on the NASDAQ Global Select Market is expected to increase the company's attractiveness to a wider international investor base and improve liquidity for Nabriva Ireland's shareholders.

        While changing the jurisdiction of incorporation of the publicly-traded parent of the Nabriva Group is expected to position the Nabriva Group to capture the possible benefits described above and will mean that investors have different rights as shareholders of Nabriva Ireland (see further below at "Comparative Rights"), we believe that the Redomiciliation Transaction should have no material impact on the day-to-day operations of the Nabriva Group. See "The Transaction—Purpose of the Redomiciliation Transaction" beginning on page 38 for more information.

EXCHANGE OFFER

        The Redomiciliation Transaction will be effected by way of an exchange of Nabriva Ireland Shares for the Nabriva AG Common Shares and the Nabriva AG ADSs via two separate offers. The Exchange Offer is being made to holders of Nabriva AG Common Shares and holders of Nabriva AG ADSs. See further below under the section headed "Tendering Into the Exchange Offer".

        The Redomiciliation Transaction does not involve an equity fundraising. If the holders of Nabriva AG Common Shares and the holders of Nabriva AG ADSs participate fully in the Exchange Offer, and 100% of Nabriva AG Common Shares and Nabriva AG ADSs are tendered into the Exchange Offer, each holder of Nabriva AG Common Shares and Nabriva AG ADSs will hold the same proportion of Nabriva Ireland Shares as they currently do of Nabriva AG Common Shares and Nabriva AG ADSs on completion of the Exchange Offer and the related transactions. See "The Transaction—Exchange Offer" beginning on page 42 for more information.

EXCHANGE OFFER PERIOD

        The Exchange Offer will expire at 5:00 pm, New York City time (11:00 p.m., Austria time), on June 23, 2017, unless extended by means of an announcement posted and delivered by press release in accordance with applicable U.S. federal securities laws and filed with the SEC (the "Exchange Offer Expiration Date"). Tendering Nabriva AG Common Shareholders and Nabriva AG ADS holders must ensure that all relevant actions have been taken and documentation has been received by the Exchange Agent by the Exchange Offer Expiration Date in order to ensure that their tender is eligible for acceptance by Nabriva Ireland. See "The Transaction—Exchange Offer Period" beginning on page 43 for more information.

TENDERING INTO THE EXCHANGE OFFER

        We have appointed Computershare to act as the Exchange Agent (the "Exchange Agent") and Georgeson LLC as the Information Agent (the "Information Agent") in connection with the exchange of the Nabriva AG Common Shares and the Nabriva AG ADSs for Nabriva Ireland Shares. The procedure for participating in the Exchange Offer is set out beginning on page 46.

        Nabriva AG has agreed to be responsible for all cancellation fees charged by the ADS Depositary in connection with the Exchange Offer and any subsequent termination of the ADS program. However, if Nabriva AG Common Shares and Nabriva AG ADSs are tendered into the Exchange Offer by a broker, dealer, commercial bank, trust company or other nominee, the relevant holders will be responsible for any fees or commissions such agents may charge in connection with the tender.

        If you do not tender into the Exchange Offer and the Exchange Offer is completed, you will be a minority shareholder in an Austrian company that is at least 90% owned by an Irish holding company. See "Additional Information in Relation to Exchange Offer—Squeeze-Out Process" on page 55 for important information regarding the Squeeze-Out Process.

        As permitted by applicable laws and rules of U.S. authorities and the NASDAQ, and depending on the level of acceptance of the Exchange Offer, upon consummation of the Exchange Offer, Nabriva Ireland and its affiliates will cause Nabriva AG to effect one or more of the following (a) delist the ADSs from the NASDAQ, (b) suspend Nabriva AG's obligation to file reports under the Exchange Act, until termination of registration thereunder, (c) terminate the registration of the ADSs under the

Exchange Act or (d) terminate the ADS facility. See "The Transaction—Tendering Into the Exchange Offer" beginning on page 46 for more information.

CONDITIONS TO THE EXCHANGE OFFER

        Nabriva Ireland will not close the Exchange Offer unless and until certain conditions are fulfilled, or, to the extent permitted by applicable law, waived by Nabriva Ireland and Nabriva AG. The conditions are set out in detail beginning on page 43. In particular, Nabriva Ireland will not accept any tenders into the Exchange Offer unless it receives tenders in respect of at least 90% of the total issued share capital (Nennkapital) (including share capital represented by Nabriva AG ADSs) of Nabriva AG as at the Exchange Offer Closing Date.

        Notwithstanding any other provisions of the Exchange Offer, and in addition to our right to extend and amend the Exchange Offer at any time, we will not be required to accept any tender into the Exchange Offer, and may delay the acceptance for exchange of and accordingly the exchange of, any tendered Nabriva AG Common Shares or Nabriva AG ADSs, or may terminate the Exchange Offer unless all of the conditions are satisfied or, to the extent permitted by applicable law, waived by Nabriva Ireland. If the conditions are not met, or, to the extent permitted by applicable law, waived by Nabriva Ireland, by the Exchange Offer Closing Date, the Exchange Offer will lapse and Nabriva AG Common Shares or Nabriva AG ADSs which have been tendered by holders of Nabriva AG Common Shares or holders of Nabriva AG ADSs, respectively, will be released no later than three business days following that determination by the Board of Directors of Nabriva Ireland, without any compensation to the holders.

        We may terminate the Exchange Offer and not accept for exchange any tenders into the Exchange Offer, even if all of the conditions are satisfied, if at any time prior to the consummation of the Exchange Offer, the Supervisory Board and the Management Board of Nabriva AG and the Board of Directors of Nabriva Ireland determine that an event or development shall have occurred or shall exist that, in their respective judgment, would make it inadvisable to consummate the Exchange Offer. See "The Transaction—Conditions to the Exchange Offer" beginning on page 43 for more information.

COMPLETION AND SETTLEMENT OF EXCHANGE OFFER

        If you tender into the Exchange Offer, on completion of the Exchange Offer, the Exchange Agent will, depending on whether you own Nabriva AG Common Shares or Nabriva AG ADSs and the manner in which you hold each of these securities, deliver Nabriva Ireland Shares to you by way of physical share certificates, or in electronic form to your broker or nominee, which shares shall be credited to your account by such broker or nominee. For a detailed description of the manner in which your Nabriva Ireland Shares will be distributed to you. See "The Transaction—Completion and Settlement of Exchange Offer" beginning on page 53 for more information.

NASDAQ LISTING

        As part of the Exchange Offer, Nabriva Ireland has applied for a direct listing of Nabriva Ireland Shares on the NASDAQ Global Select Market. It is a condition of the Exchange Offer that the NASDAQ Global Select Market shall have authorized, and not withdrawn such authorization, the Nabriva Ireland Shares to be issued in the Exchange Offer for listing on the NASDAQ Global Select Market (subject to satisfaction of any conditions to which such authorization is expressed to be subject). Nabriva Ireland will not have an ADS program; it will directly list its ordinary shares.

        In addition, if permitted by applicable laws and rules of U.S. authorities and the NASDAQ, and depending on the level of tenders into the Exchange Offer, upon consummation of the Exchange Offer, Nabriva Ireland and its affiliates will cause Nabriva AG to effect one or more of the following (a) delist the Nabriva AG ADSs from the NASDAQ, (b) suspend Nabriva AG's obligation to file reports under the Exchange Act, until termination of registration thereunder, (c) terminate the registration of the Nabriva AG ADSs under the Exchange Act or (d) terminate the ADS facility. See "The Transaction—NASDAQ Listing" beginning on page 54 for more information.

SQUEEZE-OUT PROCESS

        Under Austrian law, if Nabriva Ireland receives tenders into the Exchange Offer in respect of 90% or more of the total issued share capital (Nennkapital) (including shares represented by Nabriva AG ADSs) of Nabriva AG, but less than 100% of the total issued share capital (Nennkapital) (including shares represented by Nabriva AG ADSs) of Nabriva AG, Nabriva Ireland could implement the Squeeze-Out Process in order to compulsorily acquire any untendered shares of Nabriva AG Common Shares and untendered Nabriva AG ADSs.

        We do not expect to undertake the Squeeze-Out Process and cannot give you any assurance that we will undertake the Squeeze-Out Process sometime in the future or that we will have the cash to pay the amounts necessary to effectuate that Squeeze-Out Process.

        Holders of any untendered Nabriva AG Common Shares or Nabriva AG ADSs are advised that if they do not tender their respective securities in the Exchange Offer, they may be forced to hold their respective security for an indefinite period of time. Consequently, such holders may have to hold their illiquid investment indefinitely and may not be able to liquidate their investments or pledge them as collateral for a loan.

        See "Additional Information in Relation to Exchange Offer—Squeeze-Out Process" beginning on page 55 for important information regarding the Squeeze-Out Process.

NABRIVA AG SUPERVISORY BOARD AND MANAGEMENT BOARD RECOMMENDATION

        The Supervisory Board and Management Board of Nabriva AG have unanimously reached the conclusion, on the basis of the considerations stated in this offer to exchange/prospectus, that the Redomiciliation Transaction and the Exchange Offer is in the best interests of the Nabriva Group and holders of Nabriva AG Common Shares and Nabriva AG ADSs, in their capacity as such. Accordingly, the Supervisory Board and the Management Board of Nabriva AG unanimously recommend that holders of Nabriva AG Common Shares and holders of Nabriva AG ADSs tender their respective common shares or ADSs into the Exchange Offer. We have been informed that certain of Nabriva AG's large shareholders have entered into contractual agreements to support the Exchange Offer and that they will tender their shares of Nabriva AG Common Shares and/or Nabriva ADSs in the Exchange Offer. See "The Transaction—Recommendation of Nabriva AG's Supervisory Board and Management Board" beginning on page 41 for more information.

NABRIVA IRELAND

        Nabriva Ireland was incorporated in Ireland on March 1, 2017 with registered number 599588 as a public limited company. We are governed under the Irish Companies Act and are domiciled in Ireland. We were incorporated for the purposes of effecting the redomiciliation of the Nabriva Group's ultimate parent company from Austria to Ireland. As of the date of this offer to exchange/prospectus, we are wholly owned by a nominee shareholder. See "The Transaction—Nabriva Ireland" beginning on page 38 for more information.

        If the Exchange Offer is completed, it is intended that we will become the parent company of Nabriva AG and the NASDAQ-listed holding company of the Nabriva Group. For information relating to how your shareholder rights will differ as a shareholder of an Irish incorporated company compared to a shareholder of an Austrian company, see "Comparative Rights" beginning on page 94 for more information.

NABRIVA AG

        Nabriva AG is a clinical stage biopharmaceutical company, incorporated under the laws of Austria in October 2005. Nabriva AG is currently engaged in the research and development of novel antibiotics to treat serious infections, with a focus on the pleuromutilin class of antibiotics and the goal of the Nabriva Group is to become a fully integrated biopharmaceutical company focused on the research, development and commercialization of novel anti-infective products. See "The Transaction—Existing Nabriva Group" beginning on page 37 for more information.

        As of the date of this offer to exchange/prospectus, Nabriva AG is the parent company of the Nabriva Group. If the Exchange Offer is completed, it is intended that Nabriva Ireland will become the parent company of Nabriva AG and the holding company of the Nabriva Group. On the following page are charts reflecting the current organizational structure of the Nabriva Group and the expected organizational structure of the Nabriva Group immediately following the successful completion of the Exchange Offer.

Structure Prior to Redomiciliation Transaction:

Structure Immediately After Redomiciliation Transaction:

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

        Nabriva AG files annual reports and other information with the SEC under the Exchange Act. You may read and copy these reports and other information at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of these reports and other information by mail from the SEC at the above address at prescribed rates or at the Internet website maintained by the SEC, which contains reports, proxy and information statements regarding issuers that file electronically with the SEC, at www.sec.gov. You may also inspect certain reports and other information concerning Nabriva AG at www.nabriva.com.

        Nabriva Ireland has filed with the SEC a registration statement on Form S-4 to register under the Securities Act of 1933, as amended (referred to as the "Securities Act"), the Nabriva Ireland Shares to be issued pursuant to the Exchange Offer described herein. This offer to exchange/prospectus forms a part of that registration statement. Nabriva Ireland will also file with the SEC a statement on a Schedule TO pursuant to Rule 14d-3 under the Exchange Act setting forth certain information with respect to the Exchange Offer. The registration statement on Form S-4, the tender offer statement on Schedule TO and any amendments thereto will be available for inspection and copying as set forth above.

        As allowed by the SEC, this offer to exchange/prospectus does not contain all of the information that is deemed to be included in this offer to exchange/prospectus. This is because the SEC allows Nabriva Ireland to "incorporate by reference" into this offer to exchange/prospectus certain reports and other documents that Nabriva AG files with the SEC both before and after the date of this offer to exchange/prospectus. The reports and other documents incorporated by reference into this offer to exchange/prospectus contain important information concerning Nabriva AG and the information contained in those reports and other documents incorporated by reference herein (except to the extent superseded by information expressly contained herein) is deemed to form part of this offer to exchange/prospectus even though such information is not physically included herein.

        This offer to exchange/prospectus incorporates by reference the following documents filed with the SEC by Nabriva AG prior to the date of this offer to exchange/prospectus:

  •
  Nabriva AG's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on March 24, 2017 (referred to as the "Nabriva AG 10-K");

  •
  Nabriva AG's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, filed on May 10, 2017; and

  •
  Nabriva AG's Current Reports on Form 8-K filed on January 9, 2017 (Item 5.02 only), February 13, 2017, and April 18, 2017.

        Upon your request, Nabriva Ireland's Exchange Agent will provide to you without charge copies of any or all reports and documents described above (other than exhibits to documents incorporated by reference into this offer to exchange/prospectus, unless such exhibits are specifically incorporated by reference). Requests for such copies should be directed to the Information Agent, Georgeson, at 1-866-278-8941 (U.S.) or 1-781-575-2137 (international). To obtain timely delivery of any of these documents, you must request them no later than five business days before the then-scheduled Exchange Offer Expiration Date of the Exchange Offer. This deadline is currently June 16, 2017 because the Exchange Offer Expiration Date is currently June 23, 2017, but the actual deadline will be different if the Exchange Offer is extended.

        Nabriva Ireland has provided only the information contained in, or incorporated by reference into, this offer to exchange/prospectus to assist you in deciding whether or not to accept the Exchange Offer. Nabriva Ireland has not authorized anyone to provide you with any information that is different from what is contained in, or incorporated by reference into, this offer to exchange/prospectus. The information contained in, or incorporated by reference into, this offer to exchange/prospectus is accurate only as of its date. You should not assume that such information is accurate as of any other date and neither the mailing of this offer to exchange/prospectus to you nor the issuance of Nabriva Ireland in connection with the Exchange Offer shall create any implication to the contrary.

        If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this offer to exchange/prospectus are unlawful, or if you are a person to whom it is unlawful to discuss these types of activities, then the Exchange Offer presented in this offer to exchange/prospectus does not extend to you.

RISK FACTORS

        An investment in Nabriva Ireland Shares involves risks, some (but not all) of which are related to the Exchange Offer. In considering whether or not to tender your Nabriva AG Common Shares or Nabriva AG ADSs in the Exchange Offer, you should carefully consider the information about the risks set forth in this section, the risk factors contained in the Nabriva AG 10-K (which is incorporated by reference into this offer to exchange/prospectus) and the other information included or incorporated by reference into this offer to exchange/prospectus. Each of the matters described in these risk factors could have a material adverse effect on the businesses, financial condition and/or results of operations of Nabriva Ireland and Nabriva AG (together with its subsidiaries) individually or as combined companies.

RISK FACTORS RELATED TO THE REDOMICILIATION TRANSACTION

We may not realize all of the anticipated benefits of the Redomiciliation Transaction or those benefits may take longer to realize than expected. We may also encounter significant unexpected difficulties in carrying out the Redomiciliation Transaction and after its completion.

        The Redomiciliation Transaction of a parent company is a complex, costly and time-consuming process. As a result, we will be required to devote significant management attention and resources to the Exchange Offer and the Redomiciliation Transaction. The Redomiciliation Transaction process may disrupt the business of the Nabriva Group and, if implemented ineffectively, would preclude realization of the full benefits expected by us. Our failure to meet the challenges involved in the Redomiciliation Transaction and to realize the anticipated benefits of the Redomiciliation Transaction could cause an interruption of or a loss of momentum in, the activities of the Nabriva Group and could adversely affect the Nabriva Group's results of operations. In addition, the overall Redomiciliation Transaction may result in material unanticipated problems, expenses, liabilities, competitive responses and diversion of management's attention. The difficulties of the Redomiciliation Transaction include, among others:

  •
  the diversion of management's attention to Redomiciliation Transaction matters;

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  difficulties in achieving anticipated cost savings, business opportunities and growth prospects from the Redomiciliation Transaction; and

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  difficulties in managing a newly redomiciled company.

        Many of these factors will be outside of our control and any one of them could result in increased costs and diversion of management's time and energy, which could materially impact the business, financial condition and results of operations of the Nabriva Group. In addition, even if the Redomiciliation Transaction is carried out successfully, we may not realize the full benefits of the transactions, including the corporate benefits, cost savings or growth opportunities that we expect.

        The benefits we anticipate from the Redomiciliation Transaction may not be achieved within the anticipated time frame, or at all. Additional unanticipated costs may also be incurred in the Redomiciliation Transaction. All of these factors could decrease or delay the expected accretive effect of the Redomiciliation Transaction. As a result, we cannot assure you that the Redomiciliation Transaction will result in the realization of the full benefits anticipated from it.

Failure to successfully complete the Redomiciliation Transaction could negatively impact the share price and the future business and financial results of Nabriva Ireland and/or Nabriva AG.

        If the Exchange Offer is not completed, the ongoing businesses of the Nabriva Group may be adversely affected and, without realizing any of the benefits of the Redomiciliation Transaction, the Nabriva Group will be subject to a number of risks, including the following:

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  the Nabriva Group will be required to pay costs and expenses relating to the proposed Redomiciliation Transaction; and

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  matters relating to the Redomiciliation Transaction (including integration planning) may require substantial commitments of time and resources by the management team of the Nabriva Group, which could otherwise have been devoted to other opportunities that may have been beneficial to the Nabriva Group.

        If the Exchange Offer is not completed, these risks may materialize and may adversely affect the Nabriva Group's business, financial results and share price.

While the Redomiciliation Transaction is pending, the Nabriva Group will be subject to business uncertainties that could adversely affect its business.

        Uncertainty about the effect of the Redomiciliation Transaction on employees, investors and suppliers may have an adverse effect on the Nabriva Group. These uncertainties may impair the Nabriva Group's ability to attract, retain and motivate key personnel until the Redomiciliation Transaction is complete and for a period of time thereafter, and could cause those who deal with the Nabriva Group to seek to change existing business relationships with the Nabriva Group. Employee retention may be particularly challenging during the pendency of the transactions because employees may experience uncertainty about their future roles within the Nabriva Group. If, despite the Nabriva Group's retention efforts, key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the Nabriva Group, the Nabriva Group's business could be seriously harmed.

Nabriva Ireland Shares will have rights different from Nabriva AG Common Shares and Nabriva AG ADSs. Therefore, your rights as a shareholder will change as a result of the Redomiciliation Transaction.

        The consummation of the Redomiciliation Transaction will change the governing law that applies to our shareholders from Austrian Law (which applies to the Nabriva AG Common Shares) and from U.S. law (which applies to the Nabriva AG ADSs) to Irish law (which applies to Nabriva Ireland Shares). Many of the principal attributes of Nabriva AG's Common Shares and Nabriva AG ADSs and Nabriva Ireland Shares will be similar. However, once the Redomiciliation Transaction is consummated, your future rights as a shareholder under Irish law will differ from your current rights as a shareholder under Austrian Law. In addition, Nabriva Ireland's proposed constitution will differ from Nabriva AG's articles of association. For further information on the difference in these shareholder rights, see "Description of the Ordinary Shares" beginning on page 77 and "Comparative Rights" beginning on page 94 for more information.

Nabriva Ireland will be exposed to the risk of future changes in law, which could materially adversely affect us, including by reducing or eliminating the anticipated benefits of the Redomiciliation Transaction.

        Nabriva Ireland is subject to Irish law. As a result, Nabriva Ireland would be subject to the risk of future adverse changes in Irish law (including Irish corporate and tax law). In addition, Nabriva Ireland and the Nabriva Group will also be subject to the risk of future adverse changes in Austrian and U.S. law, as well as changes of law in other countries in which Nabriva Ireland and its subsidiaries operate.

Future adverse changes in law after the Redomiciliation Transaction could result in Nabriva Ireland not being able to maintain a worldwide effective corporate tax rate that is competitive in our industry.

        While we believe that the Redomiciliation Transaction should not affect our ability to maintain a worldwide effective corporate tax rate that is competitive in our industry, we cannot give any assurance as to what our effective tax rate will be after the Redomiciliation Transaction. The tax laws of Ireland, Austria, the U.S., and other jurisdictions could change in the future, and such changes could cause a material change in our worldwide effective corporate tax rate. In particular, legislative action could be taken by Ireland, Austria, the U.S. or other jurisdictions which could override tax treaties upon which we expect to rely and adversely affect our effective tax rate. As a result, our actual effective tax rate may be materially different from our expectation.

We expect to incur transaction costs in connection with the Redomiciliation Transaction.

        We expect to incur transaction costs in connection with the Redomiciliation Transaction, which have been and will continue to be expensed as incurred. A significant portion of these costs will be incurred regardless of whether the Redomiciliation Transaction is completed and prior to holders of Nabriva AG Common Shares and Nabriva AG ADSs tendering into the Exchange Offer. We expect to incur costs and expenses, including professional fees, to comply with U.S., Austrian and Irish corporate and other laws. In addition, we expect to incur attorneys' fees, corporate service provider fees, accountants' fees, filing fees, mailing expenses, solicitation fees, transfer agent fees, and financial printing expenses in connection with the Redomiciliation Transaction. Nabriva AG shall only bear the cost of cancelling the ADSs and terminating the ADS facility in connection with the Exchange Offer.

We may choose not to proceed with the Redomiciliation Transaction.

        We may decide not to proceed with the Redomiciliation Transaction and terminate the Exchange Offer at any time prior to its completion.

If the Nabriva Ireland Shares are not eligible for deposit and clearing within the facilities of DTC, then transactions in the Nabriva Ireland Shares may be disrupted.

        The facilities of DTC are a widely-used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system, which include many large banks and brokerage firms. DTC is not obligated to accept the Nabriva Ireland Shares for deposit and clearing within its facilities at the completion of the Exchange Offer and, even if DTC does initially accept the Nabriva Ireland Shares, it will generally have discretion to cease to act as a depository and clearing agency for the ordinary shares. If DTC determined prior to the consummation of the Exchange Offer that the Nabriva Ireland Shares are not eligible for clearance within the DTC system, then we would not expect to complete the transactions contemplated by this offer to exchange/prospectus in their current form. However, if DTC determined at any time after the consummation of the Exchange Offer that the Nabriva Ireland Shares were not eligible for continued deposit and clearance within its facilities, then we believe the Nabriva Ireland Shares would not be eligible for continued listing on a U.S. securities exchange and trading in the Nabriva Ireland Shares would be disrupted. While we would pursue alternative arrangements to list Nabriva Ireland Shares and maintain trading, any such disruption could have a material adverse effect on the trading price of the Nabriva Ireland Shares.

The Nabriva Ireland Shares issued to holders of registered Nabriva AG ADSs and holders of Nabriva AG Common Shares pursuant to the Exchange Offer will not be issued into the DTC system.

        As noted above, the facilities of DTC are a widely-used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system. The Nabriva Ireland Shares issued to holders of registered Nabriva AG ADSs and holders of Nabriva AG Common Shares (i.e., not Nabriva AG ADSs held within DTC) pursuant to the Exchange Offer will be issued in certificated form and not into the DTC system, and will accordingly be less liquid than Nabriva Ireland Shares that are held within the DTC system.

        It will be the responsibility of holders of registered Nabriva AG ADSs and holders of Nabriva AG Common Shares who receive Nabriva Ireland Shares pursuant to the Exchange Offer, should they so wish, to seek to have those shares accepted by DTC for deposit and clearing within the DTC system.

Rights to exchange Nabriva AG Common Shares and Nabriva AG ADSs for Nabriva Ireland Shares are not transferable, except to the extent otherwise provided under Irish law.

        The rights to exchange Nabriva AG Common Shares and Nabriva AG ADSs for Nabriva Ireland Shares in connection with the Exchange Offer are not transferable, except to the extent otherwise provided under Irish law. As a result, you will not be able to realize the inherent value of your exchange rights without exercising such exchange rights and validly offering your shares for tender into the Exchange Offer. Existing holders of Nabriva AG Common Shares and holders of Nabriva AG ADSs who do not exercise their exchange rights will receive no economic value for their exchange rights; as such, unexercised exchange rights will become void and worthless after the Exchange Offer Expiration Date (or such time that the Exchange Offer period may be extended to).

As we will be a holding company, our operating results, financial condition and ability to pay dividends or other distributions will be entirely dependent on funding, dividends and other distributions received from our subsidiaries, including Nabriva AG, which may be subject to restrictions.

        Our ability to pay dividends or other distributions and to pay our obligations in the future will depend on the level of funding, dividends and other distributions, if any, received from our subsidiaries, including Nabriva AG and its subsidiaries and any new subsidiaries we establish in the future. The ability of our companies to make loans or distributions (directly or indirectly) to us may be restricted as a result of several factors, including restrictions in financing agreements and the requirements of applicable law and regulatory and fiscal or other restrictions. In particular, if the Redomiciliation Transaction is successful and the Irish holding company structure is put in place, our subsidiaries, including Nabriva AG and any new subsidiaries established by us or Nabriva AG following completion of the Exchange Offer, may be subject to laws that restrict dividend payments, authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to us, or limit or prohibit transactions with affiliates. Restrictions and regulatory action of this kind could impede access to funds that we may need to make dividend payments.

        Furthermore, we may guarantee some of the payment obligations of certain of our subsidiaries, including Nabriva AG, from time to time. These guarantees may require us to provide substantial funds or assets to Nabriva AG or its other subsidiaries or their creditors or counterparties at a time when we are in need of liquidity to fund our own obligations.

The Exchange Offer is subject to certain conditions and if these conditions are not satisfied or waived, the Exchange Offer will not be completed.

        The completion of the Exchange Offer is subject to certain conditions as described in this offer to exchange/prospectus under the section headed "The Transaction—Conditions to the Exchange Offer" on page 43. If the conditions are not waived (to the extent permitted under applicable law) or satisfied, the Exchange Offer will be terminated and the Nabriva AG Common Shares and Nabriva AG ADSs that were invited for tender will not be accepted by Nabriva Ireland. If the Exchange Offer is terminated, there will be no compensatory payment made to holders of Nabriva AG Common Shares or holders of Nabriva AG ADSs. Uncertainty that may occur in the market in connection with this may result in a negative impact on the value of Nabriva AG Common Shares and Nabriva AG ADSs.

Registration of the beneficial interests in the Nabriva Ireland Shares will subject us and the holders of such beneficial interests to certain risks.

        We will enter into a Depository Agreement with DTC (the "DTC Agreement") to facilitate credit of the Nabriva Ireland Shares issued to current Nabriva AG ADS holders holding their ADSs within DTC in connection with the proposed listing and trading of those shares on the NASDAQ Global Select Market. In accordance with the DTC Agreement, following completion of the Exchange Offer, DTC's nominee, Cede & Co., will be registered as the legal owner of certain of the Nabriva Ireland Shares in the Irish shareholder register that we are required to maintain pursuant to the Irish Companies Act. Under the DTC Agreement, DTC will credit the beneficial interests in those Nabriva Ireland Shares in book-entry form to its participants. Accordingly, while the Nabriva Ireland Shares issued in accordance with Irish law will be listed on NASDAQ and traded on the NASDAQ Global Select Market, it will be the beneficial interests in such Nabriva Ireland Shares that are settled and held in DTC. In accordance with market practice and system requirements of the NASDAQ Global Select Market, the Nabriva Ireland Shares will be listed and traded on the NASDAQ Global Select Market under the category of a "Common Share". In respect of beneficial interests in Nabriva Ireland Shares held in DTC, such beneficial ownership would not necessarily be recognized by an Irish court. As such, investors holding beneficial interests in Nabriva Ireland Shares within DTC may have no direct rights against us and our officers and directors and may be required to obtain the cooperation of DTC in order to assert claims against us and our officers and directors, and to look solely to DTC for the payment of any dividends, for exercise of voting rights attaching to the underlying Nabriva Ireland Shares and for all other rights arising in respect of the underlying Nabriva Ireland Shares. We cannot guarantee that DTC will be able to execute its obligations under the DTC Agreement, including that the beneficial owners of the Nabriva Ireland Shares within DTC will receive notice of general meetings in time to instruct DTC to either effect a re-registration of their Nabriva Ireland Shares or otherwise vote their Nabriva Ireland Shares in the manner desired by such beneficial owners. Any such failure may inter alia, limit the access for, delay or prevent, such beneficial shareholders being able to exercise the rights attaching to the underlying Nabriva Ireland Shares.

        DTC will have certain termination rights under the DTC Agreement. In the event that the DTC Agreement is terminated, we will use our reasonable best efforts to enter into a replacement agreement for purposes of permitting the uninterrupted registration of Nabriva Ireland Shares on the NASDAQ Global Select Market. There can be no assurance, however, that it would be possible to enter into such new agreements on substantially the same terms as the DTC Agreement or at all. A termination of the DTC Agreement could, therefore, have a material and adverse effect on us and the beneficial shareholders holding their Nabriva Ireland Shares within DTC. The DTC Agreement limits DTC's liability for any loss suffered by us. DTC disclaims any liability for any loss attributable to circumstances beyond DTC's control, including, but not limited to, errors committed by others. DTC is liable for direct losses incurred as a result of events within DTC's control. Thus, we may not be able to recover our entire loss if DTC does not perform its obligations under the DTC Agreement.

We do not expect to undertake the Squeeze-Out Process and holders of Nabriva AG Common Shares and holders of Nabriva AG ADSs who do not tender into the Exchange Offer may have very limited liquidity options after the Exchange Offer.

        Provided that we acquire 90% or more of the total issued share capital of Nabriva AG (including Nabriva AG Common Shares represented by Nabriva AG ADSs) pursuant to the Exchange Offer, Austrian law permits us to acquire the remaining share capital of Nabriva AG (including Nabriva AG Common Shares represented by Nabriva AG ADSs) for cash pursuant to a Squeeze-Out Process. The actual cash consideration payable to holders of any untendered Nabriva AG Common Shares or Nabriva AG ADSs, if any, acquired by us pursuant to the Squeeze-Out Process will be based on a report prepared by us and the Nabriva AG Management Board, which must be verified by an Austrian court-appointed expert. Generally, such a process takes about 3 to 4 months or more from initiation of the Squeeze-Out Process until non-tendering holders of Nabriva AG Common Shares or Nabriva AG ADSs receive the cash consideration. Under Austrian law, such price will have to be paid in cash, which will have an impact on our liquidity and cash reserves and therefore may have an adverse effect on our financial and operational flexibility.

        We do not expect to undertake the Squeeze-Out Process and cannot give you any assurance that we will undertake the Squeeze-Out Process sometime in the future or that we will have the cash to pay the amounts necessary to effectuate that Squeeze-Out Process. Holders of any untendered Nabriva AG Common Shares or Nabriva AG ADSs are advised that if they do not tender their respective securities in the Exchange Offer, they may be forced to hold their respective security for an indefinite period of time. Consequently, such holders may have to hold their investment indefinitely and may not be able to liquidate their investments or pledge them as collateral for a loan.

The market for any non-tendered Nabriva AG Common Shares or Nabriva AG ADSs will be less liquid following completion of the Exchange Offer, and the value of any non-tendered Nabriva AG Common Shares or Nabriva AG ADSs may decline significantly.

        The market for Nabriva AG Common Shares or Nabriva AG ADSs will be significantly less liquid following completion of the Exchange Offer, and the value of any Nabriva AG Common Shares or Nabriva AG ADSs not tendered into the Exchange Offer may be lower or fluctuate more widely following completion of the Exchange Offer. The exchange of Nabriva AG Common Shares or Nabriva AG ADSs for Nabriva Ireland Shares pursuant to the Exchange Offer will reduce the number of holders of Nabriva AG Common Shares and Nabriva AG ADSs as well as the number of Nabriva AG Common Shares and Nabriva AG ADSs that might otherwise trade publicly and, depending upon the number of Nabriva AG Common Shares and Nabriva AG ADSs so exchanged, will adversely affect the liquidity and market value of the remaining Nabriva AG Common Shares and Nabriva AG ADSs held by the public.

        We may also take steps following the Exchange Offer to change the corporate structure or assets of Nabriva AG and these steps could affect the liquidity and trading value of Nabriva AG Common Shares and Nabriva AG ADSs. Moreover, if permitted by applicable laws and rules of U.S. authorities and the stock exchanges, and depending on the level of acceptance of the Exchange Offer, upon consummation of the Exchange Offer, Nabriva Ireland and its affiliates will cause Nabriva AG to effect one or more of the following: (a) delist the Nabriva AG ADSs from the NASDAQ, (b) suspend Nabriva AG's obligation to file reports under the Exchange Act, until termination of registration thereunder, (c) terminate the registration of the Nabriva AG ADSs under the Exchange Act or (d) terminate the ADS facility.

The Austrian Squeeze-Out Process is a lengthy process to complete. The delay in our acquiring full ownership of Nabriva AG could result in increased administrative costs and burdens and could adversely affect our day-to-day operations and the liquidity and market value of Nabriva Ireland Shares.

        Under Austrian law, the Squeeze-Out Process can be initiated by a shareholder as soon as that shareholder holds more than 90% of a company's issued share capital (Nennkapital). Subsequent to the termination of the Exchange Offer, while Nabriva Ireland may have the ability to initiate such a squeeze-out procedure, Nabriva Ireland does not expect to take advantage of this aspect of Austrian law. See "Additional Information in Relation to Exchange Offer—Squeeze-Out Process" beginning on page 55 for important information regarding the Squeeze-Out Process.

        If we do not initiate the Squeeze-Out Process, a holder of Nabriva AG Common Shares or Nabriva AG ADSs will be deemed to own a minority (as a very insignificant) interest in Nabriva AG. The existence of such minority shareholders in Nabriva AG may, among other things, make it more difficult, or delay our ability, to implement changes to the legal structure of the Nabriva Group, to implement any post-Exchange Offer restructuring of Nabriva AG, and interfere with our day-to-day business operations and corporate governance. For example, intra-group transfers of entities and transactions between us and our subsidiaries and affiliates (or among our subsidiaries and affiliates) will need to be carried out on-market terms and on an arm's-length basis, which may impair the efficiency of day-to-day operations. As a matter of Austrian law, minority shareholders in Nabriva AG would also have the ability to request special investigations, convene general meetings of shareholders and propose agenda items for Nabriva AG's annual general meetings. Each of these circumstances, along with other measures we may need to take to recognize the continuing legal rights of any remaining minority shareholders in Nabriva AG, may result in increased costs and administrative burden.

We may restructure Nabriva AG after the completion of the Exchange Offer or take other steps to acquire Nabriva AG Common Shares and Nabriva AG ADSs.

        If holders of Nabriva AG Common Shares and Nabriva AG ADSs do not tender their Nabriva AG Common Shares and Nabriva AG ADSs into the Exchange Offer, any of these actions may negatively affect the value and liquidity of their remaining interest in Nabriva AG. We reserve the right to use any legally permitted method to acquire any nontendered Nabriva AG Common Shares and Nabriva AG ADSs following the expiration of the Exchange Offer period. We may undertake any means available to us including, but not limited to, by way of purchases or subsequent exchange or tender offers or to engage in one or more corporate restructuring transactions, such as a redomiciliation, deredomiciliation, liquidation, transfer of assets or conversion of Nabriva AG into another form or corporate entity, or to change the Nabriva AG articles of association to alter the corporate or capital structure in a manner beneficial to us and our shareholders. Conversely, if we decide not to, or are not able to, implement any post-closing transactions or restructuring measures, holders of Nabriva AG Common Shares and Nabriva AG ADSs will remain shareholders of Nabriva AG rather than Nabriva Ireland and be subject to the risks that may affect their remaining minority investment in Nabriva AG as further described herein.

Holders of Nabriva AG Common Shares and Nabriva AG ADSs may hold a proportionately higher percentage interest in the Nabriva Group following completion of the Exchange Offer.

        If holders of Nabriva AG Common Shares and holders of Nabriva AG ADSs participate fully in the Exchange Offer and 100% of Nabriva AG Common Shares and Nabriva AG ADSs in issue are tendered into the Exchange Offer, each holder of Nabriva AG Common Shares and holder of Nabriva AG ADSs shall hold the same proportion of the total number of Nabriva Ireland Shares as it currently does of the total number of Nabriva AG Common Shares and Nabriva AG ADSs on completion of the Exchange Offer.

        If less than 100% of the Nabriva AG Common Shares and Nabriva AG ADSs in issue are tendered into the Exchange Offer and the Squeeze-Out Process is undertaken, tendering holders of Nabriva AG Common Share and Nabriva AG ADSs will receive a higher proportionate percentage interest in the Nabriva Group than they currently hold on completion of the Exchange Offer and the Squeeze-out Process, due to the fact that nontendering holders of Nabriva AG Common Shares or holders of Nabriva AG ADSs will not receive Nabriva Ireland Shares.

        We do not expect to undertake the Squeeze-Out Process and cannot give you any assurance that we will undertake the Squeeze-Out Process sometime in the future or that we will have the cash to pay the amounts necessary to effectuate that Squeeze-Out Process. Holders of any untendered Nabriva AG Common Shares or Nabriva AG ADSs are advised that if they do not tender their respective securities in the Exchange Offer, they may be forced to hold their respective security for an indefinite period of time. Consequently, such holders may have to hold their investment indefinitely and may not be able to liquidate their investments or pledge them as collateral for a loan.

The Nabriva AG ADSs will be delisted from the NASDAQ Global Select Market following completion of the Exchange Offer.

        If permitted by applicable laws and rules of U.S. authorities and the stock exchanges, upon completion of the Exchange Offer, we intend to cause Nabriva AG to delist the Nabriva AG ADSs from the NASDAQ Global Select Market. Nabriva Ireland has applied for all of the Nabriva Ireland Shares to trade on the NASDAQ Global Select Market, which is expected to be the only listing of the Nabriva Ireland Shares (the "Replacement Listing"). The NASDAQ Global Select Market will make the final decision as to whether the Replacement Listing will be permitted or not and consequently, whether the Nabriva AG ADSs will be delisted from the NASDAQ Global Select Market. We expect that such delisting will result in a decrease in the liquidity of the Nabriva AG ADSs, which will make it difficult for holders of Nabriva AG ADSs to divest of their holdings. Non-tendering investors in Nabriva AG may accordingly be forced to hold their Nabriva AG Common Shares and Nabriva AG ADSs for an indefinite period of time.

An active market in Nabriva Ireland Shares may not develop or be liquid enough for investors to resell their Nabriva Ireland Shares.

        There is currently no public market for the Nabriva Ireland Shares. We have applied for the Nabriva Ireland Shares to be listed on the NASDAQ Global Select Market under the symbol "NBRV." We cannot assure you as to the price at which the Nabriva Ireland Shares will trade after the Exchange Offer. Until the Nabriva Ireland Shares are fully distributed and an orderly market develops in such shares, the price at which such shares trade may fluctuate significantly.

        There has been no prior public market for the Nabriva Ireland Shares, and we cannot predict the extent to which an active market for such shares will develop or be sustained following completion of the Exchange Offer, or how the development of such a market might affect the market price for the Nabriva Ireland Shares. There can be no assurance that the Replacement Listing will be achieved, that a liquid market will develop for the Nabriva Ireland Shares, that holders of the Nabriva Ireland Shares will be able to sell their Nabriva Ireland Shares or that such holders will be able to sell their Nabriva Ireland Shares for a price that reflects their value.

The Nabriva Ireland Shares will not be listed on any exchange outside of the United States, which may negatively impact their liquidity.

        Like the Nabriva AG ADSs, the Nabriva Ireland Shares will be listed only in the United States on the NASDAQ Global Select Market. We do not expect to list the Nabriva Ireland Shares in any other jurisdiction or on any other exchange. As a result, a holder of the Nabriva Ireland Shares outside of the United States may not be able to effect transactions in the Nabriva Ireland Shares as readily as the holder may if the Nabriva Ireland Shares were listed on an exchange in that holder's home jurisdiction, which may negatively impact its liquidity.

Following the completion of the Exchange Offer, Nabriva AG, as a subsidiary of Nabriva Ireland, may no longer be in a position to continue to rely on certain government grants and funding from the Austrian government. Should these funds cease to be available, or our eligibility be reduced, or if we are required to repay any of these funds, this could impact our ongoing need for funding and the timeframes within which we currently expect additional funding will be required.

        Nabriva AG carries out extensive research and development activities, whereby it benefits from the Austrian research and development support regime, under which it is eligible to receive a research premium from the Austrian government equal to 12% (10%, in the case of fiscal years prior to 2016) of a specified research and development cost base. Qualifying expenditures are largely comprised of research and development activities conducted in Austria, however, the research premium is also available for certain related third-party expenses with additional limitations. Nabriva AG received research premiums of $4.3 million for the year ended December 31, 2015 and $1.4 million for the year ended December 31, 2014. Nabriva AG expects to receive a research premium for its qualified 2016 expenditures. With the closing of the Exchange Offer, Nabriva AG will continue operating as a subsidiary of Nabriva Ireland and we do not expect government grants and funding from the Austrian government to be negatively impacted. However, Nabriva AG may not be able to continue to claim research premiums to the same extent as it has in previous years, as some research and development activities may no longer be considered to occur in Austria. As research premiums that have been paid out to Nabriva AG already may be audited by Austrian tax authorities, there is a risk that parts of the submitted cost base may not be considered as eligible and therefore repayments may have to be made. There is no assurance that Nabriva AG will be effective in our continued efforts to participate in the Austrian research and development support regime.

RISK FACTORS RELATED TO HAVING AN IRISH HOLDING COMPANY OF THE NABRIVA GROUP

The rights of our shareholders may differ from the rights typically offered to shareholders of an Austrian company.

        Your rights as a shareholder of Nabriva Ireland will be governed by Irish law and differ from the rights of shareholders under Austrian law. As of the date of this offer to exchange/prospectus, Nabriva Ireland is a public limited company incorporated under the laws of Ireland. Therefore, the rights of holders of ordinary shares are governed by Irish law and by Nabriva Ireland's memorandum and articles of association. These rights differ from the typical rights of shareholders in Austrian companies.

Nabriva Ireland's shareholders may be entitled to pre-emptive rights under Irish law, which could limit Nabriva Ireland's ability to raise funds through future non-pre-emptive issuances of ordinary shares for cash.

        Subject to specified exceptions, including the opt-out described in Nabriva Ireland's constitution, Irish law grants statutory pre-emptive rights to existing shareholders to subscribe for new issuances of ordinary shares for cash. The current opt-out described in Nabriva Ireland's constitution must be renewed after five years by a resolution approved by not less than 75% of the votes cast by our shareholders at a general meeting. Nabriva Ireland expects that it will seek renewal of the opt-out at an annual general meeting within five years from the adoption date of its constitution, which will have been adopted shortly prior to the completion of the Exchange Offer. However, it cannot be guaranteed that the pre-emptive rights opt-out will always be approved. If this opt-out is not renewed, it can make any future equity fundraising for cash more cumbersome, costly and time consuming.

Our Board of Directors may be limited by the Irish Takeover Rules in its ability to defend an unsolicited takeover attempt.

        Following the authorization for trading of our ordinary shares on the NASDAQ Global Select Market, we will become subject to the Irish Takeover Panel Act, 1997, Irish Takeover Rules 2013 ("Irish Takeover Rules"). Under the Irish Takeover Rules we will not be permitted to take certain actions that might "frustrate" an offer for our ordinary shares once our Board of Directors has received an offer for the entire issued share capital of Nabriva Ireland, or has reason to believe such an offer is or may be imminent, without the approval of more than 50% of the votes cast by our shareholders at a general meeting or the consent of the Irish Takeover Panel. This could limit the ability of our Board of Directors to take defensive actions even if it believes that such defensive actions would be in our best interests or the best interests of our shareholders.

Anti-takeover provisions in our articles of association could make an acquisition of us more difficult, limit attempts by our shareholders to replace or remove our current directors and management team, and limit the market price of our ordinary shares.

        Our articles of association will contain provisions that may delay or prevent a change of control, discourage bids at a premium over the market price of our ordinary shares and adversely affect the market price of our ordinary shares and the voting and other rights of the holders of our ordinary shares. These provisions include:

  •
  permitting our Board of Directors to issue preference shares without shareholder approval, with such rights, preferences and privileges as they may designate;

  •
  provisions which allow our Board of Directors to adopt a shareholder rights plan upon such terms and conditions as it deems expedient and in our best interests;

  •
  establishing an advance notice procedure for shareholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our Board of Directors;

  •
  the ability of our Board of Directors to fill vacancies on our board in certain circumstances; and

  •
  imposing particular approval and other requirements in relation to certain business combinations.

        These provisions do not make us immune from takeovers. However, these provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management team by making it more difficult for shareholders to replace members of our Board of Directors, which is responsible for appointing the members of our management.

The operation of the Irish Takeover Rules may affect the ability of certain parties to acquire our ordinary shares.

        Under the Irish Takeover Rules, if an acquisition of ordinary shares were to increase the aggregate holding of the acquirer and its concert parties to ordinary shares that represent 30% or more of the voting rights of Nabriva Ireland, the acquirer and, in certain circumstances, its concert parties would be required (except with the consent of the Irish Takeover Panel) to make an offer for the outstanding ordinary shares at a price not less than the highest price paid for the ordinary shares by the acquirer or its concert parties during the previous 12 months. This requirement would also be triggered by an acquisition of ordinary shares by a person holding (together with its concert parties) ordinary shares that represent between 30% and 50% of the voting rights in the company if the effect of such acquisition were to increase that person's percentage of the voting rights by 0.05% within a 12 month period. Following the authorization for trading of our ordinary shares on the NASDAQ Global Select Market, under the Irish Takeover Rules, certain separate concert parties will be presumed to be acting in concert. The Board of Directors of Nabriva Ireland and their relevant family members, related trusts and "controlled companies" are presumed to be acting in concert with any corporate shareholder who holds 20% or more of Nabriva Ireland. The application of these presumptions may result in restrictions upon the ability of any of the concert parties and/or members of our Board of Directors to acquire more of our securities, including under the terms of any executive incentive arrangements. Following the listing of our ordinary shares on NASDAQ Global Select Market, we may consult with the Irish Takeover Panel with respect to the application of this presumption and the restrictions on the ability to acquire further securities, although we are unable to provide any assurance as to whether the Irish Takeover Panel will overrule this presumption. For a description of certain takeover provisions applicable to us, see "Description of the Ordinary Shares—Irish Takeover Rules" beginning on page 86. Accordingly the application of the Irish Takeover Rules may restrict the ability of certain of our shareholders and directors to acquire our ordinary shares.

We do not expect to pay dividends in the foreseeable future.

        Nabriva AG has not paid any dividends on its common shares since its incorporation. Even if future operations lead to significant levels of distributable profits, we currently intend that earnings, if any, will be reinvested in our business and that dividends will not be paid until we have an established revenue stream to support continuing dividends. Payment of future dividends to security holders will be at the discretion of the Board of Directors of Nabriva Ireland, after taking into account various factors including our business prospects, cash requirements, financial performance, debt covenant limitations and new product development. In addition, any determination to pay dividends in the future would be subject to compliance with applicable laws, including the Irish Companies Act. The Irish Companies Act, among other requirements, requires Irish companies to have distributable reserves equal to or greater than the amount of the proposed dividend. Unless Nabriva Ireland creates sufficient distributable reserves from its business activities, the creation of such distributable reserves would involve a reduction of Nabriva Ireland's share premium account, which would require the approval of (i) 75% of Nabriva Ireland shareholders present and voting at a shareholder meeting, and (ii) the Irish High Court. In the event that we do not undertake a reduction of capital to create distributable reserves, no distributions by way of dividends, share repurchases or otherwise will be permitted under Irish law until such time as Nabriva Ireland has created sufficient distributable reserves from its business activities.

Irish law will require that Nabriva Ireland meet certain additional financial requirements before it declares dividends following a distribution.

        Under Irish law, Nabriva Ireland will be able to declare dividends and make distributions only out of "distributable reserves." Distributable reserves are the accumulated realized profits of Nabriva Ireland that have not previously been utilized in a distribution or capitalization less accumulated realized losses that have not previously been written off in a reduction or reorganization of capital, and include reserves created by way of a reduction of capital, including the share premium account. In addition, no distribution or dividend may be paid or made by Nabriva Ireland unless the net assets of Nabriva Ireland are equal to, or exceed, the aggregate of Nabriva Ireland's called up share capital plus non-distributable reserves and the distribution does not reduce Nabriva Ireland's net assets below such aggregate. Non-distributable reserves include the share premium account, the capital redemption reserve fund and the amount by which Nabriva Ireland's accumulated unrealized profits that have not previously utilized by any capitalization exceed Nabriva Ireland's accumulated unrealized losses that have not previously been written off in a reduction or reorganization of capital.

Your percentage ownership in Nabriva Ireland may be diluted in the future.

        In the future, your percentage ownership in Nabriva Ireland may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that Nabriva Ireland will be granting to directors, officers and employees of the Nabriva Group. From time to time, Nabriva Ireland may issue additional options or other stock-based awards to its directors, officers and employees under Nabriva Ireland's benefits plans. Such awards will have a dilutive effect on Nabriva Ireland's earnings per share, which could adversely affect the market price of Nabriva Ireland Shares.

        In addition, Nabriva Ireland's articles of association will authorize Nabriva Ireland to issue, without the approval of Nabriva Ireland's shareholders, one or more classes or series of preferred shares having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over Nabriva Ireland Shares respecting dividends and distributions, as the Board of Directors of Nabriva Ireland generally may determine. The terms of one or more classes or series of preferred shares could dilute the voting power or reduce the value of Nabriva Ireland's ordinary shares. For example, Nabriva Ireland could grant the holders of preferred shares the right to elect some number of Nabriva Ireland's directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences Nabriva Ireland could assign to holders of preferred shares could affect the residual value of the ordinary shares. See "Description of Ordinary Shares—Voting" beginning on page 82 and "Description of

Ordinary Shares—Duration; Dissolution; Rights Upon Liquidation" beginning on page 90 for more information.

As an Irish public limited company, certain capital structure decisions will require shareholder approval, which may limit Nabriva Ireland's flexibility to manage its capital structure.

        Irish law provides that a Board of Directors may allot and issue shares (or rights to subscribe for or convert into shares) only with the prior authorization of shareholders, such authorization for a maximum period of five years, each as specified in the articles of association or relevant shareholder resolution. This authorization would need to be renewed by Nabriva Ireland's shareholders upon its expiration (i.e., at least every five years). The Nabriva Ireland articles of association will authorize the allotment of shares for a period of five years from the date of adoption of the Nabriva Ireland articles of association, which authorization will need to be renewed by ordinary resolution, being a resolution passed by a simple majority of votes cast, upon expiration (i.e., at least every five years) but may be sought more frequently for additional five-year terms (or any shorter period).

        Irish law also generally provides shareholders with preemptive rights when new shares are issued for cash; however, it is possible for the Nabriva Ireland articles of association, or shareholders in general meeting, to exclude preemptive rights. Such an exclusion of preemptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the exclusion is contained in the articles of association, or from the date of the shareholder resolution, if the exclusion is by shareholder resolution; in either case, this exclusion would need to be renewed by Nabriva Ireland's shareholders upon its expiration (i.e., at least every five years). The Nabriva Ireland articles of association will exclude preemptive rights for a period of five years from the date of adoption of the Nabriva Ireland articles of association, which exclusion will need to be renewed by special resolution, being a resolution passed by not less than 75% of votes cast, upon expiration (i.e., at least every five years) but may be sought more frequently for additional five-year terms (or any shorter period).

        Irish law also generally prohibits a public company from repurchasing its own shares without the prior approval of shareholders by ordinary resolution, being a resolution passed by a simple majority of votes cast, and other formalities. Such approval may be for a maximum period of up to five years. Nabriva Ireland anticipates that, prior to completion of the Exchange Offer, an ordinary resolution will be adopted to permit purchases of Nabriva Ireland Shares. This ordinary resolution will need to be renewed upon expiration (i.e., at least every five years) but may be sought more frequently for additional five-year terms (or any shorter period).

RISKS FACTORS RELATING TO TAXATION

After the Redomiciliation Transaction, a future transfer of Nabriva Ireland Shares, other than by means of the transfer of book-entry interests in DTC, may be subject to Irish stamp duty.

        Transfers of Nabriva Ireland Shares effected by means of the transfer of book entry interests in DTC will not be subject to Irish stamp duty. It is anticipated that the majority of Nabriva Ireland Shares will be held through DTC by brokers who hold beneficial interests in such shares on behalf of customers. However, if you hold your Nabriva Ireland Shares directly rather than beneficially through DTC, any transfer of your Nabriva Ireland Shares could be subject to Irish stamp duty (currently at the rate of 1% of the higher of the price paid or the market value of the shares acquired, whichever is greater). Payment of Irish stamp duty is generally a legal obligation of the transferee. The potential for stamp duty could adversely affect the price of your shares. See "Material Tax Consequences—Stamp Duty" beginning on page 67 for more information.

After the Redomiciliation Transaction, dividends paid by Nabriva Ireland may be subject to Irish dividend withholding tax.

        As noted elsewhere in this offer to exchange/prospectus, Nabriva Ireland does not expect to pay dividends for the foreseeable future. To the extent that it does make dividend payments (or other returns to shareholders that are treated as "distributions" for Irish tax purposes), it should be noted that, in certain limited circumstances, dividend withholding tax (currently at a rate of 20%) may arise in respect of dividends paid on Nabriva Ireland Shares. A number of exemptions from dividend withholding tax exist, such that shareholders resident in European Union member states (other than Ireland) or other countries with which Ireland has signed a double tax treaty, which would include the U.S., should generally be entitled to exemptions from dividend withholding tax provided that the appropriate documentation is in place. See "Material Tax Consequences—Material Irish Tax Consequences—Withholding Tax on Dividends" beginning on page 67 for more information and, in particular, please note the requirement to complete certain dividend withholding tax forms in order to qualify for many of the exemptions.

After the Redomiciliation Transaction, dividends received by Irish residents and certain other shareholders may be subject to Irish income tax.

        As noted elsewhere in this offer to exchange/prospectus, Nabriva Ireland does not expect to pay dividends for the foreseeable future. To the extent that it does make dividend payments (or other returns to shareholders that are treated as "distributions" for Irish tax purposes), it should be noted that shareholders who are entitled to an exemption from Irish dividend withholding tax on dividends received from Nabriva Ireland will not be subject to Irish income tax in respect of those dividends, unless they have some connection with Ireland other than their shareholding in Nabriva Ireland (for example, they are resident in Ireland). Shareholders who are not resident nor ordinarily resident in Ireland but who are not entitled to an exemption from Irish dividend withholding tax will generally have no further liability to Irish income tax on those dividends which suffer dividend withholding tax. Please see "Material Tax Consequences—Material Irish Tax Consequences—Income Tax on Dividends Paid on Nabriva Ireland Shares" beginning on page 68 for more information.

Nabriva Ireland Shares received by means of a gift or inheritance could be subject to Irish capital acquisitions tax.

        Irish capital acquisitions tax ("CAT") could apply to a gift or inheritance of Nabriva Ireland Shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because Nabriva Ireland Shares will be regarded as property situated in Ireland. The person who receives the gift or inheritance has primary liability for CAT. Gifts and inheritances passing between spouses are exempt from CAT. Children have a tax-free threshold of €310,000 in respect of taxable gifts or inheritances received from their parents. Please see "Material Tax Consequences—Material Irish Tax Consequences—Capital Acquisitions Tax" beginning on page 69 for more information.

        It is recommended that holders of Nabriva AG Common Shares or Nabriva AG ADSs consult their own tax advisors as to the tax consequences of this Exchange Offer, including the acquisition, ownership and disposal of Nabriva Ireland Shares.

Under Austrian Tax Law, the exchange of shares is considered a taxable barter.

        The exchange of Nabriva AG Common Shares or Nabriva AG ADSs for Nabriva Ireland Shares may be considered a taxable event in Austria and could lead to capital gains taxation due to the fact that such barter is according to Austrian income tax law deemed a sale of shares in Nabriva AG.

        If the Nabriva AG Common Shares or the Nabriva AG ADSs are held by an individual resident in Austria, the Exchange Offer will, in general, lead to personal income tax of 27.5% based on the difference between the acquisition costs of the Nabriva AG Common Shares or the Nabriva AG ADSs and their respective fair market value (at the same time the fair market value of the Nabriva Ireland Shares is considered to be their acquisition costs for tax purposes). However, if the individual resident in Austria is an entrepreneur obliged to keep books and the Nabriva AG Common Shares and the Nabriva AG ADSs are considered business assets of this individual enterprise, the personal income tax will be calculated based on the difference between the book value of the Nabriva AG Common Shares or the Nabriva AG ADSs and their respective fair market value.

        If the Nabriva AG Common Shares or Nabriva AG ADSs are held by an entity resident in Austria, the Exchange Offer will lead to corporate income tax of 25% of the difference amount between the book value of the Nabriva AG Common Shares or the Nabriva AG ADSs and their respective fair market value.

        The Exchange Offer does not extend to outstanding options to acquire shares of Nabriva AG granted pursuant to employee equity plans. Nabriva AG currently has two stock option plans in place—the Nabriva AG Stock Option Plan 2007 (the "SOP 2007") and the Nabriva AG Stock Option Plan 2015 (the "SOP 2015", and collectively with the SOP 2007, the "Nabriva SOPs"). The options outstanding under both plans are referred to herein as the "Nabriva AG Stock Options". The SOP 2007 plan is a stock option plan for all employees including members of the Management Board and selected members of the Supervisory Board. On completion of the Exchange Offer, the Nabriva SOPs will be amended and restated to take account of certain requirements under Irish law. Nabriva Ireland will assume the Nabriva SOPs and the existing awards thereunder. According to the legal view of the Austrian tax authorities, stock options are not considered an asset in the meaning of Austrian tax law, if the beneficiary is not entitled to transfer the stock option. In such case the stock option is considered a mere vested right. An exchange of this vested right for another vested right is not considered a taxable barter and will not lead to capital gains taxation in Austria. Under this view the exchange of the Nabriva AG Stock Options is tax neutral.

        The tax consequences outlined above are based on the current legal view of the Austrian tax authorities. There is no case law for this special case.

        It is therefore strongly recommended for each holder of (a) Nabriva AG Common Shares, (b) Nabriva AG ADSs and (c) stock options under the Nabriva SOPs to consult a qualified tax advisor in order to assess the Austrian tax consequences in detail.

If Nabriva AG constitutes a PFIC with respect to any U.S. holder of Nabriva AG ADSs or Nabriva AG Common Shares, the U.S. income tax consequences of the Exchange Offer or the Squeeze-Out Process (if any) to such U.S. holder could be different.

        The determination as to whether Nabriva AG is a passive foreign investment company, or PFIC, for any U.S. holder of Nabriva AG ADSs or Nabriva AG Common Shares is primarily factual and there is little administrative or judicial authority on which to rely to make a determination. Nabriva AG may have qualified as a PFIC for its 2016 taxable year, and perhaps could qualify for its 2017 taxable year. If Nabriva AG is a PFIC with respect to any U.S. holder of Nabriva AG ADSs or Nabriva AG Common Shares, such holder may suffer different, more adverse tax consequences as a result of the Exchange Offer or the Squeeze-Out Process that the holder would were Nabriva AG not a PFIC as to the holder. See "Material Tax Consequences—Certain PFIC Considerations Related to the Exchange Offer and Squeeze-Out Process" beginning on page 55 for more information.

Nabriva AG has incurred significant losses since its inception. We expect to incur losses for at least the next several years and may never generate profits from operations or maintain profitability.

        Since inception, Nabriva AG has incurred significant operating losses. Nabriva AG's net losses were $54.9 million for the year ended December 31, 2016, $47.0 million for the year ended

December 31, 2015 and $14.2 million for the year ended December 31, 2014. As of December 31, 2016, Nabriva AG had accumulated losses of $204.8 million. To date, Nabriva AG had financed its operations primarily through the sale of its equity securities, including the Nabriva AG ADSs, and private placements of the Nabriva AG Common Shares, convertible loans and research and development support from governmental grants and loans. Nabriva AG has devoted substantially all of its efforts to research and development, including clinical trials. Nabriva AG has not completed development of any drugs. We expect to continue to incur significant expenses and increasing operating losses for at least the next several years. The net losses we incur may fluctuate significantly from quarter-to-quarter and year-to-year.

        We anticipate that our expenses will increase substantially as we progress our two international Phase 3 clinical trials of our lead product candidate, lefamulin, for the treatment of community-acquired bacterial pneumonia, or "CABP". Nabriva AG has initiated the first of these clinical trials, which we refer to as LEAP 1, in September 2015 and initiated the second trial, which we refer to as LEAP 2, in April 2016. If the results of these two trials are favorable, including achievement of the primary efficacy endpoints of the trials, we expect to submit applications for marketing approval for lefamulin for the treatment of CABP in both the United States and Europe in 2018. We also continue to characterize the clinical pharmacology of lefamulin. If we obtain marketing approval of lefamulin for CABP or another indication, we also expect to incur significant sales, marketing, distribution and manufacturing expenses.

        In addition, our expenses will increase if and as we:

  •
  initiate or continue the research and development of lefamulin for additional indications and of our other product candidates;

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  seek to discover and develop additional product candidates;

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  seek marketing approval for any product candidates that successfully complete clinical development;

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  ultimately establish a sales, marketing and distribution infrastructure and scale up manufacturing capabilities to commercialize any product candidates for which we receive marketing approval;

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  in-license or acquire other products, product candidates or technologies;

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  maintain, expand and protect our intellectual property portfolio;

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  expand our physical presence in the United States; and

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  add operational, financial and management information systems and personnel, including personnel to support our product development, our operations as a public company and our planned future commercialization efforts.

        Our ability to generate profits from operations and remain profitable depends on our ability to successfully develop and commercialize drugs that generate significant revenue. Based on our current plans, we do not expect to generate significant revenue unless and until we obtain marketing approval for, and commercialize, lefamulin. We do not expect to obtain marketing approval before 2019, if at all. This will require us to be successful in a range of challenging activities, including:

  •
  completing enrollment for our Phase 3 clinical trials of lefamulin for the treatment of CABP and completing both trials as and when we expect;

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  obtaining favorable results from our Phase 3 clinical trials of lefamulin for the treatment of CABP;

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  subject to obtaining favorable results from our Phase 3 clinical trials, applying for and obtaining marketing approval for lefamulin;

  •
  establishing sales, marketing and distribution capabilities to effectively market and sell lefamulin in the United States;

  •
  establishing collaboration, distribution or other marketing arrangements with third parties to commercialize lefamulin in markets outside the United States;

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  protecting our rights to our intellectual property portfolio related to lefamulin;

  •
  contracting for the manufacture of and obtaining commercial quantities of lefamulin; and

  •
  negotiating and securing adequate reimbursement from third-party payors for lefamulin.

        We may never succeed in these activities and, even if we do, may never generate revenues that are significant enough to generate profits from operations. Even if we do generate profits from operations, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to generate profits from operations and remain profitable would decrease the value of our company and could impair our ability to raise capital, expand our business, maintain our research and development efforts, diversify our product offerings or continue our operations. A decline in the value of our company could also cause the holders of Nabriva AG Common Shares to lose all or part of their investment.

CAUTIONARY INFORMATION REGARDING THE FORWARD-LOOKING STATEMENTS

Forward-looking Statements

        This offer to exchange/prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections of this offer to exchange/prospectus titled "Summary", "Risk Factors" and "The Transaction". All statements, other than statements of historical facts, contained in this offer to exchange/prospectus, including statements regarding the Nabriva Group's future results of operations and financial position, business strategy, prospective products, product approvals, research and development costs, timing and likelihood of success, plans and objectives of management for future operations, future results of current and anticipated products and the success and consequences of the Exchange Offer and the Redomiciliation Transaction, are forward-looking statements. These statements relate to future events or to the Nabriva Group's future financial performance and involve known and unknown risks, uncertainties and other factors which may cause Nabriva Ireland's or the Nabriva Group's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The words "anticipate", "assume", "believe", "contemplate", "continue", "could", "estimate", "expect", "goal", "intend", "may", "might", "objective", "plan", "potential", "predict", "project", "positioned", "seek", "should", "target", "will", "would", or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the Nabriva Group's business and the industry in which it operates and management's beliefs and assumptions are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors. These forward-looking statements include statements regarding:

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  the benefits and effects of the Redomiciliation Transaction and the Exchange Offer;

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  the timing and outcome of the Exchange Offer and subsequent Squeeze-Out Process (if required);

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  the timing, progress and results of clinical trials for the Nabriva Group's product candidates, including statements regarding the timing of initiation and completion of clinical trials, dosing of subjects and the period during which the results of the clinical trials will become available;

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  the timing, scope or likelihood of regulatory filings and approvals for the Nabriva Group's product candidates;

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  the Nabriva Group's ability to successfully commercialize its product candidates;

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  potential benefits of the clinical development and commercial experience of the Nabriva Group's management team;

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  the Nabriva Group's ability to effectively market any product candidates that receive regulatory approval with a small, focused sale force;

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  potential development and commercial synergies from having multiple product candidates for related indications;

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  the Nabriva Group's commercialization, marketing and manufacturing capabilities and strategy;

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  our expectation regarding the safety and efficacy of the Nabriva Group's product candidates;

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  the potential clinical utility and benefits of the Nabriva Group's product candidates;

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  the Nabriva Group's ability to advance its product candidates through various stages of development, especially through pivotal safety and efficacy trials;

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  our estimates regarding the potential market opportunity for the Nabriva Group's product candidates;

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  the Nabriva Group's strategy to in-license, acquire and develop new product candidates and its ability to execute that strategy;

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  developments and projections relating to the Nabriva Group's competitors or its industry;

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  the Nabriva Group's ability to become profitable;

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  our estimates regarding the Nabriva Group's expenses, future revenue, capital requirements and needs for additional financing;

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  the Nabriva Group's ability to secure additional financing when needed on acceptable terms;

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  the impact of government laws and regulations in Ireland, the U.S. and other foreign countries;

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  the implementation of the Nabriva Group's business model, strategic plans for its business, product candidates and technology;

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  the Nabriva Group's intellectual property position;

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  the Nabriva Group's ability to rely on orphan drug designation for market exclusivity;

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  the Nabriva Group's ability to attract or retain key employees, advisors or consultants; and

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  our plans for the redomiciliation of our ultimate parent company from Austria to Ireland.

        Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. As a result, any or all of the forward-looking statements in this offer to exchange/prospectus may turn out to be inaccurate. We have included important factors in the cautionary statements included in this offer to exchange/prospectus, particularly in the section of this offer to exchange/prospectus titled "Risk Factors", that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and shareholders should not place undue reliance on our forward-looking statements. Moreover, we operate in a highly competitive and rapidly changing environment in which new risks often emerge. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments the Nabriva Group may make.

        Holders of Nabriva AG Common Shares and Nabriva AG ADSs should read this offer to exchange/prospectus completely and with the understanding that the impact of the Redomiciliation Transaction may be materially different from what we expect. The forward-looking statements contained in this offer to exchange/prospectus are made as of the date of this offer to exchange/prospectus, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The selected financial data set forth below for the years ended December 31, 2016, 2015, and 2014 and as of December 31, 2016 and 2015 has been derived from the audited consolidated financial statements of Nabriva AG which have been prepared in accordance with U.S. GAAP. Financial data set forth below for the year ended December 31, 2013 and as of December 31, 2014 and 2013 has been derived from the audited consolidated financial statements with retrospective adjustment for change in reporting currency to the U.S. dollar effective January 1, 2016 and not included in the Nabriva AG 10-K. Our historical results are not necessarily indicative of the results that may be expected in the future.

        You should read this information in conjunction with the historical financial statements of Nabriva AG and the related notes, including those contained in the Nabriva AG 10-K, which is incorporated by reference into this registration statement. See "Where You Can Find More Information and Incorporation by Reference" beginning on page 16 for more information.

	Year ended December 31,
(in thousands)	2013	2014	2015	2016
Consolidated Operations Data:
Revenues	$3,194	$2,398	$3,767	$6,482
Costs and Expenses:
Research and development	(10,471)	(9,355)	(23,604)	(47,994)
General and administrative	(3,582)	(3,739)	(7,921)	(13,535)

Total operating expenses	(14,053)	(13,094)	(31,525)	(61,529)

Loss from operations	(10,859)	(10,696)	(27,758)	(55,047)
Other income (expense):
Other income (expense), net	31,805	(524)	2,427	(783)
Interest income	5	2	14	343
Interest expense	(2,856)	(2,910)	(22,092)	(75)

Income (loss) before income taxes	18,095	(14,128)	(47,409)	(55,562)

Income tax (expense) benefit	(1,030)	(94)	445	672

Net income (loss)	$17,065	$(14,222)	$(46,964)	$(54,890)

	As of December 31,
(in thousands)	2013	2014	2015	2016
Consolidated Balance Sheet Data:
Cash and cash equivalents and short- term investments	$4,539	$2,150	$36,446	$32,778
Total assets	7,343	4,812	117,711	93,240
Long term liabilities	2,856	5,741	84	107
Total liabilities	25,969	33,192	9,005	15,984
Mezzanine equity	—	634	—	—
Accumulated deficit	(106,173)	(120,587)	(171,426)	(204,842)
Total stockholder's equity (deficit)	(18,626)	(29,014)	108,706	77,256

THE TRANSACTION

Existing Nabriva Group

Background

        Nabriva AG is a clinical stage biopharmaceutical company engaged in the research and development of novel anti-infectives to treat serious infections, with a focus on the pleuromutilin class of antibiotics. Nabriva AG's medicinal chemistry expertise has enabled targeted discovery of novel pleuromutilins, including both intravenous and oral formulations of its lead product candidate, lefamulin. Lefamulin is a novel semi-synthetic pleuromutilin antibiotic with the potential to be the first-in-class available for systemic administration in humans. Nabriva AG believes that lefamulin is the first antibiotic with a novel mechanism of action to have reached late-stage clinical development in more than a decade. Lefamulin is currently being evaluated in two global, registrational Phase 3 clinical trials in patients with moderate to severe CABP. Nabriva AG believes lefamulin is well positioned for use as a first-line empiric monotherapy for the treatment of moderate to severe CABP due to its novel mechanism of action, targeted spectrum of activity, resistance profile, achievement of substantial drug concentration in lung tissue and fluid, oral and IV formulations and a favorable tolerability profile. Nabriva AG intends to further pursue development of lefamulin for additional indications, including the treatment of acute bacterial skin and skin structure infections ("ABSSSI"), and is developing a formulation of lefamulin appropriate for pediatric use. Nabriva AG owns exclusive, worldwide rights to lefamulin, which are protected by composition of matter patents issued in the United States, Europe and Japan.

        Nabriva AG was incorporated in October 2005 in Austria under the name Samisa Beteiligungsverwaltungs GmbH, a limited liability company organized under Austrian law, as a spin-off from Sandoz GmbH. In February 2006, Nabriva AG changed its name to Nabriva Therapeutics Forschungs GmbH and commenced operations. In 2007, Nabriva AG transformed into a stock corporation (Aktiengesellschaft) under the name Nabriva Therapeutics AG. Nabriva AG is incorporated under the laws of the Republic of Austria and registered with the Austrian Companies Register.

        Nabriva AG's executive offices are located at Leberstrasse 20, 1110 Vienna, Austria. Nabriva AG's U.S. operations are conducted by its wholly-owned subsidiary, Nabriva Therapeutics US, Inc., a Delaware corporation established in August 2014 and located at 1000 Continental Drive, Suite 600, King of Prussia, PA 19406. Nabriva AG's ADSs have traded on the NASDAQ Global Select Market under the symbol "NBRV" since its initial public offering in the United States in September 2015.

        As of March 15, 2017, Nabriva AG employed 59 employees, 38 employees at its offices in Vienna, Austria and 21 at its office in King of Prussia, Pennsylvania.

        Nabriva AG's website address is www.nabriva.com. The information contained on, or that can be accessed from, that website does not form part of this offer to exchange/prospectus. Nabriva AG's agent for service of process in the United States is CT Corporation System, 111 Eighth Avenue, New York, New York 10011.

Properties and Facilities

        Nabriva AG's facilities consist of approximately 3,100 square meters of leased laboratory and office space in Vienna, Austria. Nabriva AG leases approximately 18,200 square feet of office space in King of Prussia, Pennsylvania, and believes that its existing facilities are adequate to meet its current needs, and that suitable additional alternative spaces will be available in the future on commercially reasonable terms.

Nabriva Ireland

Background

        Nabriva Ireland was incorporated in Ireland on March 1, 2017 with company registration number 599588 as a public limited company. We are governed under the Irish Companies Act and domiciled in Ireland. We were incorporated for the purposes of effecting the redomiciliation of the Nabriva Group's ultimate parent company from Austria to Ireland.

        As of the date of this offer to exchange/prospectus, we are wholly owned by a nominee shareholder because if we were a subsidiary of Nabriva AG, we would be prohibited under Austrian law from acquiring shares in Nabriva AG and consequently from conducting the Exchange Offer.

        We currently have no operations other than in connection with the Exchange Offer, and have no material assets or liabilities. To date, Nabriva Ireland has not conducted any activities other than those incidental to its formation, the making of the Exchange Offer, and the preparation of applicable filings under U.S. securities laws.

Share Capital

        As of the date of this offer to exchange/prospectus, the authorized share capital of Nabriva Ireland is €25,000 and US$11,000,000, comprised of 25,000 Euro deferred shares of €1.00 each, 1,000,000,000 ordinary shares of US$0.01 each and 100,000,000 preferred shares of US$0.01 each with a liquidation preference per share as determined by the directors. The 25,000 Euro deferred shares have been issued in order to satisfy minimum statutory requirements for all Irish public limited companies commencing operations. These Euro deferred shares carry no voting or dividend rights. All outstanding Euro deferred shares, together with the ordinary share held by the current nominee shareholder of Nabriva Ireland, will be acquired for nil consideration and cancelled by Nabriva Ireland shortly after the consummation of the Exchange Offer.

Stock Exchange Listing

        The Nabriva Ireland Shares are not currently traded or quoted on a stock exchange or quotation system. Nabriva Ireland expects that, immediately after completion of the Exchange Offer, the Nabriva Ireland Shares will be listed for trading under the symbol "NBRV" on the NASDAQ Global Select Market, the same exchange on which the Nabriva AG ADSs currently trade.

Purpose of the Redomiciliation Transaction

        The purpose of the Redomiciliation Transaction is to establish a new Irish holding company for the Nabriva Group. The Redomiciliation Transaction will be effected by way of an exchange of Nabriva AG Common Shares and Nabriva AG ADSs for Nabriva Ireland Shares. If the Exchange Offer is completed, we will become the new parent company of Nabriva AG, which is currently the ultimate parent company of the Nabriva Group, and Nabriva AG, the current ultimate parent company, will become our subsidiary. In making the decision to approve the Exchange Offer, the Supervisory Board and the Management Board of Nabriva AG identified several potential benefits of having the publicly-traded parent company of the Nabriva Group incorporated in Ireland, including, in particular, that:

  •
  The belief that a publicly-traded pharmaceutical company incorporated in Ireland and traded on the NASDAQ Global Select Market will be better positioned to attract a broader shareholder base.

  •
  Irish corporate law is more flexible in certain areas than Austrian corporate law, for example, capital raisings and intra-group arrangements. We believe that this flexibility could be beneficial to us in structuring equity issuances and other financing transactions.

  •
  The belief that Nabriva Ireland would have better access to capital and to compete with other emerging-stage pharmaceutical and biotechnology companies for capital.

  •
  Certain burdensome formalities imposed by Austrian corporate law are not applicable to Irish corporate law, which better aligns the administration of share capital and other corporate functions and corporate governance matters with the obligations of a NASDAQ-listed company.

  •
  Nabriva AG has agreed to be responsible for all cancellation fees charged by the ADS Depositary in connection with the Exchange Offer and any subsequent termination of the ADS program.

  •
  After the Exchange Offer is consummated, we expect a reduction in certain operational, administrative, legal and accounting costs over the long term. Listing the Nabriva Ireland Shares directly on the NASDAQ Global Select Market will allow us to cause Nabriva AG to terminate the Nabriva AG ADS facility and eliminate the costs and administrative burden associated with this program for Nabriva AG and its shareholders.

  •
  Ireland is a beneficial location for establishing a platform for further international expansion through an operating base in Ireland and a strong financial profile to support expansion into international markets.

  •
  Ireland enjoys strong relationships as a member of the European Union, and has a long history of international investment and a good network of commercial, tax, and other treaties with the United States, the European Union and many other countries.

  •
  Listing directly on the NASDAQ Global Select Market is expected to increase the company's attractiveness to a wider international investor base and improve liquidity for Nabriva Ireland's shareholders.

Structure Prior to Redomiciliation Transaction:

Structure Immediately After Redomiciliation Transaction:

Background to the Redomiciliation

        On September 21, 2016, an initial discussion between Nabriva AG's management and certain of its outside advisors took place regarding the Nabriva Group's background, structure and operations. Potential options for enhancing the Nabriva Group's structure going forward were also discussed at that time. During October, November and December 2016, further discussions were had among members of Nabriva AG management and its advisors regarding the potential restructuring of Nabriva AG, including the redomiciliation of the Nabriva Group's ultimate parent from Austria to Ireland, options for structure for IP ownership, development and commercialization and options for structure for the conduct of U.S. operations. Various means to effect such restructuring, including a share exchange, and related tax, legal and accounting considerations were discussed.

        On December 6, 2016, the Supervisory Board of Nabriva AG met, together with the Management Board, management of Nabriva AG, and certain of the Company's outside advisors, to discuss the possibility of an Exchange Offer to effect the redomiciliation, including discussing the differences between Austrian and Irish corporate law. The Management Board of Nabriva AG approved to proceed with the initial steps necessary to prepare for the Exchange Offer, including the engagement of outside legal advisors, the formation of Nabriva Ireland and preparation of this offer to exchange/prospectus.

        On March 24, 2017, the Supervisory Board of Nabriva AG met, together with the Management Board, management of Nabriva AG, and certain of the Company's outside advisors, to further discuss the proposed Redomiciliation Transaction. The Management Board, with the approval of the Supervisory Board of Nabriva AG authorized management to proceed with the necessary steps to continue to prepare for the redomiciliation through an Exchange Offer and for Nabriva AG to enter into a revocable, non-exclusive license of its intellectual property to Nabriva's AG's Irish subsidiary.

        On April 12, 2017, the Board of Directors of Nabriva Ireland met to review and approve this offer to exchange/prospectus, the Redomiciliation Transaction, and the Exchange Offer.

        On May 12, 2017, the Board of Directors of Nabriva Ireland met to consider and formally approve the launch of the Exchange Offer to Nabriva AG common shareholders and Nabriva AG ADS holders, subject to this offer to exchange/prospectus becoming effective.

        On April 11, 2017, the Supervisory Board of Nabriva AG met, together with the Management Board, to review the terms of the contemplated Exchange Offer and to discuss its formal recommendations to Nabriva AG shareholders in accordance with applicable law. The Supervisory Board and the Management Board considered the following factors, among other things: tax and operational efficiencies expected to be realized following consummation of the Exchange Offer, terms of the Exchange Offer, tax treatment and accounting treatment. Based on these considerations, Nabriva AG's Supervisory Board and Management Board unanimously resolved that the Exchange Offer was in the best interest of the Nabriva Group and holders of Nabriva AG Common Shares and Nabriva AG ADSs and that, accordingly, the Management Board would be willing to recommend that holders of Nabriva AG Common Shares and Nabriva AG ADSs tender into the Exchange Offer based on the draft documentation. See the section below titled "Recommendation of Nabriva AG's Supervisory Board and Management Board".

        Further, the Management Board and the Supervisory Board of Nabriva AG intend for Nabriva AG to license its intellectual property to Nabriva AG's Irish subsidiary. On March 24, 2017, the Management Board and the Supervisory Board of Nabriva AG approved the revocable, non-exclusive license by Nabriva AG of its intellectual property to its Irish subsidiary.

Recommendation of Nabriva AG's Supervisory Board and Management Board

        Nabriva AG's Supervisory Board and Management Board have each unanimously reached the conclusion, on the basis of the considerations stated in this offer to exchange/prospectus, that the Redomiciliation Transaction and the Exchange Offer are in the best interests of the Nabriva Group and the holders of Nabriva AG Common Shares and Nabriva AG ADSs, in their capacity as such. Accordingly, Nabriva AG's Supervisory Board and Management Board unanimously recommend that the holders of Nabriva AG Common Shares and holders of Nabriva AG ADSs tender their respective common shares or ADSs into the Exchange Offer.

        We have been informed that certain of Nabriva AG's large shareholders expect to enter into contractual agreements to support the Exchange Offer and that they intend to tender their shares of Nabriva AG Common Shares and/or Nabriva AG ADSs in the Exchange Offer.

Reasons for the Nabriva AG Supervisory Board's and Management Board's Recommendation of the Exchange Offer

        In making its decision to recommend that holders of Nabriva AG Common Shares and holders of Nabriva AG ADSs tender their respective Nabriva AG Common Shares or Nabriva AG ADSs into the Exchange Offer, the Supervisory Board and the Management Board of Nabriva AG considered, among other things, the factors outlined above. It was also noted that the exchange ratio (one Nabriva AG Common Share for ten Nabriva Ireland Shares and one Nabriva AG ADS for one Nabriva Ireland Share) is designed to allow the existing holders of Nabriva AG Common Shares and Nabriva AG ADSs to maintain their investment in the Nabriva Group in the same proportions as prior to the Exchange Offer.

        In the course of its deliberations, the Nabriva AG Supervisory Board and the Management Board also considered certain potentially negative factors relating to the Redomiciliation Transaction and the Exchange Offer, including the risks to holders of Nabriva AG Common Shares or holders of Nabriva AG ADSs described in the section of this offer to exchange/prospectus titled "Risk Factors". These factors include, among others, the possibility that the Nabriva Group may not realize the anticipated benefits of the Redomiciliation Transaction and the risks to non-tendering holders of Nabriva AG Common Shares and/or Nabriva AG ADSs described herein.

        This discussion of the information and factors considered by the Nabriva AG Supervisory Board and Management Board in making their respective decision is not intended to be exhaustive but includes the material factors considered by the Nabriva AG Supervisory Board and Management Board. In view of the wide variety of factors considered in connection with its evaluation of the Exchange Offer, the Nabriva AG Supervisory Board and the Management Board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. In addition, individual members of the Nabriva AG Supervisory Board and Management Board may have given different weight to different factors.

Effect of Redomiciliation Transaction

        As a result of the Redomiciliation Transaction, assuming you tender into the Exchange Offer prior to the Exchange Offer Expiration Date, you will be a shareholder in an Irish company. Operational activities of the Nabriva Group will remain the same. For further details on your rights as a shareholder of an Irish company, and the differences to your current rights as a shareholder in an Austrian company, see "Description of Ordinary Shares," beginning on page 76 and "Comparative Rights" beginning on page 93 of this offer to exchange/prospectus.

Exchange Offer

Offer

        Nabriva Ireland is conducting the Exchange Offer to (1) all holders of Nabriva AG Common Shares and (2) all holders of Nabriva AG ADSs, each representing one-tenth of a Nabriva AG Common Share. For every one Nabriva Common Share you validly tender in the Exchange Offer, you will receive ten Nabriva Ireland Shares, and for every one Nabriva AG ADS you validly tender in the Exchange Offer, you will receive one Nabriva Ireland Share.

        The Exchange Offer does not extend to outstanding share options that have been issued by Nabriva AG. The exchange ratio is fixed, and, as a result, the number of Nabriva Ireland Shares to be received by holders of Nabriva AG Common Shares and Nabriva AG ADS holders in the Exchange Offer will not fluctuate up or down based on the market price of Nabriva AG ADSs prior to the effective time of the Exchange Offer. We are not offering any Nabriva Ireland Shares for cash in the Exchange Offer and therefore holders of Nabriva AG Common Shares and Nabriva AG ADS holders will not receive any cash proceeds in respect of the issue of such Nabriva Ireland Shares in connection therewith.

Exchange Offer Period

        The Exchange Offer period will commence on May 23, 2017 and expire at 5:00 p.m., New York City time (11:00 p.m., Austria time), on June 23, 2017, unless the Exchange Offer is extended by us.

        Nabriva AG ADSs will continue to trade on the NASDAQ Global Select Market during the Exchange Offer period. If you sell all of your Nabriva AG Common Shares or Nabriva AG ADSs during the Exchange Offer period, you will also be selling your right to receive Nabriva Ireland Shares.

Conditions to the Exchange Offer

        Nabriva Ireland will not exchange its ordinary shares for Nabriva AG Common Shares or Nabriva AG ADSs unless each of the following conditions are fulfilled, or, to the extent permitted by applicable law, waived by both the Supervisory Board and Management Board of Nabriva AG and the Board of Directors of Nabriva Ireland:

  •
  Nabriva AG Common Shares and Nabriva AG ADSs that have been validly tendered and not withdrawn from the Exchange Offer represent in aggregate 90% or more of the issued share capital of Nabriva AG (which includes Nabriva AG Common Shares represented in Nabriva AG ADS form) at the expiration of the Exchange Offer period;

  •
  the NASDAQ Global Select Market having authorized, and having not withdrawn such authorization, for the listing of all of the ordinary shares issued by Nabriva Ireland pursuant to the Exchange Offer, subject to satisfaction of any conditions to which such authorization is expressed to be subject to and official notice of issuance;

  •
  the Nabriva Ireland Shares being deemed eligible for deposit book-entry and clearance services by DTC and its affiliates;

  •
  no third party or court, governmental, statutory, administrative, regulatory or other relevant authority or agency of competent jurisdiction having done anything, or having withheld any consent, or having taken or decided to do or take any other steps that would, in the reasonable opinion of both the Supervisory Board and Management Board of Nabriva AG and the Board of Directors of Nabriva Ireland, be reasonably likely to (i) make the Redomiciliation Transaction, the Exchange Offer and/or their implementation illegal, or impose additional material conditions or obligations with respect thereto, or (ii) otherwise impact the business, assets or profits of any member of the Nabriva Group in a manner adverse to and material in the context of the Nabriva Group taken as a whole, and all applicable time periods to take, institute or threaten any of the foregoing actions having expired, lapsed, or been terminated;

  •
  no court or governmental, statutory, administrative, regulatory or other relevant authority or agency of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law, injunction, restraint or prohibition restraining, enjoining or otherwise prohibiting consummation of the Exchange Offer or any of the other transactions contemplated by the Redomiciliation Transaction;

  •
  all authorizations necessary or reasonably deemed appropriate by both the Supervisory Board and Management Board of Nabriva AG and the Board of Directors of Nabriva Ireland in any jurisdiction for or in respect of the Exchange Offer having been obtained on terms and conditions and in a form reasonably satisfactory to both the Supervisory Board and Management Board of Nabriva AG and the Board of Directors of Nabriva Ireland, and all such authorizations necessary or reasonably deemed appropriate by the Board of Directors of Nabriva Ireland to carry on the business of any member of the Nabriva Group in any jurisdiction having been obtained and remaining in full force and effect;

  •
  in the opinion of both the Supervisory Board and Management Board of Nabriva AG and the Board of Directors of Nabriva Ireland, there shall not have occurred prior to the consummation of the Exchange Offer a material adverse change in or affecting, or any development reasonably likely to give rise to or involve a prospective material adverse change in or affecting, the condition (financial, operational, legal or otherwise), earnings, reserves, management, business affairs, solvency, properties, assets, liabilities, capitalization, stockholders' equity, operations, licenses, results of operations, credit rating or prospects of the Nabriva Group, whether or not arising in the ordinary course of business; and

  •
  in the opinion of both the Supervisory Board and Management Board of Nabriva AG and the Board of Directors of Nabriva Ireland there shall not have occurred at any time prior to the consummation of the Exchange Offer and, in the reasonable opinion of both the Supervisory Board and Management Board of Nabriva AG and the Board of Directors of Nabriva Ireland, it is unlikely that there will occur immediately after the consummation of the Exchange Offer:

  a.
  any material adverse change in the financial markets in the US, Ireland, Austria or in any member or associate member of the European Union or the international financial markets, any outbreak or escalation of hostilities, war, act of terrorism, declaration of emergency or martial law or other calamity or crisis or event or any change or development involving a prospective change in national or international political, financial, economic, monetary or market conditions or currency exchange rates or controls; or

  b.
  any suspension of, or occurrence of material limitations to trading in any securities of Nabriva AG and/or Nabriva Ireland by the NASDAQ Global Select Market or any other exchange or over the counter market, or of trading generally on the NASDAQ Global Select Market, or minimum or maximum prices for trading having been fixed, or maximum ranges for prices of securities having been required, by any of the said exchanges or by order of any governmental authority, or a material disruption in commercial banking or securities settlement or clearance services in the US or in Europe.

        Notwithstanding any other provisions of the Exchange Offer, and in addition to our right to extend and amend the Exchange Offer at any time, we will not be required to accept any tender into the Exchange Offer, and may delay the acceptance for exchange of and accordingly the exchange of, any tendered Nabriva AG Common Shares and/or Nabriva AG ADSs, or may terminate the Exchange Offer unless all of the conditions are satisfied or, to the extent permitted by applicable law, waived by the Board of Directors of Nabriva Ireland. If the conditions are not satisfied or, to the extent permitted by applicable law, waived by the Exchange Offer Closing Date, the Exchange Offer will lapse, and Nabriva AG Common Shares and Nabriva AG ADSs which have been tendered by common shareholders and ADS holders, respectively, will be released no later than three Business Days following that confirmation, without any compensation to the holders.

Extensions, Amendments and Termination of Exchange Offer

        Subject to the applicable rules and regulations of the SEC, we may extend the Expiration Offer Expiration Date. We may be required by the U.S. federal securities laws (including Rule 14e-1 under the Exchange Act) to extend the Exchange Offer, if we make a material change to the terms of the Exchange Offer. For example, if we change the minimum percentage of Nabriva AG total issued share capital (Nennkapital) (including shares represented by Nabriva AG ADSs) that must be tendered in the Exchange Offer or the exchange ratio applicable to the Exchange Offer within ten business days prior to the then-scheduled expiration date, the Exchange Offer will be extended so that it will expire no less than ten business days after the change is first published, sent or given to holders of Nabriva AG Common Shares and Nabriva AG ADSs in order to allow adequate dissemination and investor response to the change. If we make any other material change to the terms of the Exchange Offer within five business days prior to the then-scheduled expiration date, the Exchange Offer similarly will be extended so that it will expire no less than five business days after the change is first published, sent or given to holders of Nabriva AG Common Shares and Nabriva AG ADSs in order to allow adequate dissemination and investor response. If we and Nabriva AG agree to waive any material condition to the Exchange Offer, the Exchange Offer will be extended for ten days in order to allow adequate dissemination and investor response to the change.

        To extend, terminate, waive a condition to or amend the Exchange Offer, we will notify the Exchange Agent by written notice or oral notice confirmed in writing. If we and Nabriva AG determine to extend, terminate, waive a condition to or amend the Exchange Offer, we will comply with the applicable rules and regulation of the SEC and, no later than 9:00 a.m., New York City time, on the next business day after such extension, termination, waiver or amendment, we will make an announcement thereof by publication in accordance with Rule 14-e(1)(d) under the Exchange Act. Subject to applicable law (including Rule 14d-4(d)(1) under the Exchange Act, which requires that any material change in the information published, sent or given to shareholders in connection with the Exchange Offer be promptly disseminated to security holders in a manner reasonably designed to inform security holders of that change) and without limiting the manner in which we may choose to make any public announcement, we do not assume any obligation to publish, advertise or otherwise communicate any public announcement of this type, as explained below, other than by issuing a press release on the Dow Jones News Service.

        If we extend the period of time during which the Exchange Offer is open, the Exchange Offer, will expire at the latest time and date to which we extend the Exchange Offer Expiration Date. During any such extension, all Nabriva AG Common Shares and Nabriva AG ADSs validly tendered into, and not withdrawn from, the Exchange Offer prior to that date will remain subject to your right to withdraw your Nabriva AG Common Shares or Nabriva AG ADSs. You should read the discussion in this section below under "Tendering into the Exchange Offer—Withdrawal Rights" for more information about your ability to withdraw tendered Nabriva AG Common Shares and Nabriva AG ADSs.

        We may elect to provide a subsequent offering period after the acceptance of Nabriva AG Common Shares and/or Nabriva AG ADSs pursuant to the Exchange Offer. A subsequent offering period, if one is provided, is an additional period of time after we have acquired Nabriva AG Common Shares and/or Nabriva AG ADSs in the Exchange Offer during which holders may tender, but not withdraw, Nabriva AG Common Shares and/or Nabriva AG ADSs and receive Nabriva Ireland Shares. If we elect to provide a subsequent offering period, we will publicly announce the results of the Exchange Offer, including the approximate number and percentage of Nabriva AG Common Shares and Nabriva AG ADSs tendered to date, no later than 9:00 A.M. Eastern Time on the next business day after the Exchange Offer Expiration Date and will immediately thereafter begin the subsequent offering period. We also expressly reserve the right to extend the subsequent offering period by giving oral or written notice to the Exchange Agent. For purposes of the Exchange Offer, a "business day" means any day, other than a Saturday, Sunday or federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 (midnight), New York City time, on a day that is not a Saturday, Sunday or a day on which banking institutions are required or authorized by law or executive order to be closed in New York, New York.

Tendering into the Exchange Offer

General

        We have appointed Computershare to act as the exchange agent (the "Exchange Agent") and have appointed Georgeson LLC to act as the Information Agent (the "Information Agent") in connection with the Exchange Offer.

        In order to tender into the Exchange Offer, holders of Nabriva AG Common Shares and holders of Nabriva AG ADSs should follow the directions below. No confirmation of receipt of tenders into the Exchange Offer will be made on our behalf. All notifications or documents that shall be delivered by or sent to or from the holders of Nabriva AG Common Shares or Nabriva AG ADSs who tender into the Exchange Offer (or their representatives) will be sent to or delivered by them at their own risk.

        Holders of Nabriva AG Common Shares and/or Nabriva AG ADSs who own Nabriva AG Common Shares and/or Nabriva AG ADSs in more than one form, through one or more nominee and/or custodian account must separately tender into the Exchange Offer in respect of each holding.

        If you are the record owner of your Nabriva AG Common Shares and/or Nabriva AG ADSs and you directly tender those shares to us in the Exchange Offer, you will not have to pay any brokerage fees, commissions or similar expenses. If your Nabriva AG Common Shares and/or Nabriva AG ADSs are tendered into the Exchange Offer by a broker, dealer, commercial bank, trust company or other nominee, you will be responsible for any fees or commissions such agents may charge in connection with the tender. All Nabriva AG common shareholders and Nabriva AG ADS holders will also be responsible for any governmental charges and taxes payable in connection with tendering their Nabriva AG Common Shares or Nabriva AG ADSs.

Matters Concerning Validity and Eligibility

        All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Nabriva AG Common Shares or Nabriva AG ADSs will be determined by Nabriva Ireland in its sole discretion, which determination shall be final and binding to the fullest extent permitted by law. Nabriva Ireland reserves the absolute right to reject any and all tenders into the Exchange Offer determined by it not to be in proper form or the acceptance of or for exchange for which may be unlawful. Nabriva Ireland also reserves the absolute right to waive any defect or irregularity in the tender of any Nabriva AG Common Shares or Nabriva AG ADSs of any particular holder. Neither Nabriva Ireland nor any of its affiliates or assigns, the Exchange Agent, nor any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

        A tender of Nabriva AG Common Shares or Nabriva AG ADSs pursuant to any of the procedures described below will constitute the tendering holder's acceptance of the terms and conditions of the Exchange Offer, as set out in this offer to exchange/prospectus.

        The acceptance for exchange by Nabriva Ireland of Nabriva AG Common Shares or Nabriva AG ADSs tendered into the Exchange Offer will constitute a binding agreement between the tendering holder and Nabriva Ireland upon the terms and subject to the conditions of the Exchange Offer. The tendering holder of Nabriva AG Common Shares or Nabriva AG ADSs will, upon request, be required to execute any additional documents and take all such other necessary actions as deemed by the Exchange Agent or Nabriva Ireland to be necessary or desirable to complete the Exchange Offer and, for the avoidance of doubt, to perfect any of the authorities and/or powers of attorney expressed to be given hereunder (see "—Representations and Warranties of Tendering Holders" on page 51) and/or pursuant to any Exchange Offer Tender Form, Transfer Deed, notice of guaranteed delivery in the form made available by Nabriva Ireland ("Notice of Guaranteed Delivery") and/or Agent's Message completed and executed by such tendering holder of Nabriva AG Common Shares or holder of Nabriva AG ADSs in connection with the Exchange Offer.

        IF YOU HAVE ANY QUESTIONS ABOUT THE PROCEDURE FOR TENDERING NABRIVA AG COMMON SHARES OR NABRIVA AG ADSS, PLEASE CONTACT THE INFORMATION AGENT AT ITS TELEPHONE NUMBER SET FORTH ON PAGE 9 OF THIS DOCUMENT.

        In order to tender into the Exchange Offer Nabriva AG common shareholders and Nabriva AG ADS holders should do the following:

(1) Indirect Nabriva AG ADS holders within DTC

        In order for a holder of Nabriva AG ADSs whose Nabriva AG ADSs are held with a broker or other securities intermediary through DTC to validly tender Nabriva AG ADSs pursuant to the Exchange Offer, the Exchange Agent must, prior to 5:00 p.m., New York City time (11:00 p.m., Austria time), on June 23, 2017, receive:

  (a)
  tender instructions submitted by your broker into DTC's ATOP (Automated Tender Offer Program) system. The broker will submit what is called Voluntary Offering Instructions, also referred to as a "VOI" into DTC's ATOP system. This VOI will be considered your tender instruction(s) for purposes of tendering your Nabriva AG ADSs, held by your broker, into the offering. Therefore, in lieu of using the Exchange Offer Tender Form, your tender for your Nabriva AG ADSs held by your broker with clear through DTC's ATOP system. Should you also hold Nabriva AG ADSs physically, and not through a broker, please refer to Section 2, "Direct Nabriva AG ADS Holders";

  (b)
  in the case of a book-entry transfer, a message transmitted by DTC, received by the Exchange Agent which states that DTC has received an express acknowledgement from the DTC participant tendering Nabriva AG ADSs that such DTC participant has received and agrees to be bound by the terms of the Exchange Offer as set forth in the Exchange Offer Tender Form and any other materials that will be mailed and that Nabriva Ireland may enforce such agreement against such participant (the "Agent's Message"). Delivery of the Agent's Message by DTC may be done in lieu of execution and delivery of an Exchange Offer Tender Form by the participant identified in the Agent's Message. The Exchange Offer Tender Form need not be completed by a holder tendering through ATOP, and such Nabriva AG ADSs must be tendered pursuant to the procedure for book-entry transfer described below and a book-entry confirmation must be received by the Exchange Agent (including an Agent's Message); or

  (c)
  the tendering Nabriva AG ADS holder must comply with the guaranteed delivery procedures described below, should it be applicable.

        The method of delivery of Exchange Offer Tender Forms and all other required documents, including delivery through DTC, is at the option and risk of the tendering Nabriva AG ADS holder, and the delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Book-Entry Transfer:    The Exchange Agent will establish accounts with respect to the Nabriva AG ADSs at DTC for the purpose of the Exchange Offer within two Business Days of launching the Exchange Offer. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Nabriva AG ADSs by causing DTC to transfer such Nabriva AG ADSs into the Exchange Agent's account at DTC in accordance with DTC's procedures for such transfer. While delivery of Nabriva AG ADSs may be effected through book-entry transfer at DTC, the Exchange Offer Tender Form, properly completed and duly executed, together with any required signature guarantees or an Agent's Message in lieu of an Exchange Offer Tender Form and any other required documents must, in any case, be received by the Exchange Agent prior to 5:00 p.m., New York City time (11:00 p.m., Austria time), on June 23, 2017, or the tendering Nabriva AG ADS holder must comply with the guaranteed delivery procedure described below. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

        Signature Guarantees:    No signature guarantee is required on an Exchange Offer Tender Form if (1) the Nabriva AG ADSs within DTC are tendered for the account of a financial institution that is a member of the Security Transfer Agent Medallion Signature Program, or by any other "Eligible Guarantor Institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution") or (2) in the case of a corporate holder, it is accompanied by a corporate resolution of that holder, submitted in English, on company letterhead stamped with a Corporate Raised-Seal stamp, dated within 180 days of the date of the tender, naming officers(s) authorized to conduct financial transactions on behalf of the relevant company. In all other cases, all signatures on Exchange Offer Tender Forms must be guaranteed by an Eligible Institution.

        Guaranteed Delivery:    If a Nabriva AG ADS holder within DTC desires to tender Nabriva AG ADSs pursuant to the Exchange Offer and such holder cannot deliver all required documents to the Exchange Agent prior to 5:00 p.m., New York City time (11:00 p.m., Austria time), on June 23, 2017, or such holder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Nabriva AG ADSs may nevertheless be tendered, provided that all the following conditions are satisfied:

  (a)
  such tender is made by or through an Eligible Institution;

  (b)
  a properly completed and duly executed Notice of Guaranteed Delivery is received prior to 5:00 p.m., New York City time (11:00 p.m., Austria time), on June 23, 2017 by the Exchange Agent as provided below; and

  (c)
  the book-entry confirmation representing all tendered Nabriva AG ADSs, in proper form for transfer, together with the Exchange Offer Tender Form, properly completed and duly executed, with any required signature guarantees or an Agent's Message, and any other documents required by the Exchange Offer Tender Form are received by the Exchange Agent within three Business Days after the date of execution of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by mail, overnight courier or facsimile transmission to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

        Delivery of a properly completed and executed Exchange Offer Tender Form or Agent's Message and other required documents to the Exchange Agent by a Nabriva AG ADS holder shall be deemed (without any further action by the Exchange Agent) to constitute a tender of Nabriva AG ADSs by such holder. The tender of Nabriva AG ADSs by a Nabriva AG ADS holder pursuant to the procedures described above will constitute (i) a binding instruction to the Exchange Agent to arrange for the tender of the corresponding Nabriva AG common shares to the Exchange Agent, (ii) a binding instruction to the ADS Depositary to transfer the Nabriva AG Common Shares underlying the ADSs tendered into the Exchange Offer by such holder to the Exchange Agent, and (iii) a binding agreement between such Nabriva AG ADS holder and Nabriva Ireland upon the terms and subject to the conditions of the Exchange Offer.

        A Nabriva AG ADS Holder who holds Nabriva AG ADSs through a broker, dealer, commercial bank, trust company or other securities intermediary, should instruct such intermediary to tender on its behalf.

(2) Direct Nabriva AG ADS Holders (i.e., holding outside of DTC)

        This section applies to those Nabriva AG ADS holders who do not hold their Nabriva AG ADSs through DTC.

        Registered Nabriva AG ADS Holders who wish to tender their Nabriva AG ADSs into the Exchange Offer must complete and sign the Exchange Offer Tender Form attached as Exhibit 99.1 to this Document, together with any required signature guarantees and any other required documents, and return them to the Exchange Agent before 5:00 p.m., New York City time (11:00 p.m., Austria time), on June 23, 2017. The Exchange Offer Tender Form can be submitted by mail delivery or registered post (overnight courier) to one of the addresses provided on the Exchange Offer Tender Form. As the Exchange Offer Tender Form must be received by the Exchange Agent before 5:00 p.m., New York City time (11:00 p.m., Austria time), on June 23, 2017, unless the Exchange Offer period is otherwise extended, Nabriva AG ADS holders must mail these documents by a date which will ensure their delivery to the Exchange Agent by 5:00 p.m., New York City time (11:00 p.m., Austria time), on June 23, 2017.

        The method of delivery of Exchange Offer Tender Forms and all other required documents is at the option and risk of the tendering Registered Nabriva AG ADS Holder, and the delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Signature Guarantees:    No signature guarantee is required on an Exchange Offer Tender Form if the Exchange Offer Tender Form is signed by a registered holder of Nabriva AG ADSs provided that, in the case of a corporate holder, it is accompanied by a corporate resolution of that holder, submitted in English, on company letterhead stamped with a Corporate Raised-Seal stamp, dated within 180 days of the date of the tender, naming officers(s) authorized to conduct financial transactions on behalf of the relevant company.

        Guaranteed Delivery:    If a Nabriva AG ADS holder desires to tender Nabriva AG ADSs pursuant to the Exchange Offer and such holder cannot deliver all required documents to the Exchange Agent prior to 5:00 p.m., New York City time (11:00 p.m., Austria time), on June 23, 2017, or such holder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Nabriva AG ADSs may nevertheless be tendered, provided that all the following conditions are satisfied:

  (a)
  such tender is made by or through an Eligible Institution;

  (b)
  a properly completed and duly executed Notice of Guaranteed Delivery is received prior to 5:00 p.m., New York City time (11:00 p.m., Austria time), on June 23, 2017 by the Exchange Agent as provided below; and

  (c)
  the book-entry confirmation representing all tendered Nabriva AG ADSs, in proper form for transfer, together with the Exchange Offer Tender Form, properly completed and duly executed, with any required signature guarantees or an Agent's Message, and any other documents required by the Exchange Offer Tender Form are received by the Exchange Agent within three Business Days after the date of execution of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by mail, overnight courier or facsimile transmission to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

        Delivery of a properly completed and executed Exchange Offer Tender Form and other required documents to the Exchange Agent by a Registered Nabriva AG ADS holder will be deemed (without any further action by the Exchange Agent) to constitute a tender of Nabriva AG ADSs by such holder as indicated in the Exchange Offer Tender Form, subject to the terms and conditions described in the

Exchange Offer Tender Form. The tender of Nabriva AG ADSs by a Registered Nabriva AG ADS holder pursuant to the procedures described above will constitute (i) a binding instruction to the Exchange Agent to arrange for the tender of the corresponding Nabriva AG common shares to the Exchange Agent, (ii) a binding instruction to the ADS depositary to transfer the Nabriva AG Common Shares underlying the ADSs tendered into the Exchange Offer by such holder to the Exchange Agent, and (iii) a binding agreement between such Nabriva AG ADS holder and Nabriva Ireland upon the terms and subject to the conditions of the Exchange Offer.

        By delivering a duly executed Exchange Offer Tender Form, Registered Nabriva AG ADS Holders give the Exchange Agent an authorization to block the Nabriva AG ADSs to which the Exchange Offer Tender Form relates, in favor of the Exchange Agent. The Exchange Agent is at the same time authorized to transfer the Nabriva AG ADSs to us against delivery of the Nabriva Ireland Shares. In the event that the Exchange Offer is cancelled, the blocking will be terminated.

(3) Common Shareholders

        Nabriva AG Common Shareholders who wish to tender some or all of those shares should: (i) complete the enclosed Exchange Offer Tender Form in accordance with the instructions printed on it, and return the Exchange Offer Tender Form by registered post to the Exchange Agent; (ii) complete the enclosed Transfer Deed in respect of the Nabriva AG Shares you are tendering and (iii) return item (ii) as instructed on such form. The completed Exchange Offer Tender Forms and the Transfer Deed must be received by the Exchange Agent or Nabriva Ireland, as applicable, by the Exchange Offer Expiration Date (after the end of which, Nabriva Ireland will notify Nabriva AG thereof). As such, Nabriva AG Common Stockholders must mail these documents by a date which will ensure their delivery to the Exchange Agent or Nabriva Ireland, as applicable, by 5:00 p.m., New York City time (11:00 p.m., Austria time), on June 23, 2017.

        Common shareholders whose Common Shares are held by a nominee should contact the nominee directly. As the registered holder, the nominee will receive documentation relating to the Exchange Offer and will be responsible for taking instructions in relation to the Exchange Offer from underlying beneficial holders.

        In the case of a corporate common shareholder, the tender documents must be accompanied by a corporate resolution of that holder authorizing the signatory of the documents submitted to the Exchange Agent in order to tender into the Exchange Offer to sign such documents, submitted in English, on company letterhead stamped with a Corporate Raised-Seal stamp, dated within 180 days of the date of the tender, naming the officers(s) authorized to conduct financial transactions on behalf of the relevant company.

Withdrawal Rights

        Nabriva AG Common Shares or Nabriva AG ADSs tendered for exchange may be withdrawn at any time prior to the Exchange Offer Expiration Date. During any subsequent offering period permitted pursuant to Rule 14d-11 under the Exchange Act, no withdrawal rights will apply to Nabriva AG Common Shares or Nabriva AG ADSs tendered during such subsequent offering period, pursuant to Rule 14d-7(a)(2) under the Exchange Act. After the expiration of the Exchange Offer, if Nabriva Ireland has not accepted for payment shares of the Nabriva AG Common Shares or the Nabriva AG ADSs each such holder has tendered, such holder may withdraw its tendered securities after midnight, New York City time, on July 20, 2017, which is the 40th business day following the commencement of the Exchange Offer.

        For your withdrawal of your Nabriva AG ADSs to be effective, the Exchange Agent must receive a timely written or facsimile transmission notice of withdrawal. Any such notice must specify the name of the person who tendered the Nabriva AG ADSs being withdrawn, the number of Nabriva AG ADSs being withdrawn and the name of the registered holder if different from that of the person who tendered such Nabriva AG ADSs. If certificates evidencing Nabriva AG ADSs being withdrawn have been delivered or otherwise identified to the Exchange Agent, then, prior to the physical release of such certificates, (1) the Exchange Agent also must receive the name of the registered holder and the serial numbers of the particular certificate evidencing the Nabriva AG ADSs and (2) the signature(s) on the notice of withdrawal must be guaranteed by an eligible institution unless such Nabriva AG ADSs have been tendered for the account of an eligible institution. If Nabriva AG ADSs have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of the securities.

        To withdraw previously tendered Nabriva AG Common Shares, you should contact the Exchange Agent or the financial intermediary or nominee through whom you tendered regarding their withdrawal procedures. For your withdrawal of Nabriva AG Common Shares to be effective, the Exchange Agent must receive a timely written or facsimile transmission notice of withdrawal. Any such notice must specify the name of the person who tendered the Nabriva AG Common Shares being withdrawn, the number of Nabriva AG Common Shares being withdrawn, the name of the registered holder if different from that of the person who tendered such Nabriva AG Common Shares, and the date and reference number of the acceptance form pursuant to which the Nabriva AG Common Shares being withdrawn have been tendered. If you wish to withdraw your Nabriva AG Common Shares, it is your responsibility to ensure that the Exchange Agent or the financial intermediary or nominee that has been instructed to tender your Nabriva AG Common Shares receives instruction to withdraw the tender of those shares sufficiently in advance of the expiration date.

        We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in our sole discretion, and our decision will be final and binding. None of Nabriva Ireland, Nabriva AG, the Exchange Agent, the Information Agent, nor any other person, will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

        Any Nabriva AG Common Shares or Nabriva AG ADSs properly withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer.

No Appraisal Rights

        There are no appraisal or similar rights available under Austrian law or Nabriva AG's articles of association to holders of Nabriva AG Common Shares or Nabriva AG ADSs in connection with the Exchange Offer.

Representations and Warranties of Tendering Holders

        By tendering Nabriva AG Common Shares or Nabriva AG ADSs into the Exchange Offer, holders represent and warrant to us and the Exchange Agent that they have full power and authority to tender into the Exchange Offer and to exchange, contribute, assign and transfer the Nabriva AG Common Shares or Nabriva AG ADSs (and any and all securities or rights issued or issuable in respect thereof) and, when we accept such Nabriva AG Common Shares or Nabriva AG ADSs for exchange, we will acquire good title thereto, free and clear of all liens, charges, encumbrances and other third-party interests, and together with all rights now and hereinafter attaching thereto, including, without limitation, voting rights and the right to receive all amounts payable to a holder thereof in respect of dividends, interests and other distributions, if any, if the record date for distributions occurs after the date on which such Nabriva AG Common Shares or Nabriva AG ADSs are transferred to us pursuant to the Exchange Offer.

        Furthermore, by tendering their Nabriva AG Common Shares or Nabriva AG ADSs in the Exchange Offer, holders of Nabriva AG Common Shares and holders of Nabriva AG ADSs will be deemed to authorize Nabriva AG to transfer all data required for an entry in the Register of Members of Nabriva Ireland, as applicable.

        Each holder of Nabriva AG Common Shares or holder of Nabriva AG ADSs by whom, or on whose behalf, an Exchange Offer Tender Form, Transfer Deed, Notice of Guaranteed Delivery and/or Agent's Message is executed and delivered to the Exchange Agent irrevocably undertakes, represents, warrants and agrees to and with Nabriva Ireland and the Exchange Agent that:

  •
  the execution of the Exchange Offer Tender Form, Transfer Deed, Notice of Guaranteed Delivery and/or Agent's Message shall constitute an offer to exchange with Nabriva Ireland such number of common shares/Nabriva AG ADSs as are included in the relevant form or deemed to be tendered, on and subject to the terms and conditions set out or referred to in this offer to exchange/prospectus and the Exchange Offer Tender Form, Transfer Deed, Notice of Guaranteed Delivery and/or Agent's Message and that, once lodged or submitted, such tender shall be irrevocable after the Exchange Offer Expiration Date;

  •
  such holder of Nabriva AG Common Shares or Nabriva AG ADSs or its lawfully appointed representative has full power and authority to tender, sell, assign or transfer the common shares/Nabriva AG ADSs in respect of which such Exchange Offer Tender Form, Transfer Deed, Notice of Guaranteed Delivery and/or Agent's Message is submitted (together with all rights attaching thereto) and execute all documents relating to such tender, and when such Common Shares/Nabriva AG ADSs are acquired by Nabriva Ireland, Nabriva Ireland will acquire the full legal and beneficial ownership of such Common Shares/Nabriva AG ADSs free from all liens, charges, encumbrances, equitable interests, rights of pre-emption or other third party rights of any nature and together with all rights attaching thereto, on or after the Exchange Offer Closing Date including the right to receive all dividends and other distributions declared, paid or made after that date;

  •
  the execution of the Exchange Offer Tender Form, Transfer Deed, Notice of Guaranteed Delivery and/or Agent's Message will, subject to the Exchange Offer becoming unconditional, constitute the irrevocable appointment of any director or officer of Nabriva Ireland as such holder of Nabriva AG Common Shares or Nabriva AG ADSs's attorney and/or agent ("Attorney"), and an irrevocable instruction to the Attorney to complete and execute all or any instruments of transfer and/or other documents at the Attorney's discretion in relation to the Nabriva AG Common Shares or Nabriva AG ADSs held by that holder in favor of Nabriva Ireland or such other person or persons as Nabriva Ireland may direct and to deliver such instrument(s) of transfer and/or other documents at the discretion of the Attorney, together with the share certificate(s) and/or other documents) relating to such common shares/Nabriva AG ADSs, for registration within three months of the Exchange Offer becoming unconditional and to do all such other acts and things as may in the opinion of such Attorney be necessary or expedient for the purpose of, or in connection with, the Exchange Offer and to vest in Nabriva Ireland or its nominee(s) such common shares/Nabriva AG ADSs;

  •
  such holder of Nabriva AG Common Shares or Nabriva AG ADSs agrees to ratify and confirm each and every act or thing which may be done or effected by Nabriva Ireland and any of its directors or any person nominated by Nabriva Ireland in the proper exercise of its or his or her powers and/or authorities hereunder;

  •
  such holder of Nabriva AG Common Shares or Nabriva AG ADSs holding Nabriva AG Common Shares/Nabriva AG ADSs in certificated form will deliver to the Exchange Agent their share certificate(s), Nabriva AG ADSs and/or other document(s) of title in respect of the Nabriva AG Common Shares/Nabriva AG ADSs held by that common shareholder/Nabriva AG ADS holder, or an indemnity acceptable to Nabriva Ireland in lieu thereof, or will procure the delivery of such document(s) to such person as soon as possible thereafter and, in any event, no later than the Exchange Offer Expiration Date;

  •
  the provisions of the Exchange Offer Tender Form, Transfer Deed, Notice of Guaranteed Delivery and/or Agent's Message shall be deemed to be incorporated into the terms and conditions of the Exchange Offer;

  •
  such holder of Nabriva AG Common Shares or Nabriva AG ADSs shall do all such acts and things as shall be necessary or expedient and execute any additional documents deemed by Nabriva Ireland to be desirable, in each case to complete the Exchange Offer and/or to perfect any of the authorities expressed to be given hereunder;

  •
  on execution, each Exchange Offer Tender Form, Transfer Deed, Notice of Guaranteed Delivery and/or Agent's Message takes effect as a deed; and

  •
  the execution of the Exchange Offer Tender Form, Transfer Deed, Notice of Guaranteed Delivery and/or Agent's Message constitutes such holder of Nabriva AG Common Shares or holder of Nabriva AG ADSs' submission to the governing law of Ireland and the jurisdiction of the courts of Ireland in relation to all matters arising out of or in connection with the Exchange Offer.

        A reference in this section to a holder of Nabriva AG Common Shares or Nabriva AG ADSs includes a reference to the person or persons executing the relevant Exchange Offer Tender Form, Transfer Deed, Notice of Guaranteed Delivery and/or Agent's Message and in the event of more than one person executing an Exchange Offer Tender Form, Transfer Deed, Notice of Guaranteed Delivery and/or Agent's Message, the provisions of this paragraph will apply to them jointly and severally.

Completion and Settlement of Exchange Offer

Announcement of Results

        We expect to complete the Exchange Offer during the third quarter of 2017. We intend to issue a press release on Nabriva AG's website to announce the results of the Exchange Offer before the market opens on the business day following the Exchange Offer Closing Date. This date may be changed at the discretion of the Board of Directors of Nabriva Ireland and will change if the Exchange Offer period is extended. All announcements and notices in relation to the Exchange Offer will be made in accordance with the applicable requirements of U.S. federal securities laws.

Settlement and Delivery of Securities

        Settlement of the Exchange Offer will occur promptly after the conditions have been satisfied or waived, and is expected to occur on or about June 28, 2017. On or immediately after confirmation from the Board of Directors of Nabriva Ireland that all of the conditions have been satisfied or waived, Nabriva Ireland will make available to the Exchange Agent the total number of Nabriva Ireland Shares issuable pursuant to the Exchange Offer. Upon settlement, the Nabriva AG Common Shares and Nabriva AG ADSs validly tendered into the Exchange Offer and not withdrawn will be transferred to us against issuance of the Nabriva Ireland Shares as described below:

  •
  for holders of Nabriva AG Common Shares who own their Nabriva AG Common Shares in registered form in the form of physical stock certificates, the Exchange Agent will deliver to them a physical share certificate evidencing their Nabriva Ireland Shares as soon as practicable following the Exchange Offer Closing Date. Each holder of Nabriva AG Common Shares will receive ten Nabriva Ireland Shares for every one Nabriva AG Common Share it holds.

  •
  for Nabriva AG ADS holders who own their Nabriva AG ADSs in registered form, either in book-entry form through an account at the ADS Depositary and/or in the form of physical stock certificates, the Exchange Agent will then transfer the Nabriva AG Common Shares to Nabriva Ireland, who in turn will subsequently issue Nabriva Ireland Shares to the Exchange Agent. The Exchange Agent will deliver to such holders a physical stock certificate evidencing their Nabriva Ireland Shares as soon as practicable following the Exchange Offer Closing Date.

  •
  for Nabriva AG ADS holders who beneficially own their Nabriva AG ADSs through a broker or other nominee, who in turn holds the Nabriva AG ADSs through DTC, the broker or other nominee would be said to hold the Nabriva AG ADSs in "street name" and ownership would be recorded on the broker or other nominee's books. In respect of such holders, the Exchange Agent will then transfer the Nabriva AG Common Shares to Nabriva Ireland, who in turn will subsequently issue Nabriva Ireland Shares to the Exchange Agent. The Exchange Agent will electronically issue the Nabriva Ireland Shares to their broker or other nominee, via DTC, as promptly as practicable after the Exchange Offer Closing Date (or such time that the Exchange Offer period may be extended to), and the broker or other nominee will credit their account with the amount of Nabriva Ireland Shares the relevant holder is entitled to under the Exchange Offer.

  •
  holders of Nabriva AG Common Shares and holders of Nabriva AG ADSs that hold (i) their Nabriva AG Common Shares in the form of physical common stock certificates and/or (ii) their Nabriva AG ADSs in certificated form or book-entry form through the ADS Depositary should be aware that such holders will not be permitted to trade their Nabriva Ireland Shares on the NASDAQ Global Select Market unless such shares are held directly through DTC or other broker who themselves hold beneficial interests in the shares through DTC. Such holders' ability to sell their shares and liquidate their investment in the Nabriva Ireland Shares may be significantly limited until such holders deposit their Nabriva Ireland Shares into DTC through a DTC participant.

    The Nabriva Ireland Shares issued to such holders, i.e. current Nabriva AG common shareholders that hold their Nabriva AG common shares in the form of physical common stock certificates and ADS holders that hold their Nabriva AG ADSs in book-entry form through the ADS Depositary, on completion of the Share Exchange will be registered shares for the purposes of the Exchange Act.

  •
  the mechanics for the issuance of Nabriva Ireland Shares shall be subject to any prohibition or condition imposed by law. Nabriva Ireland may in its sole discretion determine that the Nabriva Ireland Shares will not be available in any Prohibited Territory and/or that any Prohibited Territory shareholder will not be entitled to require that the Nabriva Ireland Shares be registered in his/her name with an address in such jurisdiction.

  •
  any holder of Nabriva AG Common Shares or holder of Nabriva AG ADSs that receives its beneficial interest in Nabriva Ireland Shares in electronic form, via DTC, may, after withdrawing from DTC, request from the Exchange Agent physical share certificates in respect of its Nabriva Ireland Shares. Holders of Nabriva AG Common Shares or Nabriva AG ADSs that elect to do so should note that subsequent transfers of Nabriva Ireland Shares outside of DTC may be subject to Irish stamp duty.

NASDAQ Listing

        Simultaneously with the filing of this Exchange Offer, Nabriva Ireland has applied for a direct listing of Nabriva Ireland Shares on the NASDAQ Global Select Market. It is a condition of the Exchange Offer that the NASDAQ Global Select Market shall have authorized, and not withdrawn such authorization, the Nabriva Ireland Shares to be issued in the Exchange Offer for listing (subject to satisfaction of any conditions to which such authorization is expressed to be subject). Nabriva Ireland will not have an ADS program and instead the Nabriva Ireland Shares will be listed on the NASDAQ Global Select Market.

        In addition, if permitted by applicable laws and rules of U.S. authorities and the stock exchanges, and depending on the level of acceptance of the Exchange Offer, upon consummation of the Exchange Offer, Nabriva Ireland and its affiliates will cause Nabriva AG to effect one or more of the following: (a) delist the Nabriva AG ADSs from the NASDAQ, (b) suspend Nabriva AG's obligation to file reports under the Exchange Act, until termination of registration thereunder, (c) terminate the registration of the Nabriva AG ADSs under the Exchange Act or (d) terminate the ADS facility.

ADDITIONAL INFORMATION IN RELATION TO THE EXCHANGE OFFER

Squeeze-Out Process

        Provided that we acquire 90% or more of the total issued share capital of Nabriva AG (including Nabriva AG Common Shares represented by Nabriva AG ADSs) pursuant to the Exchange Offer, Austrian law permits us to acquire the remaining share capital of Nabriva AG (including Nabriva AG Common Shares represented by Nabriva AG ADSs) for cash pursuant to a Squeeze-Out Process. Under Austrian law, a squeeze-out process can commence following the completion of the Exchange Offer. The actual cash consideration payable to holders of any untendered Nabriva AG Common Shares or Nabriva AG ADSs, if any, acquired by us pursuant to the Squeeze-Out Process will be based on a report prepared by us and the Nabriva AG Management Board, which must be verified by an Austrian court-appointed expert. Generally, such a process takes about 3 to 4 months or more from initiation of the Squeeze-Out Process until non-tendering holders of Nabriva AG Common Shares or Nabriva AG ADSs receive the cash consideration. The report by the Nabriva AG Management Board and Nabriva Ireland and the expert opinion of the court-appointed expert must be published at least one month prior to the shareholders' meeting to consider the Squeeze-Out Process. The resolution passed at the shareholders' meeting must be filed for registration with the Austrian companies register (prior to taking any steps, the court usually waits for one month after the shareholders' meeting whether any claims for challenging the resolution are brought). Once the squeeze-out has been registered with the Austrian companies register, the cash consideration will be transferred by an escrow agent to the holders of Nabriva AG Common Shares and/or holders of Nabriva AG ADSs, and Nabriva Ireland will receive the Nabriva AG Common Shares and/or Nabriva AG ADSs held or owned by those holders at the same time.

        If holders of Nabriva AG Common Shares and Nabriva AG ADSs do not tender their Nabriva AG Common Shares and Nabriva AG ADSs into the Exchange Offer, any of these actions may negatively affect the value and liquidity of their remaining interest in Nabriva AG. We reserve the right to use any legally permitted method to acquire any nontendered Nabriva AG Common Shares and Nabriva AG ADSs following the expiration of the Exchange Offer period. We may undertake any means available to us including, but not limited to, by way of purchases or subsequent exchange or tender offers or to engage in one or more corporate restructuring transactions, such as a redomiciliation, deredomiciliation, liquidation, transfer of assets or conversion of Nabriva AG into another form or corporate entity, or to change the Nabriva AG articles of association to alter the corporate or capital structure in a manner beneficial to us and our shareholders. Conversely, if we decide not to, or are not able to, implement any post-closing transactions or restructuring measures, holders of Nabriva AG Common Shares and Nabriva AG ADSs will remain shareholders of Nabriva AG rather than Nabriva Ireland and be subject to the risks that may affect their remaining minority investment in Nabriva AG as further described herein.

        We do not expect to undertake the Squeeze-Out Process and cannot give you any assurance that we will undertake the Squeeze-Out Process sometime in the future or that we will have the cash to pay the amounts necessary to effectuate that Squeeze-Out Process. Holders of any untendered Nabriva AG Common Shares or Nabriva AG ADSs will be forced to hold their respective security for an indefinite period of time. Consequently, such holders may have to hold their investment indefinitely and may not be able to liquidate their investments or pledge them as collateral for a loan.

Direct Listing of Nabriva Ireland's Shares on the NASDAQ Global Select Market

        On completion of the Exchange Offer, the Nabriva Ireland Shares are expected to be directly listed on the NASDAQ Global Select Market. The Supervisory Board and Management Board of Nabriva AG believe that the conversion to direct listing on the NASDAQ Global Select Market is in the best interests of Nabriva Ireland and its shareholders. Among other matters, the Supervisory Board and Management Board expect the following benefits to be brought about as a result of the conversion to direct listing on the NASDAQ Global Select Market:

  •
  listing directly on the NASDAQ Global Select Market is expected to increase the company's attractiveness to a wider international investor base and improve liquidity for Nabriva Ireland's shareholders.

  •
  the existing Nabriva AG ADS program subjects the holders of the Nabriva AG ADSs to certain fees on an ongoing basis. After the Exchange Offer, the holders of Nabriva Ireland Shares will not have any such obligations.

        These changes are expected not to impact the on-going business operations of the Nabriva Group.

Impact of Exchange Offer on Employee Equity Plans and Outstanding Awards

        The Exchange Offer does not extend to outstanding options to acquire shares of Nabriva AG granted pursuant to employee equity plans. Nabriva AG currently has two stock option plans in place and we have set out below the proposed treatment of each of these plans in connection with the Redomiciliation Transaction.

Treatment of Nabriva AG Stock Option Plans

Options granted under the SOP 2007

        Each outstanding stock option granted under the SOP 2007 will be assumed by Nabriva Ireland and be substituted for an economically identical option, denominated in Nabriva Ireland Shares. Each option will be an option to acquire ten Nabriva Ireland Shares for each option the option holder had to acquire one Nabriva AG Common Share, and the same terms and conditions (including vesting and other lapse restrictions) as were applicable to the stock options granted under the SOP 2007 immediately prior to completion of the Exchange Offer will apply. This exchange ratio reflects the fact that currently one Nabriva AG Common Share represents ten Nabriva AG ADSs, and the exchange ratio in the Exchange Offer is one Nabriva AG Common Share for ten Nabriva Ireland Shares.

        In addition, under the SOP 2007, 50% of the remaining options held by a beneficiary and which have not yet vested with such beneficiary on the completion of the Exchange Offer shall vest with such beneficiaries with immediate effect.

Options granted under the SOP 2015

        Each outstanding stock option granted under the SOP 2015 will be assumed by Nabriva Ireland and be substituted for an economically identical option, denominated in Nabriva Ireland Shares. Each option will be an option to acquire ten Nabriva Ireland Shares for each option the option holder had to acquire one Nabriva AG Common Share, and the same terms and conditions (including vesting and other lapse restrictions) as were applicable to the stock options granted under the SOP 2015 immediately prior to completion of the Exchange Offer will apply. This exchange ratio reflects the fact that currently one Nabriva AG Common Share represents ten Nabriva AG ADSs, and the exchange ratio in the Exchange Offer is one Nabriva AG Common Share for ten Nabriva Ireland Shares.

Assumption and amendment and restatement of the Nabriva AG SOPs

        On completion of the Exchange Offer, the Nabriva SOPs will be amended and restated to take account of certain requirements under Irish law. Nabriva Ireland will assume the Nabriva SOPs and the existing awards thereunder and expects to grant share options to the extent permissible by applicable laws and NASDAQ Global Select Market regulations under the terms of the Nabriva AG SOPs as amended and assumed.

Nominal Value of Nabriva Ireland Shares

        The nominal value of Nabriva Ireland Shares will be $0.01. This represents a change in the nominal value of the shares in the ultimate parent company of the Nabriva Group, as the nominal value of the Nabriva AG Common Shares is €1.00.

Impact of Exchange Offer on Nabriva AG ADS holders who do not tender into the Exchange Offer

        Holders of any untendered Nabriva AG Common Shares or Nabriva AG ADSs are advised that if they do not tender their respective securities in the Exchange Offer, they may be forced to hold their respective security for an indefinite period of time. Consequently, such holders may have to hold their illiquid investment indefinitely and may not be able to liquidate their investments or pledge them as collateral for a loan.

Irish Takeover Rules

        As an Irish-incorporated, U.S.-listed Company, Nabriva Ireland will be subject to the Irish Takeover Rules. For further details on the impact of the Irish Takeover Rules, see "Comparative Rights—Takeover Rules and Anti-Takeover Measures" beginning on page 118.

Accounting Treatment

        For accounting purposes, the Exchange Offer will not result in a business combination under U.S. GAAP. Nabriva Ireland is not considered to be a business and this Exchange Offer is a reorganization of the existing entity, Nabriva AG and the substance of the reporting entity has not changed. As a result, there will be no impact on Nabriva AG's historical financial statements or carrying values as a result of this Exchange Offer.

Impact on Financial Status

        Nabriva Ireland's direct interest in the net book value and net earnings of Nabriva AG following completion of the Exchange Offer will depend on the number of Nabriva AG Common Shares and Nabriva AG ADSs tendered into the Exchange Offer. In the event that we acquire all of Nabriva AG Common Shares and Nabriva AG ADSs, our direct interests in these items would increase to 100% and we would be entitled to all benefits resulting from that interest, including all income generated by Nabriva AG's operations and any future increase in Nabriva AG's value. Similarly, we would also bear the risk of losses generated by Nabriva AG's operations and any decrease in the value of Nabriva AG after such an acquisition. In the event that an option holder rejects the proposal that the Nabriva AG SOPs be assumed by Nabriva Ireland, and that option holder's share options subsequently vest and are exercised by such holders to acquire shares in Nabriva AG, that option holder would become a minority shareholder in Nabriva AG. See "Additional Information in Relation to Exchange Offer—Squeeze-Out Process" beginning on page 55 for additional details. As such, Nabriva Ireland's direct interest in Nabriva AG would be reduced accordingly.

Financial Statements and Dividend Policy

        The Nabriva Group's consolidated Irish statutory financial statements will be prepared in accordance with a modified form of US GAAP.

        Since its inception, Nabriva AG has never declared or paid any cash dividends on the Nabriva AG Common Shares or the Nabriva AG ADSs and we do not anticipate paying any cash dividends on Nabriva Ireland Shares in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. As a result, we expect Nabriva

Ireland shareholders will benefit in the foreseeable future only if our Ordinary Shares appreciate in value.

        Any determination to pay dividends in the future would be subject to compliance with applicable laws, including the Irish Companies Act, which requires Irish companies to have profits available for distribution equal to or greater than the amount of the proposed dividend. In order to create profits available for distribution, Nabriva Ireland may be required to implement a share capital reduction process, which would require the approval of (i) 75% in value of Nabriva Ireland shareholders at a shareholder meeting, and (ii) the High Court of Ireland.

Fees and Expenses

        Except for the fees noted below under "Nabriva AG ADS Termination Fees," Nabriva Ireland is paying the total expenses incurred in connection with the Exchange Offer. As a general matter, neither the holders of the Nabriva AG Common Shares nor the holders of the Nabriva AG ADSs will incur any fees associated with this transaction. The holders of the Nabriva AG ADSs will not incur any fees associated with tendering their Nabriva AG ADSs to the ADS Depositary.

        In addition, if Nabriva AG Common Shares and Nabriva AG ADSs are tendered into the Exchange Offer by a broker, dealer, commercial bank, trust company or other nominee, the relevant holders will however be responsible for any fees or commissions such agents may charge in connection with the tender. As regards any tax consequences due to the Exchange Offer, please see "Material Tax Consequences" beginning on page 65.

Nabriva AG ADS Termination Fees

        The Bank of New York Mellon is the depositary of the Nabriva AG ADSs and generally charges fees when ADSs are surrendered. In this instance, Nabriva AG has agreed to be responsible for all cancellation fees charged by the ADS Depositary in connection with the Exchange Offer and any subsequent termination of the ADS program. However, if Nabriva AG Common Shares and Nabriva AG ADSs are tendered into the Exchange Offer by a broker, dealer, commercial bank, trust company or other nominee, the relevant holders will be responsible for any fees or commissions such agents may charge in connection with the tender.

BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

        The information provided below relates to our Board of Directors, executive officers and corporate governance as in effect on and after our establishment as the holding company of the Nabriva Group.

Board of Directors of Nabriva Ireland

        As of the date of this offer to exchange/prospectus, Gary Sender, Andrew Ryan and Paul Ryan are the directors of Nabriva Ireland. Messrs. Ryan are employees of a corporate service provider. Effective from completion of the Exchange Offer, each of these persons will resign as directors and be replaced by the existing members of the Supervisory Board of Nabriva AG. In addition, Dr. Colin Broom will become a director of Nabriva Ireland at the same time.

        On completion of the Exchange Offer, our Board of Directors is expected to consist of the following individuals:

Name	Position
Daniel Burgess	Director, Chairman of the Board
Colin Broom, MD	Director, Chief Executive Officer
Axel Bolte	Director
Mark Corrigan, MD	Director
Chau Quang Khuong	Director
George Talbot, MD	Director
Charles Rowland	Director
Stephen Webster	Director

        Set forth below is the biographical information about each of the foregoing:

        Daniel Burgess has served on the Supervisory Board of Nabriva AG and as its Chairman since August 2016. Mr. Burgess has been a venture partner at SV Life Sciences since 2014. He was previously president and chief executive officer of Rempex Pharmaceuticals, an antibiotics company he co-founded in 2011 and that was subsequently sold to The Medicines Company in 2013. Prior to this, Mr. Burgess was president and chief executive officer of Mpex Pharmaceuticals from 2007 until its acquisition by Aptalis Inc. in 2011. He also served as chief operating officer and chief financial officer of Hollis-Eden Pharmaceuticals from 1999 to 2007 and Chief Financial Officer at Nanogen Inc. from 1998 to 1999. Prior to this, Mr. Burgess spent 10 years at Gensia Sicor, Inc. (acquired by Teva Pharmaceutical Industries Ltd), where he held a variety of executive-level positions with responsibility for overall finance for the company. He began his career at Castle & Cooke, and Smith Barney, Harris Upham and Company. Mr. Burgess is chairman of the board of directors of Atox Bio, and a member of the boards of directors of Cidara Therapeutics, Inc., Arsanis Inc., Arbutus Biopharma Corp. and Pulmocide. He received his B.A. in economics from Stanford University and an M.B.A. from Harvard University.

        Colin Broom has served as the chief executive officer of Nabriva AG since 2014. Prior to joining Nabriva AG, he served as chief scientific officer at ViroPharma Incorporated from 2004 until it was acquired by Shire plc in 2014. Dr. Broom also served as vice president of clinical development and medical affairs at Amgen Inc. from 2000 to 2003. He is a member of the U.K. Royal College of Physicians and a fellow of the Faculty of Pharmaceutical Medicine. Dr. Broom received his B.Sc. from University College London and M.B.B.S. from St. George's Hospital Medical School.

        Axel Bolte has served as deputy chairman of the Supervisory Board of Nabriva AG since 2013 and has been on the Supervisory Board of Nabriva AG since 2007. Since 2003, Mr. Bolte has been an investment advisor at HBM Partners AG, a provider of investment advisory services in the life sciences industry. Previously, he was an investment manager at NMT New Medical Technologies AG from 2001 to 2003, and prior to that, Mr. Bolte served as a scientist at Serono SA. He serves on the board of directors of Ophthotech Corporation and previously served on the board of directors of PTC Therapeutics, Inc. Mr. Bolte received a degree from the Swiss Federal Institute of Technology and an M.B.A. from the University of St. Gallen.

        Mark Corrigan has served on the Supervisory Board of Nabriva AG since August 2016. Since January 2015, Dr. Corrigan has been executive chairman of BlackThorn Therapeutics. Dr. Corrigan served as president and chief executive officer of Zalicus, Inc. from January 2010 until July 2014. Previously, Dr. Corrigan was executive vice president of research and development at the specialty pharmaceutical company Sepracor Inc., and prior to this, he spent 10 years with Pharmacia & Upjohn, most recently as Group Vice President of Global Clinical Research and Experimental Medicine. Before entering the healthcare industry, Dr. Corrigan was in academic research at the University of North Carolina at Chapel Hill School of Medicine, where he maintains a faculty appointment as Adjunct Professor in the Psychiatry Department. Dr. Corrigan has served on the board of directors of numerous companies, including Cubist Pharmaceuticals and Avanir Pharmaceuticals prior to their acquisitions by Merck and Otsuka Holdings, respectively, and served as chairman of EPIRUS Biopharmaceuticals' board of directors. Dr. Corrigan holds an M.D. from the University of Virginia and received specialty training in psychiatry at Maine Medical Center and Cornell University.

        Chau Khuong has served on the Supervisory Board of Nabriva AG since April 2015. Mr. Khuong is a private equity partner at OrbiMed Advisors LLC, which he joined in 2003. Previously, he served as a manager at Veritas Medicine, Inc. from 2000 to 2001. Mr. Khuong serves on the boards of directors of Otonomy, Inc. and Pieris Pharmaceuticals, Inc. He received both his B.S. and M.P.H. from Yale University.

        George H. Talbot has served on the Supervisory Board of Nabriva AG since 2009. Dr. Talbot has been the principal at Talbot Advisors LLC, a biopharmaceutical company consultancy, since 2007 and prior to that, from 2000 to 2006. From 2006 to 2007, he served as chief medical officer and executive vice president of Cerexa, Inc. He received his B.A. from Wesleyan University, his M.D. from the Yale University School of Medicine, and his Infectious Diseases fellowship training at the University of Pennsylvania. After serving as a faculty member of the Infectious Diseases Section at the University of Pennsylvania, he joined the anti-infectives group at Rhone-Poulenc-Rorer in 1990.

        Charles A. Rowland, Jr. has served on the Supervisory Board of Nabriva AG since January 2015. Mr. Rowland served as chief executive officer of Aurinia Pharmaceuticals Inc. from April 2016 to January 2017. Mr. Rowland previously served as vice president and chief financial officer of ViroPharma Incorporated from 2008 until it was acquired by Shire plc in 2014. Prior to joining ViroPharma, Mr. Rowland served as executive vice president and chief financial officer, as well interim co-chief executive officer, for Endo Pharmaceuticals Inc. from 2006 to 2008 and chief financial officer at Biovail Corporation from 2004 to 2006. Mr. Rowland serves on the board of directors of Blueprint Medicines Corporation, and previously served on the board of directors at Idenix Pharmaceuticals, Inc., Vitae Pharmaceuticals, Inc., Bind Therapeutics Inc. and Aurinia Pharmaceuticals Inc. Mr. Rowland received his B.S. from Saint Joseph's University and M.B.A. from Rutgers University.

        Stephen Webster has served on the Supervisory Board of Nabriva AG since August 2016. Mr. Webster has been chief financial officer of Spark Therapeutics since July 2014. He was previously senior vice president and chief financial officer of Optimer Pharmaceuticals, Inc. from June 2012 until its acquisition by Cubist Pharmaceuticals in November 2013. Prior to this, Mr. Webster served as senior vice president and chief financial officer of Adolor Corporation, also acquired by Cubist, from 2008 to 2011. Previously, Mr. Webster served as managing director, Investment Banking Division, Health Care Group for Broadpoint Capital Inc. (formerly First Albany Capital). He also was a co-founder and served as president and chief executive officer of Neuronyx, Inc. Prior to this, Mr. Webster held positions of increasing responsibility, including as director, Investment Banking Division, Health Care

Group, for PaineWebber Incorporated. Mr. Webster holds an A.B. in economics from Dartmouth College and an M.B.A. from the University of Pennsylvania.

Elections and Terms of Office

        Under our articles of association, at each annual general meeting, all directors will be subject to re-election. Any director who does not stand for re-election, or who stands for re-election but is not re-elected, will retire at the end of the relevant annual general meeting.

        Our articles of association provide that the directors have the authority to appoint one or more directors to our board, subject to the maximum number of directors allowed for in our articles of association. A vacancy on our board may be filled only by the remaining directors. Any director so appointed will hold office until our next annual general meeting. During any vacancy on our board, the remaining directors will have full power to act as the board.

Organizational Principles and Structure

        Our Board of Directors is authorized to appoint a Chairperson and Secretary and such other officers, including executive officers, as the board may determine.

        The directors may regulate their meetings as they may think fit. The quorum necessary for the transaction of the business of the directors shall be a majority of the directors in office at the time when the meeting is convened. Questions arising at any meeting shall be decided by a majority of votes. Each director present and voting shall have one vote.

        Our Board of Directors may from time to time delegate any of its powers on such terms as it thinks to committees consisting of one or more directors and/or one or more other persons.

        The directors may appoint any person to fill the position of Secretary for such term, at such remuneration and upon such conditions as they may think fit. It shall be the duty of the Secretary to make and keep records of the votes, doings and proceedings of all meetings of the members of the Board of Directors of the Company, and of its committees, and to authenticate records of the Company.

Corporate Governance

        Our articles of association allocate authority over our day-to-day management to our Board of Directors. Our Board of Directors may then delegate our management to committees consisting of one or more directors and/or one or more other persons or to a particular, director, officer or member of management, although our Board of Directors will remain responsible, as a matter of Irish law, for the proper management of our affairs. The proceedings of committees are governed by the articles of association regulating the proceedings of directors. A vote at any committee meeting will be determined by a majority of votes of the directors present.

        Following completion of the Exchange Offer, our Board of Directors will have a standing audit committee, a compensation committee and a nominating and corporate governance committee, with each committee comprised solely of independent directors. Following completion of the Exchange Offer, we will also adopt corporate governance policies, including a code of business conduct and ethics policy and will comply with the corporate governance regimes applicable to U.S. public companies and consistent with the current practice adopted by Nabriva AG.

        Under the Companies Act 2014 and notwithstanding anything contained in our articles of association or in any agreement between us and a director, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term at a meeting held on no less than 28 days' notice and at which the director is entitled to be heard. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against us in respect of his removal.

        Our articles of association also provide that the office of a director will be vacated in certain circumstances including if the director is restricted or disqualified to act as a director under the Companies Act 2014, resigns his or her office by notice in writing, or is requested to resign in writing by not less than a majority of the other directors.

Committees of the Board of Directors of Nabriva Ireland

        The standing committees of Nabriva Ireland's Board of Directors will consist of an audit committee, a nominating and corporate governance committee, and a compensation committee. Our Board of Directors will establish these committees following completion of the Exchange Offer. This reflects the existing standing committees of Nabriva AG's Supervisory Board.

Audit Committee

        The Audit Committee will be established following completion of the Exchange Offer. The purpose of the Audit Committee is to assist the Board of Directors with oversight of Nabriva Ireland's accounting and financial reporting processes and the audits of Nabriva Ireland's financial statements. The Audit Committee will be responsible for, among other things:

  •
  making recommendations to the Board of Directors the appointment by the general meeting of shareholders of Nabriva Ireland's independent auditors;

  •
  overseeing the work of the independent auditors, including resolving disagreements between management and the independent auditors relating to financial reporting;

  •
  pre-approving all audit and non-audit services permitted to be performed by the independent auditors;

  •
  reviewing the independence and quality control procedures of the independent auditors;

  •
  discussing material off-balance sheet transactions, arrangements and obligations with management and the independent auditors;

  •
  reviewing and approving all proposed related-party transactions;

  •
  discussing the annual audited consolidated and statutory financial statements with management;

  •
  annually reviewing and reassessing the adequacy of the Audit Committee charter;

  •
  meeting separately with the independent auditors to discuss critical accounting policies, recommendations on internal controls, the auditor's engagement letter and independence letter and other material written communications between the independent auditors and the management; and

  •
  attending to such other matters as are specifically delegated to the Audit Committee by the Board of Directors from time to time.

        The members of the Audit Committee will be the same as the members of Nabriva AG's Audit Committee, namely: Daniel Burgess, Charles Rowland and Stephen Webster.

        To satisfy the independence criteria for audit committee members set forth in Rule 10A-3 under the Exchange Act, each member of an audit committee of a listed company may not, other than in his capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. We believe that each of the members of Nabriva Ireland's Audit Committee will meet the requirements for independence under current NASDAQ and SEC rules and regulations.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee will be established following completion of the Exchange Offer. The Nominating and Corporate Governance Committee will assist the Board of Directors in selecting individuals qualified to become members of the Board of Directors and in determining the composition of the Board of Directors and its committees. The Nominating and Corporate Governance Committee will be responsible for:

  •
  recommending to the Board of Directors the persons to be nominated for election or re-election as members of the Board of Directors at any general meeting of shareholders;

  •
  recommending to the Board of Directors the members of the Board of Directors to be appointed to each committee of the Board of Directors;

  •
  overseeing the Board of Directors' annual review of its own performance and the performance of its committees; and

  •
  considering, preparing and recommending to the Board of Directors a set of corporate governance guidelines.

        The members of the Nominating and Corporate Governance Committee will be the same as the members of Nabriva AG's Nominating and Corporate Governance Committee, namely: Daniel Burgess, Mark Corrgian and Stephen Webster.

Compensation Committee

        The Compensation Committee will be established following completion of the Exchange Offer. The purpose of the Compensation Committee will be to assist the Board of Directors in reviewing and approving or recommending Nabriva Ireland's compensation structure, including all forms of compensation relating to our Board of Directors and oversee the discharge of the responsibilities of the Board of Directors relating to compensation of Nabriva Ireland's senior management. The Compensation Committee will be responsible for, among other things:

  •
  reviewing and making recommendations to the Board of Directors with respect to compensation of Nabriva Ireland's management and Board of Directors;

  •
  reviewing and approving the compensation, including equity compensation, change-of-control benefits and severance arrangements, of Nabriva Ireland's Chief Executive Officer, Chief Financial Officer and other members of management as it deems appropriate;

  •
  overseeing the evaluation of management;

  •
  reviewing periodically and making recommendations to the Board of Directors with respect to any incentive compensation and equity plans, programs or similar arrangements;

  •
  exercising the rights of our Board of Directors under any equity plans, except for the right to amend any such plans unless otherwise expressly authorized to do so; and

  •
  attending to such other matters as are specifically delegated to the Compensation Committee by the Board of Directors from time to time.

        The members of the Compensation Committee will be the same as the members of Nabriva AG's Compensation Committee, namely: Axel Bolte, Charles Rowland and Chau Quang Khuong.

        To satisfy the independence criteria for compensation committee members set forth in Rule 10C-1 under the Exchange Act, all factors specifically relevant to determining whether a member of a compensation committee has a relationship to such company which is material to that member's ability to be independent from management in connection with the duties of a compensation committee member must be considered, including, but not limited to: (1) the source of compensation of the committee member, including any consulting advisory or other compensatory fee paid by such company to the member; and (2) whether the member is affiliated with the company or any of its subsidiaries or affiliates. We believe each of the members of the Compensation Committee will meet the requirements for independence under current NASDAQ and SEC rules and regulations.

Roles and Responsibilities of the Chairman of the Board of Directors

        The Chairman's duties will be determined by the Board of Directors of Nabriva Ireland from time to time. On completion of the Exchange Offer, Daniel Burgess is anticipated to be the Chairman of our Board of Directors.

Executive Officers

        Following the completion of the Exchange Offer, our executive management team is expected to be identical to the current executive management of Nabriva AG and will consist of the following individuals:

Name	Position
Colin Broom	Chief Executive Officer
Elyse Seltzer	Chief Medical Officer
Steven Gelone	Chief Development Officer
Gary Sender	Chief Financial Officer

Indemnification of Directors and Officers of Nabriva Ireland

        Our articles of association contain indemnification for the benefit of our directors, company secretary and executive officers (and those of other group entities and affiliates) to the fullest extent permitted by Irish law. However, as to our directors and company secretary, this indemnity is limited by the Irish Companies Act, which prescribes that an advance commitment to indemnify only permits a company to pay the costs, or to discharge the liability of a director or company secretary, where judgment is given in favor of the director or company secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or company secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or company secretary over and above the limitations imposed by the Irish Companies Act will be void, whether contained in its articles of association or any contract between the company and its director or company secretary. This restriction does not apply to our executive officers who are not members of our Board of Directors or our company secretary.

        We are permitted under our articles of association and the Irish Companies Act to purchase directors' and officers' liability insurance, as well as other types of insurance, for our directors, officers, employees and agents.

        We plan to enter into indemnification agreements with each of our directors and officers. These indemnification agreements may, subject to the provisions of the Irish Companies Act, require us, among other things, to indemnify our directors and officers for some expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

MATERIAL TAX CONSEQUENCES

Material Austrian Income Tax Consequences

        The following summary does not constitute tax advice and is intended only as a general guide. The summary is not exhaustive and holders of Nabriva AG Common Shares and holders of Nabriva AG ADSs should consult their own tax advisors about the Austrian tax consequences (and tax consequences under the laws of other relevant jurisdictions) of this Exchange Offer, including the later acquisition, ownership and disposal of Nabriva Ireland Shares.

Taxable disposal of Nabriva AG Common Shares

        According to Austrian laws, the exchange of Nabriva AG Common Shares for Nabriva Ireland Shares may be considered a taxable barter and could lead to capital gains taxation in Austria due to the fact that such barter is deemed as a sale/disposal of the Nabriva AG Common Shares.

        If the Nabriva AG Common Shares are held by an individual tax resident in Austria, the exchange will in general lead to personal income tax of 27.5% based on the difference between the acquisition costs of the Nabriva AG Common Shares and their fair market value (at the same time the fair market value of the Nabriva AG Common Shares is considered to be the acquisition costs of the Nabriva Ireland Shares for tax purposes). However, if the individual tax resident in Austria is an entrepreneur obliged to keep books and the Nabriva AG Common Shares are considered business assets of this individual enterprise, the personal income tax will be calculated based on the difference between the book value of the Nabriva AG Common Shares and their fair market value. If the Nabriva AG Common Shares are held by an entity tax resident in Austria, the exchange will in principle lead to corporate income tax of 25% of the difference between the book value of the Nabriva AG Common Shares and their fair market value.

Taxable disposal of Nabriva AG ADSs

        According to Austrian laws, the exchange of Nabriva AG ADSs for Nabriva Ireland Shares may be considered a taxable barter and could lead to capital gains taxation in Austria due to the fact that such barter is deemed as a sale/disposal of the Nabriva AG ADSs.

        If the Nabriva AG ADSs are held by an individual tax resident in Austria, the exchange will in general lead to personal income tax of 27.5% based on the difference between the acquisition costs of the Nabriva AG ADSs and their fair market value (at the same time the fair market value of the Nabriva AG ADSs is considered to be the acquisition costs of the Nabriva Ireland Shares for tax purposes). However if the individual tax resident in Austria is an entrepreneur obliged to keep books and the Nabriva AG ADSs are considered business assets of this individual enterprise, the personal income tax will be calculated based on the difference between the book value of the Nabriva AG ADSs and their fair market value. If the Nabriva AG ADSs are held by an entity tax resident in Austria, the exchange will in principle lead to corporate income tax of 25% of the difference between the book value of the Nabriva AG ADSs and their fair market value.

Non-Tax Residents

        Individuals and entities not tax resident in Austria might also be taxable with the capital gain realized (difference amount between acquisition cost/book value and their fair market value) in case the Nabriva AG Common Shares or Nabriva AG ADSs are held in an Austrian Permanent establishment or the shareholding has exceeded an amount of 1% during the past 5 years and the capital gain realized is not sheltered by means of an applicable tax treaty.

Exchange of the Nabriva AG Stock Options

        The SOP 2007 plan is for all employees, including members of the Management Board and selected members of the Supervisory Board. According to the SOP 2007, the beneficiaries of the stock options are not entitled to transfer their options to other individuals. As described in this section "Additional Information in Relation to Exchange Offer—Impact of Exchange Offer on Employee Equity Plans and Outstanding Awards," on completion of the Exchange Offer the Nabriva SOPs will be amended and restated to take account of certain requirements under Irish law. Nabriva Ireland will assume the Nabriva SOPs and the existing awards thereunder and expects to grant share options to the extent permissible by applicable laws and NASDAQ regulations under the terms of the Nabriva AG SOPs, as amended.

        According to the legal view of the Austrian tax authorities, stock options are not considered an asset in the meaning of Austrian tax law if the beneficiary is not entitled to transfer the stock option. In such case the stock option is considered a vested right. An exchange of this vested right for another vested right is not considered a taxable barter and will not lead to capital gains taxation in Austria. Under this view the exchange of the Nabriva AG Stock Options is tax neutral. However, if Nabriva AG Stock Options are converted into Nabriva AG Common Shares prior to the Exchange Offer Expiration Date, holders of Nabriva AG Stock Options—then being holders of Nabriva AG Common Shares or Nabriva AG ADSs—will be subject to the Austrian tax provisions noted above. The same applies for holders of Nabriva AG Stock options according to the SOP 2015.

        It is therefore strongly recommended for each holder of (a) Nabriva AG Common Shares, (b) Nabriva AG ADSs and (c) stock options under the Nabriva SOPs to consult a qualified tax advisor in order to assess the Austrian tax consequences in detail.

Dividend payments by Nabriva Ireland

        As noted elsewhere in this offer to exchange/prospectus, Nabriva Ireland does not expect to pay dividends for the foreseeable future. To the extent that it does not make dividend payments, it should be noted that such distributions made by Nabriva Ireland will, in the absence of one of many exemptions, be subject to Irish dividend withholding tax. Dividend payments will regularly be subject to Austrian personal income tax at a rate of 27.5% if the shareholder is an individual tax resident in Austria. Any Irish DWT (as defined below) paid is likely to be credited for Austrian tax purposes.

        Dividend payments made to entities tax resident in Austria are in principle exempt from Austrian corporate income tax. However, special regulations may apply and it is therefore recommended to consult a qualified tax advisor in order to assess the Austrian tax consequences in detail.

Material Irish Tax Consequences

        The following is a summary of the material Irish tax consequences for certain beneficial owners of Nabriva Ireland Shares. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this offer to exchange/prospectus and correspondence with the Irish Revenue Commissioners. Changes in law and/or administrative practice may result in alteration of the tax considerations described below, possibly with retrospective effect.

        The summary does not constitute tax advice and is intended only as a general guide. The summary is not exhaustive and holders of Nabriva AG Common Shares and/or Nabriva AG ADSs should consult their own tax advisors about the Irish tax consequences (and tax consequences under the laws of other relevant jurisdictions) of this Exchange Offer, including the acquisition, ownership and disposal of Nabriva Ireland Shares. The summary applies only to shareholders who will own Nabriva Ireland Shares as capital assets and does not apply to other categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes and shareholders who have, or who are deemed to have, acquired Nabriva Ireland Shares by virtue of an Irish office or employment (performed or carried on in Ireland).

Tax on Chargeable Gains

        The current rate of tax on chargeable gains (where applicable) in Ireland is 33%.

        A disposal of Nabriva Ireland Shares by a shareholder who is not resident or ordinarily resident for tax purposes in Ireland will not give rise to Irish tax on any chargeable gain realized on such disposal unless such shares are used, held or acquired for the purposes of a trade or business carried on by such shareholder through a branch or agency in Ireland.

        A holder of Nabriva Ireland Shares who is an individual and who is temporarily non-resident in Ireland may, under Irish anti-avoidance legislation, be liable to Irish tax on any chargeable gain realized on a disposal during the period in which such individual is non-resident.

Stamp Duty

        The rate of stamp duty (where applicable) on transfers of shares of Irish incorporated companies is 1% of the price paid or the market value of the shares acquired, whichever is greater. Where Irish stamp duty arises, it is generally a liability of the transferee.

        No stamp duty is payable by Nabriva Ireland shareholders on the issue of Nabriva Ireland Shares as part of the Exchange Offer. Irish stamp duty may, depending on the manner in which the shares in Nabriva Ireland are held, be payable in respect of transfers of Nabriva Ireland Shares after the Exchange Offer.

Shares held through DTC

        It is expected that a transfer of Nabriva Ireland Shares effected by means of the transfer of book entry interests in DTC will not be subject to Irish stamp duty. On the basis that most of Nabriva Ireland's Shares are expected to be held through DTC, it is anticipated that most transfers of shares will be exempt from Irish stamp duty.

Shares held outside of DTC or transferred into or out of DTC

        A transfer of Nabriva Ireland Shares where any party to the transfer holds such shares outside of DTC may be subject to Irish stamp duty. Shareholders wishing to transfer their shares into (or out of) DTC may do so without giving rise to Irish stamp duty provided that:

  •
  there is no change in the beneficial ownership of such shares as a result of the transfer; and

  •
  the transfer into (or out of) DTC is not effected in contemplation of a sale of such shares by a beneficial owner to a third party.

Withholding Tax on Dividends

        As noted elsewhere in this offer to exchange/prospectus, Nabriva Ireland does not expect to pay dividends for the foreseeable future. To the extent that it does make dividend payments (or other returns to shareholders that are treated as "distributions" for Irish tax purposes), it should be noted that such distributions made by Nabriva Ireland will, in the absence of one of many exemptions, be subject to Irish dividend withholding tax, which is referred to in this offer to exchange/prospectus as "DWT," currently at a rate of 20%.

        For DWT purposes, a distribution includes any distribution that may be made by Nabriva Ireland to its shareholders, including cash dividends, non-cash dividends and additional stock taken in lieu of a cash dividend. Where an exemption does not apply in respect of a distribution made to a particular shareholder, Nabriva Ireland is responsible for withholding DWT prior to making such distribution.

General Exemptions

        The following is a general overview of the scenarios where it will be possible for Nabriva Ireland to make payments of dividends without deduction of DWT.

        Irish domestic law provides that a non-Irish resident shareholder is not subject to DWT on dividends received from Nabriva Ireland if such shareholder is beneficially entitled to the dividend and is either:

  •
  a person (not being a company) resident for tax purposes in a Relevant Territory (including the U.S.) and is neither resident nor ordinarily resident in Ireland (for a list of Relevant Territories for DWT purposes, see Annex A to this offer to exchange/prospectus);

  •
  a company resident for tax purposes in a Relevant Territory, provided such company is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

  •
  a company that is controlled, directly or indirectly, by persons resident in a Relevant Territory and who is or are (as the case may be) not controlled by, directly or indirectly, persons who are not resident in a Relevant Territory;

  •
  a company, wherever resident, whose principal class of shares (or those of its 75% direct or indirect parent) is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance; or

  •
  a company that is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance,

  •
  and provided, in all cases noted above, Nabriva Ireland has received from the shareholder, where required, the relevant DWT Form(s) prior to the payment of the dividend and such DWT Form(s) remain valid.

        For non-Irish resident shareholders that cannot avail themselves of one of Ireland's domestic law exemptions from DWT, it may be possible for such shareholders to rely on the provisions of a double tax treaty to which Ireland is party to reduce the rate of DWT.

        Nabriva Ireland shareholders that do not fall within any of the categories specifically referred to above may nonetheless fall within other exemptions from DWT. If any shareholders are exempt from DWT, but receive dividends subject to DWT, such shareholders may apply for refunds of such DWT from the Irish Revenue Commissioners.

Income Tax on Dividends Paid on Nabriva Ireland Shares

        Irish income tax may arise for certain persons in respect of dividends received from Irish resident companies. A shareholder that is not resident or ordinarily resident in Ireland and that is entitled to an exemption from DWT generally has no liability to Irish income tax or the universal social charge on a dividend from Nabriva Ireland. An exception to this position may apply where such shareholder holds Nabriva Ireland shares through a branch or agency in Ireland through which a trade is carried on.

        A shareholder that is not resident or ordinarily resident in Ireland and that is not entitled to an exemption from DWT generally has no additional Irish income tax liability or a liability to the universal social charge. The DWT deducted by Nabriva Ireland discharges the liability to income tax. An exception to this position may apply where the shareholder holds Nabriva Ireland Shares through a branch or agency in Ireland through which a trade is carried on.

Capital Acquisitions Tax

        Irish capital acquisitions tax ("CAT") comprises principally gift tax and inheritance tax. CAT could apply to a gift or inheritance of Nabriva Ireland Shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because Nabriva Ireland Shares are regarded as property situated in Ireland for Irish CAT purposes as the share register of Nabriva Ireland must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.

        CAT is levied at a rate of 33% above certain tax-free thresholds. The appropriate tax free threshold is dependent upon (i) the relationship between the donor and the donee, and (ii) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses of the same marriage or civil partners of the same civil partnership are exempt from CAT. Children have a tax free threshold of €310,000 in respect of taxable gifts or inheritances received from their parents. Nabriva Ireland shareholders should consult their own tax advisors as to whether CAT is creditable or deductible in computing any domestic tax liabilities.

        There is also a "small gift exemption" from CAT whereby the first €3,000 of the taxable value of all taxable gifts taken by a donee from any one donor, in each calendar year, is exempt from CAT and is also excluded from any future aggregation. This exemption does not apply to an inheritance.

        THE IRISH TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. HOLDERS OF NABRIVA AG COMMON SHARES OR NABRIVA AG ADSS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THIS EXCHANGE OFFER, INCLUDING THE ACQUISITION, OWNERSHIP AND DISPOSAL OF NABRIVA IRELAND SHARES.

Material U.S. Tax Consequences

Introduction

        This section describes the material U.S. federal income tax consequences of (i) the Exchange Offer to U.S. holders (as defined below) of Nabriva AG ADSs or Nabriva AG Common Shares (referred to collectively in this section as "AG Shares"), (ii) the Squeeze-Out Process to holders of AG Shares, and (iii) the ownership of Nabriva Ireland Shares received in the Exchange Offer. This section assumes that the minimum acceptance condition (as described in "The Transaction—Conditions to the Exchange Offer") is met in order to proceed with the Exchange Offer. It applies to you only if you participate in the Exchange Offer and you hold your AG Shares or Nabriva Ireland Shares as capital assets for U.S. federal income tax purposes (generally, property held for investment). This section does not purport to be a comprehensive description of all tax considerations that may be relevant in light of a U.S. holder's particular circumstances, including alternative minimum tax consequences, any state or local tax considerations, any U.S. federal gift, estate or generation skipping transfer tax consequences and tax consequences applicable to special classes of U.S. holders, including:

  •
  certain financial institutions;

  •
  brokers or dealers or traders in securities who use a mark to market method of tax accounting;

  •
  real estate investment trusts or regulated investment companies;

  •
  tax-exempt entities including an "individual retirement accounts" or "Roth IRAs";

  •
  life insurance companies;

  •
  persons liable for alternative minimum tax;

  •
  persons that own or are treated as owning, ten percent or more of the voting stock of Nabriva AG prior to the Exchange Offer;

  •
  persons that hold AG Shares or Nabriva Ireland Shares as part of a straddle, wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to AG Shares;

  •
  entities classified as partnerships or other pass through entities for U.S. federal income tax purposes, including beneficial owners of such entities;

  •
  U.S. expatriates;

  •
  persons who acquired AG Shares pursuant to the exercise of an employee stock option or otherwise as compensation for services;

  •
  U.S. holders whose functional currency is not the U.S. dollar; or

  •
  non-U.S. holders.

        This section is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. In addition, this section is based in part upon the representations of the Nabriva AG depositary and the Nabriva Ireland depositary and the assumption that each obligation in the Nabriva AG deposit agreement (and any related agreement) and the Nabriva Ireland deposit agreement (and any related agreement) will be performed in accordance with its terms.

        For purposes of this section, a holder of Nabriva AG ADSs evidencing Nabriva AG Common Shares is treated as the owner of the Nabriva AG Common Shares represented by those Nabriva AG ADSs for U.S. federal income tax purposes.

        You are a U.S. holder if you are a beneficial owner of AG Shares or Nabriva Ireland Shares and you are, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income tax regardless of its source; or

  •
  a trust if (1) a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        A "non-U.S. holder" is a beneficial owner of AG Shares or Nabriva Ireland Shares other than a U.S. holder or an entity classified as a partnership or other fiscally transparent entity for U.S. federal tax purposes.

        Currently, reciprocal tax treaties are in effect between the United States and Austria and the United States and Ireland. You should consult your tax advisors with respect to the effect of each such treaty on the Exchange Offer, the Squeeze-Out Process and of holding and disposing of Nabriva Ireland Shares in your particular circumstances.

        If an entity classified as a partnership for U S. federal income tax purposes holds AG Shares or Nabriva Ireland Shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partnerships holding AG Shares or Nabriva Ireland Shares and partners in such partnerships should consult their tax advisors as to their particular U.S. federal income tax consequences of holding and disposing of the AG Shares or Nabriva Ireland Shares.

The Exchange Offer

General Tax Consequences of the Exchange Offer

        The Exchange Offer is intended to qualify as a tax-free exchange. However, no ruling has been or will be sought from the IRS as to the U.S. federal income tax consequences of the Exchange Offer. Accordingly, there is no assurance that the IRS or the U.S. courts will agree with any of the conclusions described herein. The remainder of this section assumes that the Exchange Offer will qualify as a tax-free exchange under the Code.

Receipt of Nabriva Ireland Shares for Nabriva AG Common Shares or Nabriva AG ADSs

        Subject to certain rules relating to a passive foreign investment company, or PFIC, discussed below in "—Certain PFIC Considerations Related to the Exchange Offer and Squeeze-Out Process," the following material U.S. federal income tax consequences will result to a U.S. holder from the Exchange Offer:

  •
  such holder will not recognize gain or loss upon receipt of Nabriva Ireland Shares in exchange for AG Shares;

  •
  such holder's aggregate basis in the Nabriva Ireland Shares received in the Exchange Offer will be equal to such holder's aggregate tax basis in the AG Shares surrendered; and

  •
  such holder's holding period for the Nabriva Ireland Shares received in the Exchange Offer will include such holder's holding period for the AG Shares surrendered.

        Where different blocks of AG Shares were acquired at different times and at different prices, the tax basis and holding period of such AG Shares may be determined with reference to each block of AG Shares.

The Squeeze-Out Process

Receipt of Cash for Nabriva AG Common Shares

        Subject to the PFIC rules discussed below in "—Certain PFIC Considerations Related to the Exchange Offer and Squeeze-Out Process," a U.S. holder that receives cash in exchange for AG Shares pursuant to the Squeeze-Out Process generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of cash received and such holder's tax basis, determined in U.S. dollars, in the AG Shares surrendered. Capital gain of a non-corporate U.S. holder generally is taxed at preferential rates where the property is held for more than one year.

        The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. Consequently, a U.S. holder may not be able to use any foreign tax credits arising from any Austrian withholding tax imposed pursuant to the Squeeze-Out Process unless such credit can be applied (subject to applicable limitations) against U.S. tax due on the U.S. holder's other income treated as derived from foreign sources. The rules relating to foreign tax credits, including the amount of foreign income taxes that may be claimed as a credit in any given year, are complex and subject to limitations. You are urged to consult your own tax advisor regarding the application of the foreign tax credit rules to your particular circumstances.

Certain PFIC Considerations Related to the Exchange Offer and Squeeze-Out Process

        The tax consequences described above under the headings "—The Exchange Offer" and the "—The Squeeze-Out Process" may be different if Nabriva AG is treated as a PFIC at any time during a U.S. holder's holding period for its AG Shares. Nabriva AG generally would be a PFIC for any taxable year if (1) at least 75 percent of its gross income for the taxable year is passive income or (2) at least

50 percent of the value, determined on the basis of a quarterly average, of its assets produce or are held to produce passive income. Passive income generally includes dividends, interest, royalties, rents (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. If a foreign corporation owns at least 25 percent by value of the stock of another corporation, the foreign corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation's income.

        Based on Nabriva AG's gross income, the composition and average value of its gross assets, and the nature of the active businesses conducted by its "25% or greater" owned subsidiaries, Nabriva AG may have qualified as a PFIC for its 2016 taxable year. However, the determination of whether a foreign corporation is a PFIC is primarily factual and there is little administrative or judicial authority on which to rely to make a determination. If Nabriva AG was a PFIC for its 2016 taxable year, the U.S. tax consequences to a U.S. holder of AG Shares participating in the Exchange Offer and Squeeze-Out Process would differ from those described above as follows:

  •
  Exchange Offer.  A U.S. holder that receives Nabriva Ireland Shares in exchange for its AG Shares in the Exchange Offer may be required to recognize gain (but not loss), notwithstanding that the exchange qualifies as a tax-free exchange under the Code. In particular, Section 1291(f) of the Code generally requires that, to the extent provided in regulations, a U.S. person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final U.S. Treasury regulations have been promulgated under this statute. Proposed U.S. Treasury regulations were promulgated in 1992 with a retroactive effective date. If finalized in their current form, these regulations would generally require gain (but not loss) recognition by U.S. holders exchanging AG Shares in the Exchange Offer where such holder has not made either (1) a "qualified electing fund" election under Section 1295 of the Code for the first taxable year in which such holder owns such AG Shares or in which Nabriva AG was a PFIC, whichever is later or (2) a "mark-to-market" election under Section 1296 of the Code. Any such gain recognized pursuant to the previous sentence would be subject to special rules (discussed below). There is an exception to the gain recognition rule in certain instances where the exchanging shareholder receives shares of another corporation that is a PFIC, but, as described below in "—Ownership and Disposition of Nabriva Ireland Shares—PFIC Rules," it is not clear whether Nabriva Ireland will be a PFIC at the time of the Exchange Offer, or whether this exception would otherwise apply. It is not certain at this time whether, in what form, and with what effective date, final U.S. Treasury regulations under Section 1291(f) of the Code will be adopted, or how the proposed U.S. Treasury regulations will be applied.

  •
  Squeeze-Out Process.  Special rules (discussed below) would apply to any gain recognized by a U.S. holder that receives cash in exchange for AG Shares pursuant to the Squeeze-Out Process, unless such holder has made either (1) a "qualified electing fund" election under Section 1295 of the Code for the first taxable year in which such U.S. holder owns such shares or in which Nabriva AG is a PFIC, whichever is later or (2) a "mark-to-market" election under Section 1296 of the Code. Gain recognized by a holder that has made a timely "qualified electing fund" election may be characterized as capital gain. Gain recognized by a holder that has made a timely "mark-to-market" election will be characterized as ordinary income.

        The special rules referenced in the bulleted items above cause gain to be taxed as follows: (1) the gain will be allocated ratably over the U.S. holder's holding period for AG Shares, (2) the amount allocated to the taxable year in which the U.S. holder realized the gain will be taxed as ordinary income, (3) the amount allocated to each prior year, with certain exceptions, will be taxed at the highest tax rate in effect for that year, and (4) the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year.

Ownership and Disposition of Nabriva Ireland Shares

Taxation of Dividends

        Under the U.S. federal income tax laws, and subject to the PFIC rules discussed below, if you are a U.S. holder, the gross amount of any dividend paid by Nabriva Ireland out of Nabriva Ireland's current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) is subject to U.S. federal income taxation. However, because Nabriva Ireland is not expected to calculate earnings and profits in accordance with U.S. federal income tax principles, the entire amount of any distribution may be treated as a dividend. You must include any Irish tax withheld from the dividend payment in this gross amount even though you do not in fact receive it. If you are a non-corporate U.S. holder, dividends that constitute qualified dividend income will be taxable to you at the preferential rates applicable to long-term capital gains provided that you hold the Nabriva Ireland Shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. If Nabriva Ireland were determined to be a PFIC during its 2017 taxable year, then dividends paid by Nabriva for the 2018 taxable year will not be qualified dividend income and, therefore, ineligible for the reduced dividend tax rates. You should consult your own tax advisor regarding the availability of the reduced dividend tax rate in light of your particular circumstances. The dividend is taxable to you when you receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

        The amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the payments made, determined at the spot rate on the date the dividend distribution is includable in your income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date you convert the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.

        Distributions in excess of current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in Nabriva Ireland Shares and thereafter as capital gain.

        Dividends will be income from sources outside the United States. Dividends will, depending on your circumstances, generally be either "passive" or "general" income for purposes of computing the foreign tax credit allowable to you. Subject to certain limitations, any Irish tax withheld and paid over to Ireland will be creditable or deductible against your U.S. federal income tax liability.

Taxation of Capital Gains

        Subject to the PFIC rules discussed below, if you are a U.S. holder and you sell or otherwise dispose of your Nabriva Ireland Shares, you will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis, determined in U.S. dollars, in your Nabriva Ireland Shares.

        Capital gain of a non-corporate U.S. holder generally is taxed at preferential rates where the property is held for more than one year. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. Consequently, a U.S. holder may not be able to use any foreign tax credits arising from any Irish withholding tax imposed on the sale, exchange or other taxable disposition of Nabriva Ireland Shares unless such credit can be applied (subject to applicable limitations) against U.S. tax due on the U.S. holder's other income treated as derived from foreign sources. You are urged to consult your own tax advisor regarding the application of the foreign tax credit rules to your particular circumstances.

PFIC Rules

        As described above under "—Certain PFIC Considerations Related to the Exchange Offer and Squeeze-Out Process," special rules apply to U.S. holders who hold shares in a foreign corporation that is treated as a PFIC for U.S. federal income tax purposes. Based on Nabriva Ireland's estimated gross income, the composition and average value of its gross assets, and the nature of the active businesses conducted by its "25% or greater" owned subsidiaries, it is possible that Nabriva Ireland may be a PFIC for the 2017 tax year. However, the determination of whether a foreign corporation is a PFIC is primarily factual and there is little administrative or judicial authority on which to rely to make a determination.

        If Nabriva Ireland were to be treated as a PFIC, and you are a U.S. holder that did not make a mark-to-market election, you would be subject to special rules with respect to: (1) any gain realized on the sale or other disposition of Nabriva Ireland Shares and (2) any excess distribution that Nabriva Ireland makes to you (generally, any distributions during a single taxable year that are greater than 125 percent of the average annual distributions received in respect of the Nabriva Ireland Shares during the three preceding taxable years or, if shorter, the holding period for the Nabriva Ireland Shares.

        Under these rules: (1) the gain or excess distribution will be allocated ratably over the holding period for the Nabriva Ireland Shares, (2) the amount allocated to the taxable year in which the U.S. holder realized the gain or excess distribution will be taxed as ordinary income, (3) the amount allocated to each prior year, with certain exceptions, will be taxed at the highest tax rate in effect for that year, and (4) the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year. Special rules apply for calculating the amount of the foreign tax credit with respect to excess distributions by a PFIC.

        Your Nabriva Ireland Shares will be treated as stock in a PFIC if Nabriva Ireland were a PFIC at any time during your holding period in the Nabriva Ireland Shares, even if Nabriva Ireland is not currently a PFIC.

        If you own ordinary shares in a PFIC that are treated as marketable stock, you may make a mark-to-market election. If you make this election, you will not be subject to the PFIC rules described above. Instead, in general, you will include as ordinary income each year the excess, if any, of the fair market value of your Nabriva Ireland Shares at the end of the taxable year over your adjusted basis in your Nabriva Ireland Shares. These amounts of ordinary income will not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. You will also be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of your Nabriva Ireland Shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). Your basis in Nabriva Ireland Shares will be adjusted to reflect any such income or loss amounts.

        In addition, notwithstanding any election you make with regard to Nabriva Ireland Shares, dividends that you receive from Nabriva Ireland would not constitute qualified dividend income to you if Nabriva Ireland were a PFIC either in the taxable year of the distribution or the preceding taxable year. Dividends that you receive that do not constitute qualified dividend income are not eligible for taxation at the preferential rates applicable to qualified dividend income. Instead, you must include the gross amount of any such dividend paid by Nabriva Ireland out of Nabriva Ireland's accumulated earnings and profits (as determined for U.S. federal income tax purposes) in your gross income, and it will be subject to tax at rates applicable to ordinary income.

        If you own Nabriva Ireland Shares during any year that Nabriva Ireland is a PFIC, you may be required to file an IRS Form 8621.

Medicare Tax

        A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8 percent tax on the lesser of (1) the U.S. holder's "net investment income" for the relevant taxable year and (2) the excess of the U.S. holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual's circumstances). A holder's net investment income will generally include its dividend income and its net gains from the disposition of shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in Nabriva Ireland Shares.

Information with Respect to Foreign Financial Assets

        Owners of "specified foreign financial assets" with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. "Specified foreign financial assets" may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of Nabriva Ireland Shares.

Backup Withholding and Information Reporting

        If you are a non-corporate U.S. holder, information reporting requirements, on IRS Form 1099, generally will apply to:

  •
  dividend payments or other taxable distributions made to you within the United States, and

  •
  the payment of proceeds to you from the sale of Nabriva Ireland Shares effected at a U.S. office of a broker.

        Additionally, backup withholding may apply to such payments if you are a non-corporate U.S. holder that:

  •
  fails to provide an accurate taxpayer identification number,

  •
  is notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

  •
  in certain circumstances, fails to comply with applicable certification requirements.

        Payment of the proceeds from the sale of Nabriva Ireland Shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of Nabriva Ireland Shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  •
  the proceeds are transferred to an account maintained by you in the United States,

  •
  the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address, or

  •
  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

        In addition, a sale of Nabriva Ireland Shares effected at a foreign office of a broker will be subject to information reporting if the broker is:

  •
  a U.S. person,

  •
  a controlled foreign corporation for U.S. tax purposes,

  •
  a non-U.S. person 50 percent or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

  •
  a foreign partnership, if at any time during its tax year:

  •
  one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50 percent of the income or capital interest in the partnership, or

  •
  such foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

        You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by timely filing a refund claim with the IRS.

DESCRIPTION OF THE ORDINARY SHARES

DESCRIPTION OF SHARE CAPITAL

        The following description of Nabriva Ireland's share capital is a summary. It does not purport to be complete and is qualified in its entirety by reference to the Irish Companies Act and the complete text of the form of Nabriva Ireland's memorandum and articles of association, which, as of the date of this offer to exchange/prospectus, is substantially in the form attached as an exhibit to this offer to exchange/prospectus. You should read those documents carefully.

        There are differences between Nabriva AG's articles of association and Nabriva Ireland's memorandum and articles of association as they will be in effect after the completion of the Exchange Offer. Certain provisions of the Nabriva AG articles of association will not be replicated in the Nabriva Ireland memorandum and articles of association because Irish law would not permit such replication, and certain provisions will be included in the Nabriva Ireland memorandum and articles of association although they were not in the Nabriva AG articles of association. See "Comparative Rights" beginning on page 94 for more information about the differences between Nabriva Therapeutics AG's articles of association and Nabriva Ireland's memorandum and articles of association.

Capital Structure

Authorized Share Capital

        As of the date of this offer to exchange/prospectus, the authorized share capital of Nabriva Ireland is €25,000 and US$11,000,000, comprised of 25,000 Euro deferred shares of €1.00 each, 1,000,000,000 ordinary shares of US$0.01 each and 100,000,000 preferred shares of US$0.01 each with a liquidation preference per share as determined by the directors.

        Nabriva Ireland may issue shares subject to the maximum authorized share capital contained in its memorandum and articles of association. The authorized share capital may be increased or reduced (but not below the number of issued ordinary shares, preferred shares or Euro deferred shares, as applicable) by a resolution approved by a simple majority of the votes of Nabriva Ireland's shareholders cast at a general meeting (referred to under Irish law as an "ordinary resolution") (unless otherwise determined by the directors). The shares comprising the authorized share capital of Nabriva Ireland may be divided into shares of any nominal value.

        The rights and restrictions to which the ordinary shares will be subject will be prescribed in Nabriva Ireland's articles of association. Nabriva Ireland's articles of association entitle the Board of Directors of Nabriva Ireland, without shareholder approval, to determine the terms of the preferred shares issued by Nabriva Ireland. Preferred shares may be preferred as to dividends, rights upon liquidation or voting in such manner as the directors of Nabriva Ireland may resolve. The preferred shares may also be redeemable at the option of the holder of the preferred shares or at the option of Nabriva Ireland, and may be convertible into or exchangeable for shares of any other class or classes of Nabriva Ireland, depending on the terms of such preferred shares.

        Irish law does not recognize fractional shares held of record. Accordingly, Nabriva Ireland's articles of association will not provide for the issuance of fractional shares of Nabriva Ireland, and the official Irish register of Nabriva Ireland will not reflect any fractional shares.

        Whenever an alteration or reorganization of the share capital of Nabriva Ireland would result in any Nabriva Ireland shareholder becoming entitled to fractions of a share, the Board of Directors of Nabriva Ireland may, on behalf of those shareholders that would become entitled to fractions of a share, arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion among the shareholders who would have been entitled to the fractions.

Issued Share Capital

        Immediately prior to the Exchange Offer, the issued share capital of Nabriva Ireland will consist of 1 ordinary share of nominal value $0.01 and 25,000 Euro deferred shares of nominal value €1.00 per share, all of which will ultimately be redeemed or acquired for nil consideration by Nabriva Ireland. In connection with the Exchange Offer, Nabriva Ireland will issue one ordinary share of nominal value $0.01 per share for every one Nabriva AG ADS of Nabriva AG that is exchanged pursuant to the Exchange Offer and ten ordinary shares of nominal value $0.01 per share for every one common share of Nabriva AG that is exchanged pursuant to the Exchange Offer.

Pre-emption Rights, Share Warrants and Share Options

        Under Irish law certain statutory pre-emption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, Nabriva Ireland has opted out of these pre-emption rights in its articles of association as permitted under Irish company law. Irish law requires this opt-out to be renewed every five years by a resolution approved by not less than 75% of the votes of the shareholders of Nabriva Ireland cast at a general meeting (referred to under Irish law as a "special resolution"). If the opt-out is not renewed, shares issued for cash must be offered to existing shareholders of Nabriva Ireland on a pro rata basis to their existing shareholding before the shares can be issued to any new shareholders. The statutory pre-emption rights do not apply where shares are issued for non-cash consideration (such as in a share-for-share acquisition) and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or where shares are issued pursuant to an employee stock option or similar equity plan.

        The memorandum and articles of association of Nabriva Ireland provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which Nabriva Ireland is subject, the board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the Board of Directors may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Irish Companies Act provides that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association. Nabriva Ireland will be subject to the rules of the NASDAQ Global Select Market that require shareholder approval of certain equity plans and share issuances. Nabriva Ireland's Board of Directors may authorize the issuance of shares upon exercise of warrants or options without shareholder approval or authorization (up to the relevant authorized share capital limit).

        Under Irish law, Nabriva Ireland is prohibited from allotting shares without consideration. Accordingly, at least the nominal value of the shares issued underlying any restricted share award, restricted share unit, performance share award, bonus share or any other share based grant must be paid pursuant to the Irish Companies Act.

Dividends

        Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits, so far as not previously utilized by distribution or capitalization, less accumulated realized losses, so far as not previously written off in a reduction or reorganization of capital, and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of Nabriva Ireland are equal to, or in excess of, the aggregate of Nabriva Ireland's called up share capital plus undistributable reserves and the distribution does not reduce Nabriva Ireland's net assets below such aggregate. Undistributable reserves include the undenominated capital, the amount by which Nabriva Ireland's accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Nabriva Ireland's accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital and any other reserve that Nabriva Ireland is prohibited from distributing by applicable law.

        The determination as to whether or not Nabriva Ireland has sufficient distributable reserves to fund a dividend must be made by reference to "relevant financial statements" of Nabriva Ireland. The "relevant financial statements" are either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Irish Companies Act. The relevant financial statements must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

        Consistent with Irish law, Nabriva Ireland's articles of association authorize the directors to declare interim dividends without shareholder approval out of funds lawfully available for the purpose, to the extent they appear justified by profits and subject always to the requirement to have distributable reserves at least equal to the amount of the proposed dividend. The Board of Directors may also recommend a dividend to be approved and declared by the Nabriva Ireland shareholders at a general meeting. The Board of Directors may direct that the payment be made by distribution of assets, shares or cash and no dividend declared or paid may exceed the amount recommended by the directors. Dividends may be paid in U.S. dollars or any other currency.

        The directors of Nabriva Ireland may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to Nabriva Ireland in relation to the shares of Nabriva Ireland.

        The directors may also authorize Nabriva Ireland to issue shares with preferred rights to participate in dividends declared by Nabriva Ireland. The holders of preferred shares may, depending on their terms, rank senior to the Nabriva Ireland Shares in terms of dividend rights and/or be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders.

        The 25,000 Euro deferred shares do not have any right to receive a dividend.

        For information about the Irish tax issues relating to dividend payments, see "Material Tax Consequences—Material Irish Tax Consequences" beginning on page 66.

Share Repurchases, Redemptions and Conversions

Overview

        Nabriva Ireland's memorandum and articles of association provide that, in general, any ordinary share which Nabriva Ireland has agreed to acquire shall be deemed to be a redeemable share. Accordingly, for Irish company law purposes, the repurchase of ordinary shares by Nabriva Ireland may technically be effected as a redemption of those shares as described below under "—Repurchases and Redemptions by Nabriva Ireland". If the articles of association of Nabriva Ireland did not contain such provision, all repurchases by Nabriva Ireland would be subject to many of the same rules that apply to purchases of Nabriva Ireland Shares by subsidiaries described below under "—Purchases by Subsidiaries of Nabriva Ireland", including the shareholder approval requirements described below and the requirement that any on-market purchases be effected on a "recognized stock exchange." Except where otherwise noted, references elsewhere in this offer to exchange/prospectus to repurchasing or buying back ordinary shares of Nabriva Ireland refer to the redemption of ordinary shares by Nabriva Ireland or the purchase of ordinary shares of Nabriva Ireland by a subsidiary of Nabriva Ireland, in each case in accordance with the Nabriva Ireland memorandum and articles of association and Irish company law as described below.

Repurchases and Redemptions by Nabriva Ireland

        Under Irish law, a company may issue redeemable shares and redeem them out of distributable reserves or, if the company proposes to cancel the shares on redemption, the proceeds of a new issue of shares for that purpose. Nabriva Ireland may only issue redeemable shares if the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of Nabriva Ireland. All redeemable shares must also be fully-paid and the terms of redemption of the shares must provide for payment on redemption. Based on the provision of Nabriva Ireland's articles described above, shareholder approval will not be required to redeem Nabriva Ireland shares.

        Nabriva Ireland may also be given an additional general authority by its shareholders to purchase its own shares on-market, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by Nabriva Ireland's subsidiaries as described below.

        The Board of Directors of Nabriva Ireland may also issue preferred shares which may be redeemed at the option of either Nabriva Ireland or the shareholder, depending on the terms of such preferred shares. Please see "—Authorized Share Capital" beginning on page 77 for additional information on preferred shares.

        Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by Nabriva Ireland at any time must not exceed 10% of the nominal value of the issued share capital of Nabriva Ireland. Nabriva Ireland may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be cancelled by Nabriva Ireland or re-issued subject to certain conditions.

Purchases by Subsidiaries of Nabriva Ireland

        Under Irish law, an Irish or non-Irish subsidiary may purchase shares of Nabriva Ireland either as overseas market purchases on a recognized stock exchange such as the NASDAQ or off-market. For a subsidiary of Nabriva Ireland to make market purchases of Nabriva Ireland Shares, the shareholders of Nabriva Ireland must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular market purchase by a subsidiary of Nabriva Ireland Shares is required.

        For an off-market purchase by a subsidiary of Nabriva Ireland, the proposed purchase contract must be authorized by special resolution of the shareholders before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution being passed, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of Nabriva Ireland from the date of the notice of the meeting at which the resolution approving the contract is to be proposed.

        In order for a subsidiary of Nabriva Ireland to make an on-market purchase of Nabriva Ireland's shares, such shares must be purchased on a "recognized stock exchange." The NASDAQ Global Select Market, on which the shares of Nabriva Ireland will be listed following the closing, is specified as a recognized stock exchange for this purpose by Irish company law.

        The number of shares held by the subsidiaries of Nabriva Ireland at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of Nabriva Ireland. While a subsidiary holds shares of Nabriva Ireland, it cannot exercise any voting rights in respect of those shares. The acquisition of the shares of Nabriva Ireland by a subsidiary must be funded out of distributable reserves of the subsidiary.

Lien on Shares, Calls on Shares and Forfeiture of Shares

        Nabriva Ireland's articles of association provide that Nabriva Ireland will have a first and paramount lien on every share for all debts and liabilities of any shareholder to the company, whether presently due or not, payable in respect of such share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made within 14 days after notice demanding payment, Nabriva Ireland may sell the shares. These provisions are standard inclusions in the articles of association of an Irish company limited by shares such as Nabriva Ireland and will only be applicable to shares of Nabriva Ireland that have not been fully paid up. See "—Transfer and Registration of Shares" beginning on page 91 for more information.

Consolidation and Division; Subdivision

        Under its articles of association, Nabriva Ireland may, by ordinary resolution (unless the directors determine otherwise), consolidate and divide all or any of its issued share capital into a smaller number of shares of larger nominal value than its existing shares or subdivide all or any of its issued share capital into smaller amounts than is fixed by its memorandum of association, provided that the proportion between the amount paid for such share and the amount, if any, unpaid on each reduced share after the subdivision remains the same.

Reduction of Share Capital

        Nabriva Ireland may, by ordinary resolution (unless the directors determine otherwise), reduce its authorized but unissued share capital in any way. Nabriva Ireland also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital in any manner permitted by the Irish Companies Act.

Annual Meetings of Shareholders

        Nabriva Ireland will be required to hold an annual general meeting within 18 months of incorporation and at intervals of no more than 15 months thereafter, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after Nabriva Ireland's fiscal year-end. Subject to Section 176 of the Irish Companies Act, all general meetings may be held outside of Ireland.

        Notice of an annual general meeting must be given to all Nabriva Ireland shareholders and to the auditors of Nabriva Ireland. The articles of association of Nabriva Ireland provide for a minimum notice period of 21 clear days (i.e. 21 days excluding the day when the notice is given or deemed to be given and the day of the event for which it is given or on which it is to take effect), which is the minimum permitted under Irish law.

        The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the consideration of the statutory financial statements, report of the directors, report of the statutory auditors, review by the members of the company's affairs and the appointment or re-appointment of the statutory auditors.

        At any annual general meeting, only such business may be conducted as has been brought before the meeting:

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  in the notice of the meeting;

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  by or at the direction of the Board of Directors;

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  in certain circumstances, at the direction of the Irish High Court;

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  as required by law; or

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  that the chairman of the meeting determines is properly within the scope of the meeting.

        In addition, and subject to compliance with the articles of association of Nabriva Ireland, shareholders entitled to vote at an annual general meeting may propose business to be considered thereat.

Extraordinary General Meetings of Shareholders

        Extraordinary general meetings of Nabriva Ireland may be convened by (i) the Board of Directors, (ii) on requisition of the shareholders holding not less than 10% of the paid up share capital of Nabriva Ireland carrying voting rights, (iii) on requisition of Nabriva Ireland's auditors; or (iv) in exceptional cases, by order of the Irish High Court. Extraordinary general meetings are generally held for the purpose of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting, only such business will be conducted as is set forth in the notice thereof or is proposed pursuant to and in accordance with the procedures and requirements set out in the articles of association.

        Notice of an extraordinary general meeting must be given to all Nabriva Ireland shareholders and to the auditors of Nabriva Ireland. Under Irish law and Nabriva Ireland's articles of association, the minimum notice periods are 21 clear days' notice in writing for an extraordinary general meeting to approve a special resolution and 14 clear days' notice in writing for any other extraordinary general meeting.

        In the case of an extraordinary general meeting convened by shareholders of Nabriva Ireland, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, the Nabriva Ireland Board of Directors has 21 days to convene a meeting of Nabriva Ireland shareholders to vote on the matters set out in the requisition notice. This meeting must be held within 60 days of the receipt of the requisition notice. If the Board of Directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of Nabriva Ireland's receipt of the requisition notice.

        If the Board of Directors becomes aware that the net assets of Nabriva Ireland are not greater than half of the amount of Nabriva Ireland's called-up share capital, the directors of Nabriva Ireland must convene an extraordinary general meeting of Nabriva Ireland shareholders not later than 28 days from the date that the fact is known to a director.

Quorum for General Meetings

        The articles of association of Nabriva Ireland provide that no business shall be transacted at any general meeting unless a quorum is present. One or more shareholders present in person or by proxy at any meeting of shareholders holding not less than a majority of the issued and outstanding shares entitled to vote at the meeting in question will constitute a quorum for such meeting.

Voting

        Nabriva Ireland's articles of association provide that all votes will be decided on a poll and that the board or the chairman may determine the manner in which the poll is to be taken and the manner in which the votes are to be counted.

        Every shareholder is entitled to one vote for each ordinary share that he or she holds as of the record date for the meeting. Voting rights may be exercised by shareholders registered in Nabriva Ireland's share register as of the record date for the meeting or by a duly appointed proxy, which proxy need not be a shareholder. Where interests in shares are held by a nominee trust company, this company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in the manner prescribed by Nabriva Ireland articles of association, which provide that the Nabriva Ireland board may permit shareholders to notify Nabriva Ireland of their proxy appointments electronically.

        In accordance with the articles of association of Nabriva Ireland, the directors of Nabriva Ireland may from time to time authorize Nabriva Ireland to issue preferred shares. These preferred shares may have such voting rights as may be specified in the terms of such preferred shares (e.g., they may carry more votes per share than ordinary shares). Treasury shares or shares of Nabriva Ireland that are held by subsidiaries of Nabriva Ireland will not be entitled to be voted at general meetings of shareholders.

        Irish company law requires special resolutions of the shareholders at a general meeting to approve certain matters. Examples of matters requiring special resolutions include:

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  amending the objects or memorandum of association of Nabriva Ireland;

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  amending the articles of association of Nabriva Ireland;

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  approving a change of name of Nabriva Ireland;

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  authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

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  opting out of pre-emption rights on the issuance of new shares;

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  re-registration of Nabriva Ireland from a public limited company to a private company;

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  purchase of own shares off-market;

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  reduction of issued share capital;

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  sanctioning a compromise/scheme of arrangement;

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  resolving that Nabriva Ireland be wound up by the Irish courts;

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  resolving in favor of a shareholders' voluntary winding-up;

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  re-designation of shares into different share classes;

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  setting the re-issue price of treasury shares; and

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  variation of class rights attaching to classes of shares (where the articles of association of Nabriva Ireland do not provide otherwise).

        Neither Irish law nor any constituent document of Nabriva Ireland places limitations on the right of non-resident or foreign owners to vote or hold Nabriva Ireland Shares.

Variation of Rights Attaching to a Class or Series of Shares

        Under the Nabriva Ireland articles of association and the Irish Companies Act, any variation of class rights attaching to the issued shares of Nabriva Ireland must be approved by an ordinary resolution passed at a general meeting of the shareholders of the affected class or with the consent in writing of the holders of a majority of the issued shares of that class of shares entitled to vote on such variation. The rights conferred upon the holder of any pre-existing issued shares in Nabriva Ireland shall not be deemed to be varied by the issuance of any preferred shares.

        The provisions of the articles of association of Nabriva Ireland relating to general meetings apply to general meetings of the holders of any class of shares except that the necessary quorum is determined in reference to the shares of the holders of the class. Accordingly, for general meetings of holders of a particular class of shares, a quorum consists of one or more shareholders present in person or by proxy holding not less than a majority of the issued and outstanding shares of the class entitled to vote at the meeting in question.

Inspection of Books and Records

        Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and articles of association of Nabriva Ireland and any act of the Irish Government which alters the memorandum of Nabriva Ireland; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of Nabriva Ireland; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors' interests and other statutory registers maintained by Nabriva Ireland; (iv) receive copies of statutory financial statements and directors' and auditors' reports which have previously been sent to shareholders prior to an annual general meeting; and (v) receive statements of financial position of any subsidiary of Nabriva Ireland which have previously been sent to shareholders prior to an annual general meeting for the preceding ten years. The auditors of Nabriva Ireland will also have the right to inspect all books, records and vouchers of Nabriva Ireland. The auditors' report must be circulated to the shareholders with Nabriva Ireland's financial statements prepared in accordance with Irish law, 21 clear days before the annual general meeting and must be read to the shareholders at Nabriva Ireland's annual general meeting.

Acquisitions

        An Irish public limited company may be acquired in a number of ways, including:

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  a court-approved scheme of arrangement under the Irish Companies Act. A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve the scheme;

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  through a tender or takeover offer by a third party, in accordance with the Irish Takeover Rules and the Irish Companies Act, for all of the shares of Nabriva Ireland. Where the holders of 80% or more of Nabriva Ireland Shares (excluding any shares already beneficially owned by the bidder) have accepted an offer for their Nabriva Ireland Shares, the remaining shareholders may also be statutorily required to transfer their shares, unless, within one month, the non-tendering shareholders can obtain an Irish court order otherwise providing. If the bidder does not exercise its "squeeze-out" right, then the non-accepting Nabriva Ireland shareholders also have a statutory right to require the bidder to acquire their shares on the same terms as the original offer, or such other terms as the bidder and the non-tendering shareholders may agree or on such term as an Irish court, on application of the bidder or non-tendering shareholder, may order. If Nabriva Ireland Shares were to be listed on the Irish Stock Exchange, or the ISE, or another regulated stock exchange in the European Union, the aforementioned 80% threshold would be increased to 90%;

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  by way of a transaction with an EU-incorporated company under the EU Cross-Border Mergers Directive 2005/56/EC. Such a transaction must be approved by a special resolution. If Nabriva Ireland is being merged with another EU company under the EU Cross-Border Mergers Directive 2005/56/EC and the consideration payable to Nabriva Ireland shareholders is not all in the form of cash, Nabriva Ireland shareholders may be entitled to require their shares to be acquired at fair value; and

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  by way of a merger with another Irish company under the Irish Companies Act which must be approved by a special resolution and by the Irish High Court.

Appraisal Rights

        Generally, under Irish law, shareholders of an Irish company do not have dissenters' or appraisal rights. Under the European Communities (Cross-Border Merger) Regulations 2008, as amended, governing the merger of an Irish company limited by shares such as Nabriva Ireland and a company incorporated in the European Economic Area (the European Economic Area includes all member states of the European Union and Norway, Iceland and Liechtenstein) and the other company is the surviving entity, a shareholder (i) who voted against the special resolution approving the transaction or (ii) of a company in which 90% of the shares are held by the other party to the transaction has the right to request that the company acquire its shares for cash at a price determined in accordance with the share exchange ratio set out in the acquisition agreement. In addition, a dissenting shareholder in a successful tender offer for an Irish company may, by application to the Irish High Court, object to the compulsory squeeze-out provisions.

Disclosure of Interests in Shares

        Under the Irish Companies Act, Nabriva Ireland shareholders must notify Nabriva Ireland if, as a result of a transaction, the shareholder will become interested in 3% or more of the shares of Nabriva Ireland or if, as a result of a transaction, a shareholder who was interested in 3% or more of the shares of Nabriva Ireland ceases to be so interested. Where a shareholder is interested in 3% or more of the shares of Nabriva Ireland, the shareholder must notify Nabriva Ireland of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of the issued share capital of Nabriva Ireland (or any such class of share capital in issue). Where the percentage level of the shareholder's interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. Nabriva Ireland must be notified within five business days of the transaction or alteration of the shareholder's interests that gave rise to the notification requirement. If a shareholder fails to comply with these notification requirements, the shareholder's rights in respect of any Nabriva Ireland shares it holds will not be enforceable, either directly or indirectly. However, such person may apply to the court to have the rights attaching to such shares reinstated.

        In addition to these disclosure requirements, Nabriva Ireland, under the Irish Companies Act, may, by notice in writing, require a person whom Nabriva Ireland knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in Nabriva Ireland's relevant share capital to: (i) indicate whether or not it is the case and (ii) where such person holds or has during that time held an interest in the ordinary shares of Nabriva Ireland, to provide additional information, including the person's own past or present interests in shares of Nabriva Ireland. If the recipient of the notice fails to respond within the reasonable time period specified in the notice, Nabriva Ireland may apply to court for an order directing that the affected shares be subject to certain restrictions, as prescribed by the Irish Companies Act, as follows:

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  any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, will be void;

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  no voting rights will be exercisable in respect of those shares;

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  no further shares will be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

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  no payment will be made of any sums due from Nabriva Ireland on those shares, whether in respect of capital or otherwise.

        The court may also order that shares subject to any of these restrictions be sold with the restrictions terminating upon the completion of the sale.

        In the event Nabriva Ireland is in an offer period pursuant to the Irish Takeover Rules, accelerated disclosure provisions apply for persons holding an interest in Nabriva Ireland securities of 1% or more.

        In addition, the beneficial ownership disclosures of the U.S. federal securities laws will apply with respect to beneficial ownership of Nabriva Ireland shares.

Irish Takeover Rules

        A transaction in which a third party seeks to acquire 30% or more of the voting rights of Nabriva Ireland will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel. The "General Principles" of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

General Principles

        The Irish Takeover Rules are built on the following General Principles, which will apply to any transaction regulated by the Irish Takeover Panel:

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  in the event of an offer, all holders of securities of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

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  the holders of the securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company's places of business;

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  the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

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  false markets must not be created in the securities of the target company, the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

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  a bidder must announce an offer only after ensuring that he or she can fulfil in full, any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

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  a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

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  a substantial acquisition of securities (whether such acquisition is to be effected by one transaction or a series of transactions) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

        Under certain circumstances, a person who acquires shares or other voting rights in Nabriva Ireland may be required under the Irish Takeover Rules to make a mandatory cash offer for the remaining outstanding shares in Nabriva Ireland at a price not less than the highest price paid for the shares by the acquirer (or any parties acting in concert with the acquirer) during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of shares would increase the aggregate holding of an acquirer (including the holdings of any parties acting in concert with the acquirer) to shares representing 30% or more of the voting rights in Nabriva Ireland, unless the Irish Takeover Panel otherwise consents. An acquisition of shares by a person holding (together with its concert parties) shares representing between 30% or more of the voting rights in Nabriva Ireland would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person (together with its concert parties) would increase by 0.05% within a 12-month period. Any person (excluding any parties acting in concert with the holder) holding shares representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

        If a person makes a voluntary offer to acquire outstanding ordinary shares of Nabriva Ireland, the offer price must be no less than the highest price paid for Nabriva Ireland Shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Irish Takeover Panel has the power to extend the "look back" period to 12 months if the Irish Takeover Panel, taking into account the General Principles, believes it is appropriate to do so.

        If the bidder or any party acting in concert with it has acquired ordinary shares of Nabriva Ireland (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of the total ordinary shares of Nabriva Ireland or (ii) at any time after the commencement of the offer period, the offer must be in cash (or accompanied by a full cash alternative) and the price per Nabriva Ireland ordinary share must not be less than the highest price paid by the bidder or any party acting in concert with it during, in the case of (i), the 12-month period prior to the commencement of the offer period and, in the case of (ii), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with any party acting in concert with it, has acquired less than 10% of the total ordinary shares of Nabriva Ireland in the 12-month period prior to the commencement of the offer period if the Irish Takeover Panel, taking into account the General Principles, considers it just and proper to do so.

        An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

        The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of Nabriva Ireland. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of Nabriva Ireland is prohibited if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of Nabriva Ireland and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Anti-Takeover Provisions

Shareholder Rights Plan

        Nabriva Ireland's articles of association expressly authorize Nabriva Ireland's Board of Directors to adopt a shareholder rights plan, subject to applicable law.

Frustrating Action

        Under the Irish Takeover Rules, the Nabriva Ireland Board of Directors is not permitted to take any action which might frustrate an offer for the shares of Nabriva Ireland once the Nabriva Ireland Board of Directors has received an approach which may lead to an offer or has reason to believe an offer is imminent, subject to certain exceptions. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

  •
  the action is approved by Nabriva Ireland's shareholders at a general meeting; or

  •
  the Irish Takeover Panel has given its consent, where:

  •
  it is satisfied the action would not constitute frustrating action;

  •
  Nabriva Ireland shareholders that hold 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

  •
  the action is taken in accordance with a contract entered into prior to the announcement of the offer; or

  •
  the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Further Provisions

        Nabriva Ireland's articles of association provide that, subject to certain exceptions, Nabriva Ireland may not engage in certain business combinations with any person that acquires beneficial ownership of 15% or more of the outstanding voting shares of Nabriva Ireland for a period of three years following the date on which the person became a 15% shareholder unless: (i) a committee of Nabriva Ireland's disinterested directors approved the business combination; and (ii) in certain circumstances, the business combination is authorized by a special resolution of disinterested shareholders.

        Certain other provisions of Irish law or the Nabriva Ireland memorandum and articles of association may be considered to have anti-takeover effects, including those described under the following captions: "—Capital Structure—Authorized Share Capital", "—Pre-emption Rights, Share Warrants and Share Options", "—Disclosure of Interests in Shares", "—Comparative Rights—Vacancies on the Board of Directors, Board System; Election of Directors and Quorum, Extraordinary General Meeting".

Insider Dealing

        The Irish Takeover Rules also provide that no person, other than the bidder, who is privy to confidential price-sensitive information concerning an offer made in respect of the acquisition of a company (or a class of its securities) or a contemplated offer shall deal in relevant securities of the target during the period from the time at which such person first has reason to suppose that such an offer, or an approach with a view to such an offer being made, is contemplated to the time of (i) the announcement of such offer or approach or (ii) the termination of discussions relating to such offer, whichever is earlier.

Corporate Governance

        The articles of association of Nabriva Ireland allocate authority over the day-to-day management of Nabriva Ireland to the Nabriva Ireland Board of Directors. The Nabriva Ireland Board of Directors

may delegate any of its powers, authorities and discretions (with power to sub-delegate) to any committee, or delegate to any director, officer or member of management of Nabriva Ireland or any of its subsidiaries such of its powers as it considers desirable to be exercised by him or her, but regardless, the directors will remain responsible, as a matter of Irish law, for the proper management of the affairs of Nabriva Ireland. Committees may meet and adjourn as they determine proper. Unless otherwise determined by the Board of Directors, the quorum necessary for the transaction of business at any committee meeting shall be a majority of the members of the committee.

Legal Name; Incorporation; Fiscal Year; Registered Office

        As of April 10, 2017, the legal and commercial name of Nabriva Ireland is Nabriva Therapeutics plc. Nabriva Ireland was incorporated in Ireland on March 1, 2017 as a public limited company, under the name Hyacintho 2 Limited (registration number 599588) and was renamed Nabriva Therapeutics plc on April 10, 2017. Nabriva Ireland's fiscal year will end on December 31 and Nabriva Ireland's registered address is 56 Fitzwilliam Square, Dublin 2, Ireland. Nabriva Ireland's purposes as set forth in its memorandum of association are, among other things, to carry on the business of a holding company and to coordinate the administration, finances and activities of any subsidiaries or associated companies.

Appointment of Directors

        The Irish Companies Act provides for a minimum of two directors. Nabriva Ireland's articles of association provide that the number of directors will be not less than two and not more than 12. The authorized number of directors within the prescribed range will be determined solely by the Nabriva Ireland board and does not require approval or ratification by the shareholders in a general meeting. Directors of Nabriva Ireland will be elected by way of an ordinary resolution at a general meeting save that directors in contested elections will be elected by a plurality of the votes of the shares present in person or represented by proxy at the relevant general meeting and entitled to vote on the election of directors. If the number of the directors is reduced below the fixed minimum number, the remaining director or directors may appoint an additional director or additional directors to make up such minimum or may convene a general meeting of Nabriva Ireland for the purpose of making such appointment. Casual vacancies may be filled by the Board of Directors.

        No person may be appointed director unless nominated in accordance with the articles of association of Nabriva Ireland. Nabriva Ireland's articles of association provide that, with respect to an annual or extraordinary general meeting of shareholders, nominations of persons for election to the Nabriva Ireland Board of Directors may be made by (i) the affirmative vote of the Nabriva Ireland Board of Directors or a committee thereof, (ii) any shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures provided for in Nabriva Ireland's articles of association, or (iii) with respect to election at an extraordinary general meeting requisitioned in accordance with section 178 of the Irish Companies Act, by a shareholder who holds ordinary shares or other shares carrying the general right to vote at general meetings of the company and who makes such nomination in the written requisition of the extraordinary general meeting in accordance with the articles of association of Nabriva Ireland and the Irish Companies Act relating to nominations of directors and the proper bringing of special business before an extraordinary general meeting.

Removal of Directors

        Under the Irish Companies Act, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term at a meeting held on no less than 28 days' notice and at which the director is entitled to be heard. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against Nabriva Ireland in respect of his or her removal.

        The Board of Directors may fill any vacancy occurring on the Board of Directors. If the Nabriva Ireland Board of Directors fills a vacancy, the director shall hold office until the next election of directors and until his or her successor shall be elected. A vacancy on the Board of Directors created by the removal of a director may be filled by the Nabriva Ireland Board of Directors.

Director Interested Transactions

        Under the Irish Companies Act and the articles of association of Nabriva Ireland, a director who has an interest in a proposal, arrangement or contract is required to declare the nature of his or her interest at the first opportunity either (i) at a meeting of the board at which such proposal, arrangement or contract is first considered (provided such director knows this interest then exists, or in any other case, at the first meeting of the board after learning that he or she is or has become so interested) or (ii) by providing a general notice to the directors declaring that he or she is to be regarded as interested in any proposal, arrangement or contract with a particular person, and after giving such general notice will not be required to give special notice relating to any particular transaction. Provided the interested director makes such required disclosure, he or she shall be counted in determining the presence of a quorum at a meeting regarding the relevant proposal, arrangement or contract and will be permitted to vote on such proposal, arrangement or contract.

        Pursuant to the articles of association of Nabriva Ireland, it is within the directors' sole discretion to determine their compensation.

Borrowing

        Pursuant to the articles of association of Nabriva Ireland, among the directors' powers are the right to borrow money and to mortgage or charge the company's undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds or such other securities whether outright or as security for any debt, liability or obligation of the company or of any third party.

Duration; Dissolution; Rights upon Liquidation

        Nabriva Ireland's duration will be unlimited. Nabriva Ireland may be dissolved and wound up at any time by way of a shareholders' voluntary winding up or a creditors' winding up. In the case of a shareholders' voluntary winding-up, a special resolution of shareholders is required. Nabriva Ireland may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where Nabriva Ireland has failed to file certain returns. Nabriva Ireland may also be dissolved by the Director of Corporate Enforcement in Ireland where the affairs of Nabriva Ireland have been investigated by an inspector and it appears from the report or any information obtained by the Director of Corporate Enforcement that Nabriva Ireland should be wound up.

        The rights of the shareholders to a return of Nabriva Ireland's assets on dissolution or winding up, following the settlement of all claims of creditors, are prescribed in Nabriva Ireland's articles of association or the terms of any preferred shares issued by the directors of Nabriva Ireland from time to time. The holders of preferred shares in particular may have the right to priority in a dissolution or winding up of Nabriva Ireland. Pursuant to the articles of association of Nabriva Ireland, subject to the priorities of any creditors, the assets will be distributed to ordinary shareholders in proportion to the paid-up nominal value or credited as paid up value of the shares held at the commencement of the winding up. Nabriva Ireland's articles of association provide that the ordinary shareholders of Nabriva Ireland are entitled to participate pro rata in a winding up, but their right to do so may be subject to the rights of any preferred shareholders to participate under the terms of any series or class of preferred shares.

Uncertificated Shares

        Unless otherwise provided for by the Board of Directors or the rights attaching to or by the terms of issue of any particular shares, or to the extent required by any exchange, depository or any operator of any clearance or settlement system or by law, holders of ordinary shares of Nabriva Ireland will not have the right to require Nabriva Ireland to issue certificates for their shares.

Stock Exchange Listing

        Nabriva Ireland intends to apply to list the Nabriva Ireland Shares on the NASDAQ Global Select Market under the symbol "NBRV." Nabriva Ireland's ordinary shares are not currently intended to be listed on the Irish Stock Exchange.

No Sinking Fund

        The Nabriva Ireland Shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

        The shares to be issued in the transaction will be duly and validly issued and fully paid.

Transfer and Registration of Shares

        The Nabriva Ireland transfer agent will maintain the share register. Registration in the share register will be determinative of membership in Nabriva Ireland. A shareholder of Nabriva Ireland who only holds shares beneficially will not be the holder of record of such shares. Instead, the depository or other nominee will be the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in Nabriva Ireland's official share register, as the depository or other nominee will remain the record holder of any such shares.

        A written instrument of transfer is required under Irish law in order to register on Nabriva Ireland's official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer is also required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on Nabriva Ireland's official Irish share register. However, a shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares.

        Any transfer of Nabriva Ireland Shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to the Nabriva Ireland transfer agent. Nabriva Ireland's articles of association allow Nabriva Ireland, in its absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty, which is the legal obligation of a buyer. In the event of any such payment, Nabriva Ireland is (on behalf of itself or its affiliates) entitled to (i) seek reimbursement from the buyer or seller (at its discretion), (ii) set-off the amount of the stamp duty against future dividends payable to the buyer or seller (at its discretion) and (iii) claim a lien against the Nabriva Ireland Shares on which it has paid stamp duty. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in Nabriva Ireland Shares has been paid unless one or both of such parties is otherwise notified by Nabriva Ireland.

        Nabriva Ireland's memorandum and articles of association delegate to Nabriva Ireland's Secretary (or such other person as may be nominated by the Secretary for this purpose) the authority to execute an instrument of transfer on behalf of a transferring party.

        In order to help ensure that the official share register is regularly updated to reflect trading of Nabriva Ireland Shares occurring through normal electronic systems, Nabriva Ireland intends to regularly produce any required instruments of transfer in connection with any transactions for which it pays stamp duty (subject to the reimbursement and set-off rights described above). In the event that Nabriva Ireland notifies one or both of the parties to a share transfer that it believes stamp duty is required to be paid in connection with the transfer and that it will not pay the stamp duty, the parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from Nabriva Ireland for this purpose) or request that Nabriva Ireland execute an instrument of transfer on behalf of the transferring party in a form determined by Nabriva Ireland. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to the Nabriva Ireland transfer agent, the buyer will be registered as the legal owner of the relevant shares on Nabriva Ireland's official Irish share register (subject to the matters described below).

        The directors may suspend registration of transfers from time to time, not exceeding 30 days in aggregate each year.

 INTERESTS OF CERTAIN PERSONS IN THE EXCHANGE OFFER

        We have been informed that two of Nabriva AG's largest shareholders, Vivo Capital Fund VIII, L.P., Vivo Capital Surplus Fund VIII, L.P. and Orbimed Private Investments V, LP, beneficially representing approximately 29% of its outstanding total issued share capital, have entered into contractual agreements to support the Exchange Offer and that they intend to tender their Nabriva AG Common Shares and/or Nabriva AG ADSs in the Exchange Offer, subject to the terms and conditions as set forth in their respective agreements.

COMPARATIVE RIGHTS

        The rights of the shareholders of Nabriva Ireland and the relative powers of Nabriva Ireland's Board of Directors are governed primarily by Irish company law and Nabriva Ireland's articles of association. Because Nabriva Ireland will be, on the date of this document, a public limited company organized under the laws of Ireland, the rights of the shareholders of Nabriva Ireland will be governed by applicable Irish law, including the Irish Companies Act, and by Nabriva Ireland's memorandum and articles of association.

        The following is a summary comparison of certain differences between the rights of holders of Nabriva AG Common Shares and holders of Nabriva AG ADSs under Austrian law and the Nabriva Therapeutics AG articles of association and the rights Nabriva Ireland shareholders will have as shareholders, under the Irish Companies Act and Nabriva Ireland's memorandum and articles of association effective upon completion of the Exchange Offer. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or the NASDAQ listing requirements or Nabriva Therapeutics AG or Nabriva Ireland's governance or other policies.

        The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of Nabriva Therapeutics AG's articles of association currently in effect and Nabriva Ireland's memorandum and articles of association as they will be in effect from and after completion of the Exchange Offer. See Exhibits 3.1 and 3.2 to the document. You are also urged to consult with your investment advisor regarding such matters and carefully read the relevant provisions of the Austrian Stock Corporation Act, U.S. federal securities laws, NASDAQ listing requirements and the Irish

Companies Act for a more complete understanding of the differences between being a shareholder of Nabriva Therapeutics AG and a shareholder of Nabriva Ireland.

	Austria	Ireland
Authorized and Outstanding Capital Stock	Immediately prior to the completion of the Exchange Offer, the authorized share capital (genehmigtes Kapital) of Nabriva AG will be €476,035 and the conditional share capital (bedingtes Kapital) of Nabriva AG will be €912,360. There will be no outstanding capital stock.

Under Austrian law, the directors of a stock corporation may issue new shares once authorized to do so by the shareholders in the general meeting (and as provided for in the articles of association). The authorization may be granted for a maximum period of five years from registration with the Austrian companies register, at which point it must be renewed by the shareholders by an ordinary resolution (authorized share capital—genehmigtes Kapital).

Furthermore, under Austrian law, the general meeting may resolve upon a conditional capital increase, which shall only be effected as far as vested conversion or subscription rights are exercised. (conditional share capital—bedingtes Kapital).

Immediately prior to the completion of the Exchange Offer, the authorized share capital of Nabriva Ireland will be €25,000 and US$11,000,000 comprised of 25,000 Euro deferred shares of €1.00 each, 1,000,000,000 ordinary shares of US$0.01 each and 100,000,000 preferred shares of US$0.01 each. The authorized share capital includes 25,000 Euro deferred shares with a nominal value of €1.00 per share in order to satisfy statutory requirements for the incorporation of all Irish public limited companies.

Under Irish law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the memorandum and articles of association or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. Because of this requirement of Irish law, the articles of association of Nabriva Ireland authorize the Board of Directors of Nabriva Ireland to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of adoption of such articles of association.

Consolidation and Division; Subdivision

Shares of an Austrian stock corporation may be consolidated and/or divided into shares of larger or smaller notional value than its existing shares, however, only with effect for all, but not any of its shares; furthermore, the notional amount per share must not represent less than EUR 1,00 of the share capital. In the event of a consolidation, those shareholders who hold an uneven number of shares, which can be fully consolidated into shares with a larger notional value, such shareholders must receive appropriate cash compensation. Any consolidation or division of shares must be resolved by the shareholders in the general meeting.

Nabriva Ireland's articles of association provide that its Board of Directors may, by ordinary resolution (unless the directors determine otherwise), consolidate and divide all or any of its share capital into shares of larger nominal value than its existing shares, or subdivide its shares into smaller amounts than is fixed by its memorandum of association.

	Austria	Ireland
Pre-emptive Rights

Under Austrian law, existing shareholders have a statutory pre-emptive subscription right for any additional issue of shares or any security convertible into shares pro rata to the nominal value of their respective holdings in the company, unless (i) shareholders representing three-quarters of the registered share capital present at the general meeting have resolved upon the whole or partial exclusion of the pre-emptive subscription right and (ii) there exists good and objective cause for such exclusion. No separate resolution on the exclusion of subscription rights is required if all shareholders waive their statutory pre-emptive subscription right.

Under Irish law, certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, Nabriva Ireland has opted out of these preemption rights in its articles of association as permitted under Irish law. Irish law requires this opt-out to be renewed every five years by a special resolution of the shareholders. If the opt-out is not renewed, shares issued for cash must be offered to existing shareholders of Nabriva Ireland on a pro rata basis to their existing shareholding before the shares may be issued to any new shareholders. Statutory preemption rights do not apply (i) where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition), (ii) to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or (iii) where shares are issued pursuant to an employee stock option or similar equity plan.

Distributions, Dividends, Repurchases and Redemptions

Distributions / Dividends

Under Austrian law and Nabriva AG's articles of association, each shareholder has the right to receive its proportionate share of the company's net profits set out in the financial statements, provided the shareholders' meeting does not resolve differently. Dividends are due within 30 calendar days following the ordinary shareholders' meeting.

Dividends may only be paid in case profits are made (or any losses in previous years do not exceed retained earnings which may be used for distribution).

Interim dividends may only be paid on the basis of audited interim financial statements.

Capital contributions may not be repaid to shareholders, except on liquidation or on a reduction of share capital.

Distributions / Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of Nabriva Ireland are equal to, or in excess of, the aggregate of Nabriva Ireland's called up share capital plus undistributable reserves and the distribution does not reduce Nabriva Ireland's net assets below such aggregate.

Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which Nabriva Ireland's accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Nabriva Ireland's accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

Austria	Ireland

The determination as to whether or not Nabriva Ireland has sufficient distributable reserves to fund a dividend must be made by reference to the "relevant financial statements" of Nabriva Ireland. The "relevant financial statements" are either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Irish Companies Act, which give a "true and fair view" of Nabriva Ireland's unconsolidated financial position and accord with accepted accounting practice. The relevant financial statements must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

The articles of association of Nabriva Ireland authorize the directors to pay interim dividends without shareholder approval to the extent they appear justified by profits. The Nabriva Ireland Board of Directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting and may direct that the payment be made by distribution of assets, shares or cash. No dividend declared or paid may exceed the amount recommended by the directors.

Nabriva Ireland may take steps to create distributable reserves, by reducing amounts standing to the credit of its share premium account.
Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in dollars or any other currency.
The Nabriva Ireland Board of Directors may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to Nabriva Ireland in relation to the shares of Nabriva Ireland.
The 25,000 Euro deferred shares do not have any right to receive a dividend.

Austria	Ireland

Repurchases / Redemptions

A redemption of shares requires a formal resolution by the shareholders' meeting to cancel the shares and decrease the share capital. Creditors must be officially notified and can make claims within a minimum statutory period of six months from such notification.

The concept of "redeemable shares" is not provided for in the Austrian Stock Corporation Act.

Under Austrian law, Nabriva AG as well as Nabriva AG's subsidiaries may only acquire shares in Nabriva AG under specific conditions as provided for in the Austrian Stock Corporation Act (e.g. an acquisition in order to avoid any severe damage, an acquisition without consideration or by exercise of a purchasing commission by a financial institution, by way of universal succession, by a maximum 30 months' lasting authorization of the shareholders' meeting for underlying stock option plans, for compensation of minority shareholders as provided for by law, on the basis of a shareholders' resolution on the redemption of shares by way of a capital increase).This is also valid for foreign subsidiaries of Nabriva AG.

The number of shares held by Nabriva AG and its subsidiaries at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of Nabriva AG. While a subsidiary holds shares of Nabriva AG, such subsidiary cannot exercise any voting rights or subscription rights in respect of those shares.

Repurchases / Redemptions

Nabriva Ireland's articles of association provide that, unless the Board of Directors determines otherwise, if an ordinary share is not listed on a recognized stock exchange within the meaning of the Irish Companies Act, it shall be deemed to be a redeemable share on, and from the time of, the existence or creation of an agreement, transaction or trade between Nabriva Ireland and any person pursuant to which Nabriva Ireland acquires or will acquire ordinary shares, or an interest in ordinary shares, from the relevant person. In these circumstances, the ordinary share concerned shall have the same characteristics as any other ordinary share in accordance with these articles save that it shall be redeemable in accordance with the arrangement.

If an ordinary share is listed on a recognized stock exchange within the meaning of the Irish Companies Act, the same requirements will apply unless the board determines otherwise. Accordingly, for purposes of Irish law, the repurchase of ordinary shares by Nabriva Ireland may technically be effected as a redemption. Nabriva Ireland's articles of association provide that any ordinary share that Nabriva Ireland has agreed to acquire shall be deemed to be a redeemable share (unless the board determines otherwise).

Under Irish law, Nabriva Ireland may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. Nabriva Ireland may only issue redeemable shares if the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of Nabriva Ireland. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. Nabriva Ireland may also be given authority to purchase its own shares either on-market on a recognized stock exchange such as the NASDAQ Stock Market or off-market with such authority to be given by its shareholders at a general meeting, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by Nabriva Ireland's subsidiaries (as described below).

	Austria	Ireland

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by Nabriva Ireland at any time must not exceed 10% of the nominal value of the issued share capital of Nabriva Ireland. Nabriva Ireland may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be cancelled by Nabriva Ireland or re-issued subject to certain conditions.

Purchases by Subsidiaries of Nabriva Ireland

Under Irish law, Nabriva Ireland's subsidiaries may purchase shares of Nabriva Ireland either on-market on a recognized stock exchange such as the NASDAQ Stock Market or off-market.

Dividends in Shares; Bonus Issues

Scrip dividends (i.e. payment of dividends by way of shares) are in theory possible, however, in practice hardly used in Austria. Such dividend shares may be paid either out of treasury shares or by way of capital increase in kind (i.e. where the claim for cash dividend payment is contributed in kind into the stock corporation).

Under the Nabriva Ireland articles of association, dividends may be paid in shares of Nabriva Ireland.

In addition, the Board of Directors may resolve to capitalize any amount for the time being standing to the credit of any of Nabriva Ireland's reserve accounts or to the credit of the profit and loss account which is not available for distribution by applying such sum in paying up in full unissued shares to be allotted as fully paid bonus shares to those shareholders of Nabriva Ireland who would have been entitled to that sum if it were distributable and had been distributed by way of dividend (and in the same proportions).

	Austria	Ireland
Lien on Shares, Calls on Shares and Forfeiture of Shares

Not applicable. All shares in Nabriva AG are fully paid up.

Generally, under Austrian law, shareholders have to pay their cash compensation or transfer their contribution in kind after a call from the managing directors, which is to be published in the Austrian Official Gazette (Wiener Zeitung). Those shareholders who do not comply with this obligation are obligated to pay interest (4% if a private person and 8% over basis interest rate if an entrepreneur) and compensate the Company for damages (if any).

The Nabriva Ireland memorandum and articles of association provide that Nabriva Ireland will have a first and paramount lien on every share that is not a fully paid up share for all amounts payable at a fixed time or called in respect of that share.

Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made within 14 days after notice demanding payment, Nabriva Ireland may sell the shares. These articles are standard provisions in the memorandum and articles of association of an Irish public limited company such as Nabriva Ireland and will only be applicable to shares of Nabriva Ireland that have not been fully paid up.

Any transfer of Nabriva Ireland ordinary shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to the Nabriva Ireland transfer agent. Nabriva Ireland's articles of association allow Nabriva Ireland, in its absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty, which is the legal obligation of a buyer. In the event of any such payment, Nabriva Ireland is (on behalf of itself or its affiliates) entitled to (i) seek reimbursement from the buyer or seller (at its discretion), (ii) set-off the amount of the stamp duty against future dividends payable to the buyer or seller (at its discretion) and (iii) claim a lien against the Nabriva Ireland ordinary shares on which it has paid stamp duty.

Share Certificates

According to Nabriva AG's articles of association, the form and content of share certificates are determined by the Management Board. If more than one share is held by the same shareholder, a collective certificate (Sammelurkunde) is issued. Shareholders are not entitled to individual certificates in respect of more than one share.

Nabriva Ireland's articles of association provide that, unless otherwise provided for by the Board of Directors or the rights attaching to or by the terms of issue of any particular shares, or to the extent required by an exchange, depository or other operator of any clearance or settlement system, no person whose name is entered as a member in the register of members will be entitled to receive a share certificate for the shares held by them.

	Austria	Ireland
Board System; Election of Directors and Quorum

Under Austrian law, a stock corporation has a two-tiered board structure composed of the management board (Vorstand) and the supervisory board (Aufsichtsrat).

The management board is responsible for running the company's affairs and representing the company in dealings with third parties. The members of the management board are appointed by the company's supervisory board for a definite term, and their appointment can only be revoked under certain circumstances. The management board passes its resolutions with simple majority.

The supervisory board is elected by the company's shareholders and has a strategic and monitoring role. The supervisory board does not actively manage the company but grants prior approval before the management board takes certain actions. According to Nabriva AG's articles of association, the Supervisory Board has a quorum if all members of the Supervisory Board have been duly invited to the Supervisory Board meeting and at least three members, who were appointed by the shareholders' meeting, including the chairman or his substitute, are personally present. The Supervisory Board of Nabriva AG passes its resolutions with a simple majority of the votes cast. In case of equality of votes, the chairman of the meeting casts the final vote.

Under Irish law, a company has a unitary board structure and it is the responsibility of the board of directors to manage the business of the company in the best interests of the shareholders of the company.

Directors are elected by ordinary resolution at a general meeting, save that directors in contested elections will be elected by a plurality of the votes of the shares present in person or represented by proxy at the relevant general meeting and entitled to vote on the election of directors. If the number of directors is reduced below a fixed minimum number, the remaining director or directors may appoint an additional director or additional directors to make up such minimum or convene a general meeting of Nabriva Ireland for the purpose of making such appointment.

No person may be appointed director unless nominated in accordance with the articles of association of Nabriva Ireland. Nabriva Ireland's articles of association provide that, with respect to an annual or extraordinary general meeting of shareholders, nominations of persons for election to the board of directors may be made by (i) the affirmative vote of the Nabriva Ireland Board of Directors or a committee thereof, (ii) with respect to election at a general meeting, any shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures provided for in Nabriva Ireland's articles of association, or (iii) with respect to election at an extraordinary general meeting requisitioned in accordance with section 178 of the Irish Companies Act, by a shareholder who holds ordinary shares or other shares carrying the general right to vote at general meetings of the company and who makes such nomination in the written requisition of the extraordinary general meeting in accordance with the articles of association of Nabriva Ireland and the Irish Companies Act relating to nominations of directors and the proper bringing of special business before an extraordinary general meeting.

	Austria	Ireland

The Nabriva Ireland articles of association provide that the quorum for board meetings is a majority of the directors in office when the meeting is convened and that questions arising at any meeting at which there is a quorum will be decided by a majority of the votes of the directors present.

Number of Directors

Under Austrian law, a stock corporation must have at least one member on its management board and the number of members shall be fixed by or in the manner provided in the company's articles of association.

A stock corporation must have at least three but no more than 20 supervisory board members, who are elected or delegated by the company's shareholders. The articles of association of the company must specify if the supervisory board will have more than three members. If the company has a works council, a body that represents the company's employees, then the company's works council is entitled to nominate one member to the supervisory board for every two supervisory board members elected or delegated by the company's shareholders.

Consequently, supervisory boards are often split such that two-thirds of supervisory board members are representatives of the shareholders, while one-third are representatives of the works council.

The Irish Companies Act provides for a minimum of two directors. Nabriva Ireland's articles of association provide that the number of directors will be not less than two and not more than 12. As of the date of this document, the Nabriva Ireland Board of Directors consisted of four directors.

Nabriva Ireland's articles of association provide that the authorized number of directors within the prescribed range will be determined solely by the Nabriva Ireland board and does not require approval or ratification by the shareholders in general meeting.

	Austria	Ireland
Removal of Directors

The management board of an Austrian stock corporation is appointed by the supervisory board for a maximum period of five years with an opportunity to be re-elected. The supervisory board may remove a member of the management board prior to the expiration of his or her term only for a significant cause, such as gross breach of duty (grobe Pflichtverletzung) in carrying out their duties, the inability to manage the business properly or a vote of no-confidence during the shareholders' meeting (Vertrauensentzug). The shareholders themselves are not entitled to appoint or dismiss the members of the management board.

Supervisory board members may be removed by a resolution of three-quarters of the shareholders' votes cast unless otherwise provided by the company's articles of association. The company's first supervisory board, however, may be removed by a simple majority of votes cast. Supervisory board members who are appointed by a shareholder or the works council by a special right of such shareholder or works council may be revoked and the resulting vacancy filled only at the sole discretion of such shareholder or works council.

Under the Irish Companies Act and notwithstanding anything contained in Nabriva Ireland's memorandum and articles of association or in any agreement between Nabriva Ireland and a director, the shareholders may, by ordinary resolution, remove a director from office before the expiration of his or her term, at a meeting held on no less than 28 days' notice and at which the director is entitled to be heard. Because of this provision of the Irish Companies Act, a director may be so removed before the expiration of his or her period of office notwithstanding anything in any agreement between Nabriva Ireland and the removed director. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against Nabriva Ireland in respect of his or her removal.

Vacancies on the Board of Directors

Under Austrian law, vacant positions on the management board are filled by the supervisory board in accordance with the general rules of appointment, which provide that vacancies are filled by (i) the simple majority of supervisory board votes cast and (ii) in any case also the majority of votes of members of the supervisory board who represent the shareholders (in order to protect shareholders against excessive influence of employee representatives on the supervisory board). In case of emergencies, a vacant position on the management board may be temporarily filled by a supervisory board member or by an individual appointed by the court.

Nabriva Ireland's memorandum and articles of association provide that the Board of Directors may fill any vacancy occurring on the Board of Directors.

During any vacancy on the board, the remaining directors will have full power to act as the board but, if and so long as, their number is reduced below the minimum number, the continuing directors or director only may act to increase the number of directors to that minimum number or to summon a general meeting of Nabriva Ireland to elect directors, and for no other purpose.

Austria	Ireland

If the number of supervisory board members representing the shareholders falls below three, the statutory minimum required, the company's management board is required to convene an extraordinary general meeting, during which the vacant positions of the supervisory board will be filled. If the vacancy persists for longer than three months, the court shall appoint the necessary number of supervisory board members.

Supervisory board members who are appointed by a shareholder who has a right to make such appointment may be replaced at the sole discretion of such shareholder.
The same applies to supervisory board members who are appointed by a works council.
Standard of Conduct for Directors	Under Austrian law, both management and supervisory board members must conduct their affairs with "the care and diligence of a prudent manager" and act in the best interests of the company, which includes the interests of the employees and shareholders. The scope of the fiduciary duties of management and supervisory board members is generally determined by the Austrian courts.

Statutory and fiduciary duties of members of the management board to the company include, among others:

•

to act in accordance with the law and the company's articles of association and to exercise their powers only for the purposes for which they are conferred;

•

to report to the supervisory board on a regular basis as well as on certain important occasions;

•

to exercise reasonable care, skill and diligence;

•

to maintain a proper accounting system;

•

to not compete, directly or indirectly, with the company without permission of the supervisory board; and

•

to not effect transactions for the purpose of deriving an improper personal benefit.

The directors of Nabriva Ireland have certain statutory and fiduciary duties as a matter of Irish law. All of the directors have equal and overall responsibility for the management of Nabriva Ireland (although directors who also serve as employees may have additional responsibilities and duties arising under their employment agreements (if applicable), and it is likely that more will be expected of them in compliance with their duties than non-executive directors). The Irish Companies Act provides specifically for certain fiduciary duties of the directors of Irish companies, including duties:

•

to act in good faith and in the best interests of the company;

•

to act honestly and responsibly in relation to the company's affairs;

•

to act in accordance with the company's constitution and to exercise powers only for lawful purposes;

•

not to misuse the company's property, information and/or opportunity;

•

not to fetter their independent judgment;

•

to avoid conflicts of interest;

•

to exercise care, skill and diligence; and

•

to have regard for the interests of the company's shareholders.

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Members of the supervisory board owe substantially the same statutory and fiduciary duties to the company as members of the management board, including:

•

to effectively supervise the company's affairs and the management board;

•

to evaluate and issue a resolution on certain transactions which can only be conducted by the management board after approval of the supervisory board;

•

to approve the company's financial statements; and

to represent the company in transactions between the company and members of the management board.

Additional statutory duties under the Irish Companies Act include ensuring the maintenance of proper books of account, having annual accounts prepared, having an annual audit performed, and the duty to maintain certain registers and make certain filings as well as certain disclosures of personal interests.

For public limited companies like Nabriva Ireland, directors are under a specific duty to ensure that the company secretary has the skills or resources and the requisite knowledge and experience to discharge the role.

Under Irish law, a director is generally entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by (i) other directors, officers or employees of the company whom the director reasonably believes to be reliable and competent in the matters prepared or presented, (ii) legal counsel, public accountants or other persons as to matters the director reasonably believes are within their professional or expert competence or (iii) a committee of the board on which the director does not serve as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

Conflicts of Interest of Directors

Under Austrian law, directors are under a general fiduciary duty to avoid conflicts of interest. In case of a conflict of interest or double representation, the consent of the shareholders' meeting with simple majority and/or the supervisory board is required, unless there is considered to be no risk for the company.

As a matter of Irish law, directors are under a general fiduciary duty to avoid conflicts of interest. Under Irish law, directors who have a personal interest in a contract or proposed contract with the Irish company of which they are a director are required to declare the nature of their interest at a meeting of the board of directors of such company. An Irish company is required to maintain a register of declared interests, which must be available for shareholder inspection.

Austria	Ireland

Nabriva Ireland's memorandum and articles of association and Irish law, as applicable, provide that a director who is in any way, whether directly or indirectly, interested in a contract or proposed contract, transaction or arrangement with Nabriva Ireland and has complied with his or her disclosure obligations under the Irish Companies Act and the Nabriva Ireland articles of association shall be entitled to vote in respect of any contract, transaction or arrangement in which he or she is so interested, and if he or she shall do so his or her vote shall be counted, and he or she shall be taken into account in ascertaining whether a quorum is present.

Under the Nabriva Ireland articles of association, a director of Nabriva Ireland may be a director of, other officer of, or otherwise interested in, any entity promoted by Nabriva Ireland or in which Nabriva Ireland is interested, and such director will not be accountable to Nabriva Ireland for any remuneration received from such employment or other interest. Nabriva Ireland articles of association further provide that (i) no director will be prevented from contracting with Nabriva Ireland because of his or her position as a director, (ii) any contract entered into between a director and Nabriva Ireland will not be subject to avoidance and (iii) no director will be liable to account to Nabriva Ireland for any profits realized by virtue of any contract between such director and Nabriva Ireland because the director holds such office or because of the fiduciary relationship established thereby.

Austria	Ireland
Liability of Directors and Officers; Indemnification	Under Austrian law, any provision, whether contained in the company's articles of association or any contract or otherwise, that purports to exempt a management or supervisory board member from any liability that would otherwise attach to such board member in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Under Austrian law, members of the management board and members of the supervisory board are liable to the company, and in certain cases to third parties or shareholders, for any damage caused to them due to a breach of such member's duty of care. Apart from insolvency or other special circumstances, only the company has the right to claim damages from members of either board.

The company may waive claims for damages against a negligent management or supervisory board member five years after the date on which such claim arose, unless all shareholders consent to an earlier waiver.

Under Irish law, a company may not exempt its directors from liability for negligence, default, a breach of trust or a breach of duty. However, where such a breach of duty has been established, directors may be statutorily exempted by an Irish court from personal liability if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result.

Under Irish law, shareholders may not agree to exempt a director or officer from any claim or right of action a shareholder may have, whether individually or in the right of a company, on account of any action taken or the failure to take any action in the performance of such director's or officer's duties to the company.

Pursuant to Nabriva Ireland's articles of association, its directors and secretary are indemnified to the extent permitted by the Irish Companies Acts. Under the Irish Companies Act, a company is restricted from indemnifying a director or the company secretary in respect of any liability accruing to him or her resulting from negligence, default, breach of duty or breach of trust on his or her part in relation to the company. Nabriva Ireland may indemnify its directors or the company secretary if the indemnified party receives a favorable judgment in respect of the liability, or where an Irish court determines that the director or the company secretary acted honestly and reasonably and ought fairly to be excused, or the proceedings are otherwise disposed of without any finding of admission of any material breach of duty on the part of the director or the company secretary, or in which she or he is acquitted. This restriction in the Irish Companies Act does not apply to executives who are not directors or the company secretary of Nabriva Ireland. Any provision for indemnification to a greater extent is void under Irish law, whether contained in a constitution or any contract between the director and the Irish company.

	Austria	Ireland

The Nabriva Ireland articles of association also provide for, as far as is permissible under the Irish Companies Act, an indemnity for persons who serve, or have previously served, as officials of other entities at the request of Nabriva Ireland.

The directors of Nabriva Ireland may, on a case-by-case basis, decide at their discretion that it is in the best interests of Nabriva Ireland to indemnify an individual director from any liability arising from his or her position as a director of Nabriva Ireland. However, this discretion must be exercised bona fide in the best interests of Nabriva Ireland as a whole. Any such indemnity will be limited in the manner described in the foregoing paragraphs and by the Irish Companies Act.

Annual General Meeting

Under Austrian law, a stock corporation must hold an annual general meeting within eight months following the end of its fiscal year. According to Nabriva AG's articles of association, the annual general meeting must be held at Nabriva AG's corporate seat or any other provincial capital in Austria. The only matters that must be transacted at an annual general meeting under Austrian law are the presentation of the financial statements for the previous financial year by the management board and a resolution on profit distribution.

Shareholders of Nabriva AG have certain rights to propose business at a general meeting pursuant to the Austrian Stock Corporation Act.

Nabriva Ireland will be required to hold an annual general meeting at intervals of no more than 15 months from the previous annual general meeting, provided that an annual general meeting is held in each calendar year following the first annual general meeting. Nabriva Ireland's first annual general meeting must be held within 18 months of its incorporation. Each general meeting will be held at such time and place as designated by the Nabriva Ireland Board of Directors and as specified in the notice of meeting. Subject to section 176 of the Irish Companies Act, all general meetings may be held outside of Ireland.

The only matters that must, as a matter of Irish law, be transacted at an annual general meeting are the review by the members of the company's affairs, presentation of the annual accounts, statement of financial position and reports of the directors and auditors, the appointment or re-appointment of new auditors, and the approval of the auditors' remuneration.

If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office.

Austria	Ireland

The provisions of the memorandum and articles of association of Nabriva Ireland relating to general meetings will apply to every such general meeting of the holders of any class of shares except that the necessary quorum will be one or more persons holding or representing by proxy at least a majority of the issued shares of such class. The rights conferred upon the holders of any pre-existing issued shares in Nabriva Ireland shall not be deemed to be varied by the issuance of any preferred shares

The memorandum and articles of association of Nabriva Ireland provide that a resolution may only be put to vote at a general meeting of Nabriva Ireland or of the holders of any class of shares if (i) it is specified in the notice of the meeting; (ii) it is proposed by or at the direction of the board; (iii) it is proposed at the direction of a court of competent jurisdiction; (iv) it is proposed by a shareholder pursuant to and in accordance with the procedures and requirements set out in the articles of association; (v) it is proposed on the requisition in writing of such number of shareholders as is prescribed by, and is made in accordance with, section 178 of the Irish Companies Act; (vi) the chairman of the meeting in his or her absolute discretion decides that the resolution may properly be regarded as within the scope of the meeting; or (vii) it has not been withdrawn by the chairperson.

	Austria	Ireland
Extraordinary General Meeting

Under Austrian law, extraordinary general meetings, in addition to the annual general meeting, may be convened by either the management board or the supervisory board if it is in the best interest of the company. Shareholders holding at least 5% of the company's share capital are entitled to request in writing that the management board convene an extraordinary general meeting, and may also address their request to the court, which then may authorize the requesting minority shareholders to convene a special meeting by themselves.

Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting, only such business will be conducted as is set forth in the notice thereof.

In the case an extraordinary general meeting is requested by the Nabriva AG shareholders holding at least 5% of the company's share capital, pursuant to the Austrian Stock Corporation Act, the proposed purpose and the agenda of the meeting must be set out in the requisition notice together with proposals of resolutions to each item of the agenda. The requesting shareholders must be shareholders of Nabriva AG for a period of at least three months prior to such request and hold their shares until the decision is made pursuant to the request.

Upon receipt of any such requisition notice, the Nabriva AG Management Board has to examine the request and decide whether the legal requirements are fulfilled. In the affirmative, it has to convene a shareholders' meeting without delay. The prevailing literature also entitles the supervisory board to examine the request and convene a shareholders' meeting in case the management board does not react. If neither the management board nor the supervisory board convenes a shareholders' meeting upon valid request by shareholders as set out above, the shareholder requesting a shareholders' meeting may file an application with the court to entitle such shareholders to convene a shareholders' meeting. The court examines the legal requirements

Extraordinary general meetings of Nabriva Ireland may be convened by (i) the Board of Directors, (ii) on requisition of the shareholders holding not less than 10% of the paid up share capital of Nabriva Ireland carrying voting rights, (iii) on requisition of Nabriva Ireland's auditors; or (iv) in exceptional cases, by order of the Irish High Court. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting, only such business will be conducted as is set forth in the notice thereof or is proposed pursuant to and in accordance with the procedures and requirements set out in the articles of association.

In the case of an extraordinary general meeting convened by the Nabriva Ireland shareholders, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, the Nabriva Ireland Board of Directors has 21 days to convene a meeting of Nabriva Ireland shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the Nabriva Ireland Board of Directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of Nabriva Ireland's receipt of the requisition notice.

If the Nabriva Ireland Board of Directors becomes aware that the net assets of Nabriva Ireland are not greater than half of the amount of Nabriva Ireland's called-up share capital, it must convene an extraordinary general meeting of Nabriva Ireland's shareholders not later than 28 days from the date that the directors learn of this fact to consider how to address the situation.

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for such filing and the minority shareholders' request of convening a shareholders' meeting and provides the stock corporation with a copy (like in case of a claim filed) and gives the parties (minority shareholders and the company represented by the management board) the chance to bring arguments. The court may finally grant the minority shareholders the right to convene a shareholders' meeting.

If, upon preparation of the financial statements or interim financial statements, it appears or becomes apparent that a loss equal to one half of the share capital has occurred, the management board shall immediately call a shareholders' meeting and advise the meeting thereon.

Notice of General Meetings

Under Austrian law, unless a longer period is otherwise provided for in the articles of association, the shareholders must be given advance notice of at least 28 days, with respect to the annual general meeting, and 21 days with respect to extraordinary general meetings. Such notices must specify the location, date, hour, and purpose or purposes of the meeting, including the respective items on the agenda as well as information on shareholder rights as specifically provided for by law.

The management board and the supervisory board are furthermore required to prepare proposals for each item on the agenda. Such proposals must be provided to the shareholders at least 21 days before the general meeting.

Notice of an annual or extraordinary general meeting must be given to all Nabriva Ireland shareholders and to the auditors of Nabriva Ireland. The Nabriva Ireland memorandum and articles of association provide for a minimum notice period of 21 days for an annual general meeting, which is the minimum permitted under Irish law. In addition, under Irish law and the Nabriva Ireland memorandum and articles of association, the minimum notice periods are 21 days' notice in writing for an extraordinary general meeting to approve a special resolution and 14 days' notice in writing for any other extraordinary general meeting.

Quorum at Shareholder Meetings

While Austrian law does not provide for a minimum attendance quorum for general meetings, the company's articles of association may so provide. The articles of association of Nabriva AG do not provide for any presence quorum requirements.

The Nabriva Ireland memorandum and articles of association provide that no business shall be transacted at any general meeting unless a quorum is present. One or more Nabriva Ireland shareholders present in person or by proxy holding not less than a majority of the issued and outstanding shares of Nabriva Ireland entitled to vote at the meeting in question constitutes a quorum for the conduct of business.

	Austria	Ireland
Adjournment of Shareholder Meetings

The annual general meeting may be adjourned if the shareholders' meeting so resolves by a simple majority of the votes cast or if a minority of 10% of the nominal capital requests such adjournment because it finds fault with specific items of the balance sheet.

The articles of association of Nabriva Ireland provide that whether or not a quorum is present, the chairman may, and must if so directed by the meeting (upon the passage of an ordinary resolution), adjourn a general meeting. No business may be transacted at any adjourned meeting other than the business left unfinished at the meeting at which the adjournment took place. New notice must be given for meetings adjourned for 30 days or more.

Voting Rights

Under Austrian law, each company share, except statutory preferred shares, entitles its holder to one vote at the general meeting. In general, resolutions adopted at a general meeting of shareholders may be passed by a simple majority of votes cast, unless a higher majority is required by law.

Nabriva Ireland's articles of association provide that all shareholder votes will be decided on a poll. Each Nabriva Ireland shareholder is entitled to one vote for each ordinary share that he or she holds as of the record date for the meeting.

Irish law requires approval of certain matters by "special resolution" of the shareholders at a general meeting. A special resolution requires the approval of not less than 75% of the votes of Nabriva Ireland's shareholders cast at a general meeting at which a quorum is present. Ordinary resolutions, by contrast, require a simple majority of the votes of Nabriva Ireland cast at a general meeting at which a quorum is present.

Shareholder Proxy	Under Austrian law, a shareholder may designate another person to attend, speak and vote at a general meeting of the company on their behalf by proxy.

Under Irish law, a shareholder may designate another person to attend, speak and vote at a general meeting of the company on their behalf by proxy, which proxy need not be a shareholder. Where interests in shares are held by a nominee trust company, this company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in the manner prescribed by Nabriva Ireland articles of association, which provide that the Nabriva Ireland board may permit shareholders to notify Nabriva Ireland of their proxy appointments electronically.

	Austria	Ireland
Shareholder Action by Written Consent	Not applicable.	Not applicable.
Shareholder Vote on Certain Transactions	Shareholder approval of at least 90% of the share capital is required for certain types of reorganizations, in particular:

•

dissolution without liquidation and transfer of assets and liabilities by way of universal legal succession to the 90%-shareholder (verschmelzende Umwandlung);

•

demerger whereby the distribution of new shares to shareholders of the demerging company is disproportional (nicht-verhältniswahrende Spaltung); and

•

squeeze-out of minority shareholders by a shareholders' resolution (Gesellschafterausschluss).

Unless otherwise provided for in the stock corporation's articles of association, an affirmative vote of shareholders of at least three-quarters of the share capital represented at the shareholders' meeting is required for:

•

an amendment to the company's articles of association;

•

the issuance of convertible bonds and similar hybrid instruments; and

•

an ordinary increase in the stated share capital (in particular when excluding subscription rights).

•

amendment of the articles of association;

•

post-formation acquisition (Nachgründung);

•

transfer of substantially all assets of the company, agreements on pooling profits or similar situations;

•

certain capital reorganizations, such as conditional capital increases, authorization of additional capital, and reduction in the capital stock;

•

dissolution of the company and continuation of the dissolved company;

•

certain types of reorganizations such as mergers and demergers; and

•

exclusion of shareholders' subscription rights in case of the issuance of new shares.

Pursuant to Irish law, shareholder approval in connection with a transaction involving Nabriva Ireland would be required under the following circumstances:

•

in connection with a scheme of arrangement, both a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve such a scheme would be required;

•

in connection with an acquisition of Nabriva Ireland by way of a merger with an EU company under the EU Cross-Border Mergers Directive 2005/56/EC, approval by a special resolution of the shareholders would be required; and

•

in connection with a merger with an Irish company under the Irish Companies Act, approval by a special resolution of shareholders would be required.

In addition, approval by special resolution (75% of those present and voting in person or by proxy) is needed for:

•

amending the objects or memorandum of association of Nabriva Ireland;

•

amending the articles of association of Nabriva Ireland;

•

approving a change of name of Nabriva Ireland;

•

authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

•

opting out of pre-emption rights on the issuance of new shares;

•

re-registration of Nabriva Ireland from a public limited company to a private company;

•

purchase of own shares off-market;

•

reduction of issued share capital;

•

sanctioning a compromise/scheme of arrangement;

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The removal of members of the supervisory board requires three-quarters of the votes cast unless otherwise provided for in the company's articles of association.

•

resolving that Nabriva Ireland be wound up by the Irish courts;

•

resolving in favour of a shareholders' voluntary winding-up;

•

re-designation of shares into different share classes;

•

setting the re-issue price of treasury shares; and

•

variation of class rights attaching to classes of shares (where the articles of association of Nabriva Ireland do not provide otherwise).

Shareholder Suits	Under Austrian law, generally, the company, rather than its shareholders, is the proper claimant in an action with respect to a wrong committed against the company or in cases where there is an irregularity in the company's internal management or supervision. Therefore, such claims may only be raised by the company represented by its management board, or, in the case of a wrong committed by a member of the management board, by the supervisory board.

The management board, or, if a claim is against a member of the management board, the supervisory board, is obliged to pursue the company's claims against the designated individuals if so resolved by a simple majority of votes cast during a shareholders meeting. A vote by holders of 10% of the share capital of the company may request the court to appoint a representative to pursue the claim on behalf of the company.

If the company is unable to fulfil its third party obligations, the company's creditors may pursue the company's damage claims against members of the management board for certain wrongdoings.

In general, shareholders cannot bring forward damage claims against the company or its management or supervisory board since under Austrian law, they only suffer an indirect damage, as the decrease of their share value is merely a reflection of the decrease of the value of the company (which is the primarily damaged party) as a result of wrongdoings to the company. A shareholder may only take an action itself if there has been a breach of

In Ireland, the decision to institute proceedings is generally taken by a company's board of directors, who will usually be empowered to manage the company's business. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of the company. The central question at issue in deciding whether a minority shareholder may be permitted to bring a derivative action is whether, unless the action is brought, a wrong committed against the company would otherwise go un-redressed.

The principal case law in Ireland indicates that to bring a derivative action a person must first establish a prima facie case (i) that the company is entitled to the relief claimed and (ii) that the action falls within one of the five exceptions derived from case law, as follows:

(1) where an ultra vires or illegal act is perpetrated;

(2) where more than a bare majority is required to ratify the "wrong" complained of;

(3) where the shareholders' personal rights are infringed;

(4) where a fraud has been perpetrated upon a minority by those in control; or

(5) where the justice of the case requires a minority to be permitted to institute proceedings.

Shareholders may also bring proceedings against the company where the affairs of the company are being conducted, or the powers of the directors are being exercised, in a manner oppressive to the shareholders or in disregard of their

	Austria	Ireland
	certain laws which specifically aim at the protection of shareholders (Schutzgesetz) (e.g. wilful misrepresentation of financial numbers in reports or to the auditor by a member of the management board).	interests. Oppression connotes conduct that is burdensome, harsh or wrong. Conduct must relate to the internal management of the company. This is an Irish statutory remedy and the court can grant any order it sees fit, usually providing for the purchase or transfer of the shares of any shareholder.
Inspection of Books and Records

Under Austrian law, information of the shareholders is due by the statutory bodies of the company. The management board has to present to the shareholders the financial statements (including balance sheet, annual report and proposal on distribution of profits). In addition, there are specific information duties to the shareholders provided for by the law (e.g. for reorganisation measures or in case of a loss in the amount of half of the nominal capital).

Before the annual general meeting, shareholders have an inspection right with respect to the balance sheet, annual report, the supervisory report and the proposal on distribution of profits as well as before certain reorganisation measures (merger, spin-off, reorganization, etc.).

However, shareholders have no general right to inspect any additional documents at the stock corporation, except in preparation of the annual general meeting.

Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and articles of association of Nabriva Ireland and any act of the Irish government that alters the memorandum of Nabriva Ireland; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of Nabriva Ireland; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors' interests and other statutory registers maintained by Nabriva Ireland; (iv) receive copies of financial statements and directors' and auditors' reports that have previously been sent to shareholders prior to an annual general meeting; and (v) receive financial statements of any subsidiary of Nabriva Ireland that have previously been sent to shareholders prior to an annual general meeting for the preceding ten years.

	Austria	Ireland
Disclosure of Interests in Shares	Not applicable.

Under the Irish Companies Acts, there is a notification requirement for shareholders who acquire or cease to be interested in 3% of the voting shares of an Irish public limited company. A Nabriva Ireland shareholder therefore must make such a notification to Nabriva Ireland if, as a result of a transaction, the shareholder will be interested in 3% or more of the voting shares of Nabriva Ireland or if, as a result of a transaction, a shareholder who was interested in more than 3% of the voting shares of Nabriva Ireland ceases to be so interested. Where a shareholder is interested in more than 3% of the voting shares of Nabriva Ireland, any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to Nabriva Ireland.

The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of Nabriva Ireland share capital. Where the percentage level of the shareholder's interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. All such disclosures must be notified to the company within five business days of the alteration of the shareholder's interests that gave rise to the requirement to notify.

Where a person fails to comply with the notification requirements described above, no right or interest of any kind whatsoever in respect of any shares in the company concerned, held by such person, will be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the court to have the rights attaching to the shares concerned reinstated.

Austria	Ireland

In addition to the above disclosure requirement, Nabriva Ireland may by notice in writing require a person whom it knows, or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been interested in shares comprised in the company's relevant share capital: (a) to indicate whether or not it is the case, and (b) where such person holds or has during that time held an interest in the shares of the company, to give such further information as may be required by Nabriva Ireland, including particulars of such person's own past or present interests in Nabriva Ireland shares. Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.

Where such a notice is served by Nabriva Ireland on a person who is or was interested in shares of the company and that person fails to give the company any of the requested information within the reasonable time specified, Nabriva Ireland may apply to the court for an order directing that the affected shares be subject to certain restrictions.

Under the Irish Companies Act, the restrictions that may be placed on the shares by the court are as follows:
(a) any transfer of those shares, or in the case of unissued shares, any transfer of the right to be issued with shares and any issue of shares, will be void;
(b) no voting rights will be exercisable in respect of those shares;
(c) no further shares will be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and
(d) no payment will be made of any sums due from the company on those shares, whether in respect of capital or otherwise.
Where the shares in the company are subject to these restrictions, the court may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions.

	Austria	Ireland
Dissenter/Appraisal Rights

Under the Austrian EU Cross Border Merger Act (EU-Verschmelzungsgesetz), as amended, governing the merger of an Austrian stock corporation such as Nabriva AG and a company incorporated in the European Economic Area (the European Economic Area includes all member states of the European Union and Norway, Iceland and Liechtenstein), a shareholder (i) who voted against the special resolution approving the merger or (ii) of a company in which 90% of the shares are held by the other party to the merger has the right to request that the stock corporation acquire his or her shares for cash at a price determined in accordance with the share exchange ratio set out in the transaction.

Generally, under Irish law, shareholders of an Irish company do not have dissenters' or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008, as amended, governing the merger of an Irish public limited company such as Nabriva Ireland and a company incorporated in the European Economic Area (the European Economic Area includes all member states of the European Union and Norway, Iceland and Liechtenstein), a shareholder (i) who voted against the special resolution approving the merger or (ii) of a company in which 90% of the shares are held by the other party to the merger has the right to request that the company acquire his or her shares for cash at a price determined in accordance with the share exchange ratio set out in the transaction.

Takeover Rules and Anti-takeover Measures	Not applicable.	The Irish Takeover Rules are built on the following General Principles, which will apply to any transaction regulated by the Irish Takeover Panel:

(a) in the event of an offer, all holders of securities of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

(b) the holders of the securities of the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company's places of business;

(c) the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

(d) false markets must not be created in the securities of the target company, the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

	Austria	Ireland

(e) a bidder must announce an offer only after ensuring that he or she can fulfil in full any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

(f) a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

(g) a "substantial acquisition" of securities (whether such acquisition is to be effected by one transaction or a series of transactions) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Irish law also includes mandatory bid rules, other requirements in relation to offers, "substantial acquisition" rules and restrictions on "frustrating action" as described elsewhere in this document.
Business Combination:

Nabriva Ireland's articles of association provide that Nabriva Ireland generally may not engage in certain business combinations with any person that acquires beneficial ownership of 15% or more of the outstanding voting shares of Nabriva Ireland for a period of three years following the date on which the person became a 15% shareholder unless: (i) a committee of Nabriva Ireland's disinterested directors approved the business combination; and (ii) in certain circumstances, the business combination is authorized by a special resolution of the disinterested shareholders.

Anti-parachute Provision	Not applicable.

Under the Irish Takeover Rules, the Nabriva Ireland Board of Directors is not permitted to take any action that might frustrate an offer for the shares of Nabriva Ireland once the Board of Directors has received an approach that may lead to an offer or has reason to believe an offer is imminent, subject to certain exceptions. Potentially frustrating actions would generally include increases in the compensation of officers or directors outside of the ordinary course without prior shareholder or Irish Takeover Panel approval.

	Austria	Ireland
Rights Agreement	Not applicable.

The Nabriva Ireland articles of association expressly authorize the adoption of a shareholders rights plan by the Nabriva Ireland Board of Directors, subject to applicable law. Irish law does not expressly authorize or prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti- takeover measure and there is no directly relevant case law on this issue.

Variation of Rights Attaching to a Class or Series of Shares

Not applicable except for preference shares (Vorzugsaktien). For such shares, which grant certain preferences with regard to the distribution of profits, the voting right can be excluded. Such shares can be issued only up to a maximum of 1/3 of the share capital. Shareholder resolutions on the issue or limitation of preference shares require the consent of the shareholders holding the relevant preference shares with a majority of 75% of the votes cast.

Any variation of class rights attaching to the issued shares of Nabriva Ireland must be approved with the consent in writing of the holders of a majority of the issued shares of that class, or with the sanction of an ordinary resolution passed at a general meeting of the holders of the shares of that class.

Amendments of Governing Documents

Nabriva AG, pursuant to Austrian law, may only alter its articles of association by the passing of a resolution by the shareholders' meeting with a majority of three-quarters of the represented share capital. The articles of association reduced this majority to simple majority of the votes cast.

Nabriva Ireland, pursuant to Irish law, may only alter its memorandum and articles of association by the passing of a special resolution of shareholders.

	Austria	Ireland
Rights Upon Liquidation	Under Austrian law, a stock corporation may be wound up for (i) expiration of the duration of the company as set forth in the articles of association, (ii) by shareholders' resolution with a majority of at least 3/4 of the share capital represented at the shareholders' meeting and (iii) the appointment of an administrator to realise and distribute the assets of an insolvent corporation.	Nabriva Ireland's memorandum and articles of association provide that, if Nabriva Ireland is wound up and the assets available for distribution among the members are insufficient to repay the whole of the paid up or credited as paid up share capital, such assets must be distributed so that, as nearly as may be, the losses will be borne by the members in proportion to the capital paid up or credited as paid up at the commencement of the winding up on the shares held by them respectively. If in a winding up the assets available for distribution among the members are more than sufficient to repay the whole of the share capital paid up or credited as paid up at the commencement of the winding up, the excess must be distributed among the members in proportion to the capital at the commencement of the winding up paid up or credited as paid up on the said shares held by them respectively.

Nabriva Ireland may be dissolved and wound up at any time by way of a shareholders' voluntary winding up or a creditors' winding up. In the case of a shareholders' voluntary winding up, a special resolution of shareholders is required. Nabriva Ireland may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where Nabriva Ireland has failed to file certain returns.

	Austria	Ireland
Enforcement of Civil Liabilities Against Foreign Persons

A judgment for the payment of money rendered by a court in the United States based on civil liability would not be enforceable in Austria. There is no treaty between Austria and the United States providing for the reciprocal enforcement of foreign judgments. Arbitral awards are, however, enforceable under the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

A judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Ireland. There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. The following requirements must be met before the foreign judgment will be deemed to be enforceable in Ireland:

(i) the judgment must be for a definite sum;

(ii) the judgment must be final and conclusive; and

(iii) the judgment must be provided by a court of competent jurisdiction.

An Irish court will also exercise its right to refuse judgment if the foreign judgment was obtained by fraud, if the judgment violated Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier foreign judgment.

EXPERTS

        The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report (which contains an explanatory paragraph regarding the Company's liquidity position as described in Note 1 to the financial statements) of PwC Wirtschaftsprüfung GmbH, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

 LEGAL MATTERS

        A&L Goodbody will provide an opinion regarding the valid issuance of the Nabriva Ireland Shares under Irish law. DLA Piper Weiss-Tessbach Rechtsanwälte GmbH will provide an opinion on material Austrian tax consequences with respect to the Redomiciliation Transaction.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Our articles of association contain indemnification for the benefit of our directors, company secretary and executive officers (and those of other group entities and affiliates) to the fullest extent permitted by Irish law. However, as to our directors and company secretary, this indemnity is limited by the Irish Companies Act, which prescribes that an advance commitment to indemnify only permits a company to pay the costs, or to discharge the liability of a director or company secretary, where judgment is given in favor of the director or company secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or company secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or company secretary over and above the limitations imposed by the Irish Companies Act will be void, whether contained in its articles of association or any contract between the company and its director or company secretary. This restriction does not apply to our executive officers who are not members of our Board of Directors or our company secretary.

        We are permitted under our articles of association and the Irish Companies Act to purchase directors' and officers' liability insurance, as well as other types of insurance, for our directors, officers, employees and agents.

        We plan to enter into indemnification agreements with each of our directors and officers. These indemnification agreements may, subject to the provisions of the Irish Companies Act, require us, among other things, to indemnify our directors and officers for some expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

Item 21.    Exhibits.

(a)
The following exhibits are filed as part of this registration statement, unless otherwise indicated.

Exhibit No.	Description
3.1	Certificate of Incorporation of Hyacintho 2 plc, dated March 1, 2017.*
3.2	Certificate of Name Change of Nabriva Therapeutics plc (f/k/a Hyacintho 2 plc), dated April 10, 2017.*
3.3	Form of Memorandum and Articles of Association of Nabriva Therapeutics plc.*
5.1	Opinion of A&L Goodbody as to the validity of the Ordinary Shares to be registered.
8.1	Tax Opinion of DLA Piper Weiss-Tessbach Rechtsanwälte GmbH with respect to the material Austrian tax consequences of the transaction.
23.1	Consent of PwC Wirtschaftsprüfung GmbH, independent registered public accounting firm for Nabriva Therapeutics AG.
23.2	Consent of DLA Piper Weiss-Tessbach Rechtsanwälte GmbH (included in Exhibit 8.1).
24.1	Powers of Attorney (included in the signature pages of this registration statement).*
99.1	Form of Exchange Offer Tender Form.
99.2	Form of Letter to Nabriva AG ADS Holders.

Exhibit No.	Description
99.3	Form of Letter to Common Shareholders.
99.4	Form of Transfer Deed.
99.5	Form of Letter to Brokers.
99.6	Form of Letter to Clients.
99.7	Form of Notice of Guaranteed Delivery.

*
Previously filed.
(b)
Financial Statement Schedules.

        Schedules have been omitted because the information set forth therein is not material, not applicable or is included in the financial statements or related notes incorporated by reference in the offer to exchange/prospectus, which forms a part of this registration statement.

Item 22.    Undertakings.

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
to include any offer to exchange/prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the offer to exchange/prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of offer to exchange/prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of King of Prussia, Pennsylvania, on May 18, 2017.

NABRIVA THERAPEUTICS PLC
/s/ GARY SENDER
Name:	Gary Sender
Title:	Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature/Name		Title	Date

* Colin Broom		Chief Executive Officer (Principal Executive Officer)	May 18, 2017
/s/ GARY SENDER Gary Sender		Chief Financial Officer (Principal Financial and Accounting Officer), Director	May 18, 2017
* Andrew Ryan		Director	May 18, 2017
* Paul Ryan		Director	May 18, 2017
*By:	/s/ GARY SENDER Gary Sender Attorney-In-fact

EXHIBIT INDEX

Exhibit No.	Description
3.1	Certificate of Incorporation of Hyacintho 2 plc, dated March 1, 2017.*
3.2	Certificate of Name Change of Nabriva Therapeutics plc (f/k/a Hyacintho 2 plc), dated April 10, 2017.*
3.3	Form of Memorandum and Articles of Association of Nabriva Therapeutics plc.*
5.1	Opinion of A&L Goodbody as to the validity of the Ordinary Shares to be registered.
8.1	Tax Opinion of DLA Piper Weiss-Tessbach Rechtsanwälte GmbH with respect to the material Austrian tax consequences of the transaction.
23.1	Consent of PwC Wirtschaftsprüfung GmbH, independent registered public accounting firm for Nabriva Therapeutics AG.
23.2	Consent of DLA Piper Weiss-Tessbach Rechtsanwälte GmbH (included in Exhibit 8.1).
24.1	Powers of Attorney (included in the signature pages of this registration statement).*
99.1	Form of Exchange Offer Tender Form.
99.2	Form of Letter to Nabriva AG ADS Holders.
99.3	Form of Letter to Common Shareholders.
99.4	Form of Transfer Deed.
99.5	Form of Letter to Brokers
99.6	Form of Letter to Clients.
99.7	Form of Notice of Guaranteed Delivery.

*
Previously filed.

 ANNEX A

LIST OF RELEVANT TERRITORIES FOR THE PURPOSES OF
IRISH DIVIDEND WITHHOLDING TAX

Albania	Estonia	Luxembourg	Saudi Arabia
Armenia	Ethiopia	Macedonia	Serbia
Australia	Finland	Malaysia	Singapore
Austria	France	Malta	Slovak Republic
Bahrain	Georgia	Mexico	Slovenia
Belarus	Germany	Moldova	South Africa
Belgium	Greece	Montenegro	Spain
Bosnia & Herzegovina	Hong Kong	Morocco	Sweden
Botswana	Hungary	Netherlands	Switzerland
Bulgaria	Iceland	New Zealand	Thailand
Canada	India	Norway	The Republic Of Turkey
Chile	Israel	Pakistan	Ukraine
China	Italy	Panama	United Arab Emirates
Croatia	Japan	Poland	United Kingdom
Cyprus	Korea	Portugal	United States
Czech Republic	Kuwait	Qatar	Uzbekistan
Denmark	Latvia	Romania	Vietnam
Egypt	Lithuania	Russia	Zambia